Exhibit 10

Published CUSIP Number: 57163JAJ0

U.S. $4,000,000,000

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

dated as of June 10, 2016

among

MARRIOTT INTERNATIONAL, INC.

THE BANKS NAMED HEREIN

THE ISSUING BANKS NAMED HEREIN

BANK OF AMERICA, N.A.,

as Administrative Agent

JPMORGAN CHASE BANK, N.A.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

DEUTSCHE BANK SECURITIES INC.

and

WELLS FARGO SECURITIES, LLC,

as Joint Bookrunners

JPMORGAN CHASE BANK, N.A.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

DEUTSCHE BANK SECURITIES INC.

WELLS FARGO SECURITIES, LLC

THE BANK OF NOVA SCOTIA

CITIBANK, N.A

and

U.S. BANK NATIONAL ASSOCIATION,

as Joint Lead Arrangers

JPMORGAN CHASE BANK, N.A.

DEUTSCHE BANK SECURITIES INC.

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agents

THE BANK OF NOVA SCOTIA

CITIBANK, N.A

U.S. BANK NATIONAL ASSOCIATION

FIFTH THIRD BANK

GOLDMAN SACHS BANK USA

HSBC BANK USA, NATIONAL ASSOCIATION

and

SUNTRUST BANK,

as Documentation Agents

THE BANK OF NEW YORK MELLON

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

BARCLAYS BANK PLC

BNP PARIBAS GROUP

CAPITAL ONE BANK, NATIONAL ASSOCIATION

and

PNC BANK, NATIONAL ASSOCIATION,

as Managing Agents

		Page
ARTICLE IV CONDITIONS OF LENDING		83
SECTION 4.01	Conditions Precedent to Effectiveness	83
SECTION 4.02	Conditions Precedent to Each Revolving Loan Borrowing (other than the Acquisition Loan Borrowing), Swing Loan Borrowing and Letter of Credit Issuance	84
SECTION 4.03	Conditions Precedent to Each Competitive Bid Loan Borrowing	85
SECTION 4.04	Conditions Precedent to the Acquisition Loan Borrowing	86

ARTICLE V REPRESENTATIONS AND WARRANTIES		88
SECTION 5.01	Representations and Warranties of the Company	88

ARTICLE VI COVENANTS OF THE COMPANY		91
SECTION 6.01	Affirmative Covenants	91
SECTION 6.02	Negative Covenants	94

ARTICLE VII EVENTS OF DEFAULT		97
SECTION 7.01	Events of Default	97
SECTION 7.02	Actions in Respect of the Letters of Credit Upon Event of Default; L/C Cash Collateral Account; Investing of Amounts in the L/C Cash Collateral Account; Release	100

ARTICLE VIII THE ADMINISTRATIVE AGENT		102
SECTION 8.01	Authorization and Action	102
SECTION 8.02	Reliance, Etc	103
SECTION 8.03	The Agent and their Affiliates as Lenders	104
SECTION 8.04	Lender Credit Decision	105
SECTION 8.05	Indemnification	105
SECTION 8.06	Successor Administrative Agent	105

ARTICLE IX MISCELLANEOUS		106
SECTION 9.01	Amendments, Etc	106
SECTION 9.02	Notices, Etc	107
SECTION 9.03	No Waiver; Remedies	109
SECTION 9.04	Costs and Expenses	110
SECTION 9.05	Right of Set-off	111
SECTION 9.06	Binding Effect	112
SECTION 9.07	Assignments and Participations	112
SECTION 9.08	No Liability of the Issuing Banks	118
SECTION 9.09	Governing Law	118

ii

SCHEDULES
Schedule I	-	Swing Loan Banks
Schedule II	-	Address for Notices

EXHIBITS
Exhibit A-1	-	Form of Revolving Loan Note
Exhibit A-2	-	Form of Competitive Bid Loan Note
Exhibit B-1	-	Notice of [Revolving][Swing] Loan Borrowing
Exhibit B-2	-	Notice of Competitive Bid Loan Borrowing
Exhibit C-1	-	Form of Assignment and Acceptance
Exhibit C-2	-	Form of Participation Agreement
Exhibit C-3	-	Form of New Commitment Acceptance
Exhibit D-1	-	Form of Designation Letter
Exhibit D-2	-	Form of Termination Letter
Exhibit E	-	Form of Effective Date Notification

iii

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT (the “Agreement”) dated as of June 10, 2016 among MARRIOTT INTERNATIONAL, INC., a Delaware corporation (the “Company”), the banks listed on the signature pages hereof under the heading “Banks” (the “Banks”) and the other Lenders (as defined below) party hereto from time to time, JPMORGAN CHASE BANK, N.A., DEUTSCHE BANK SECURITIES INC. and WELLS FARGO BANK, NATIONAL ASSOCIATION, as syndication agents (the “Syndication Agents”) and BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders hereunder.

The Company is party to that certain Third Amended and Restated Credit Agreement dated as of July 18, 2013 with certain banks and Bank of America, N.A., as administrative agent (as amended to the date hereof, the “Existing Credit Agreement”), providing for extensions of credit to the Company and certain of its designated wholly owned subsidiaries in an aggregate principal amount up to but not exceeding $2,000,000,000 at any one time outstanding. The Company now wishes to amend and restate the Existing Credit Agreement to, among other things, extend the tenor of the credit facility evidenced thereby to the date that is five years following the Effective Date (as defined below) and to increase the size of the credit facility evidenced thereby to an aggregate principal amount of $4,000,000,000. In connection with the foregoing, the Company has requested, and the parties hereto agree that, effective on the Effective Date, the Existing Credit Agreement is amended and restated as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptance” means an Assignment and Acceptance or a New Commitment Acceptance.

“Acquisition” means the Company’s acquisition of Starwood Hotels & Resorts Worldwide, Inc. (the “Target”) pursuant to an Agreement and Plan of Merger dated as of November 15, 2015, as amended by that certain Amendment Number 1 to Agreement and Plan of Merger dated March 20, 2016, and as further amended or waived as permitted by Section 4.04(b) (together with all exhibits, schedules and disclosure letters thereto received by the Joint Bookrunners on or prior to March 20, 2016, the “Merger Agreement”).

“Acquisition Date” means the first date on which the Acquisition has been or is consummated and the Starwood Payoff has been or is effected.

“Acquisition Funding Date” means the first date if any, on which both (x) the Acquisition has been consummated (or, if elected by the Company, on which certificates for all mergers comprising the Acquisition have been submitted for filing in the relevant jurisdictions) and (y) either (i) the Starwood Payoff or (ii) the Starwood Reduction has occurred.

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

“Acquisition Loan Borrowing” has the meaning specified in Section 4.04.

“Adjusted Total Debt” means, as at any date, the sum for the Company and its Subsidiaries (determined on a Consolidated basis without duplication in accordance with GAAP) of:

(a) the aggregate principal amount of Debt for Borrowed Money of the Company and its Subsidiaries (other than any such Debt for Borrowed Money constituting Non-Recourse Indebtedness) outstanding on such date plus

(b) the amount, if any, by which the aggregate of all Guarantees by the Company and its Subsidiaries of Debt for Borrowed Money of others as of such date exceeds $500,000,000 minus

(c) for any calculation of Adjusted Total Debt as at a date on or prior to the earlier of the Acquisition Date and the Expiration Date, the aggregate amount of (i) unrestricted cash and cash equivalents of the Company and its Subsidiaries and (ii) cash and cash equivalents of the Company and its Subsidiaries to the extent (x) contractually limited in use and delivered in accordance with Section 2.2 of the Merger Agreement to the Exchange Agent (as defined in the Merger Agreement) or (y) subject to the Administrative Agent’s “administrative hold” in the manner described in the final paragraph of Section 4.04.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means, in respect of any Currency, such account as the Administrative Agent shall designate in a notice to the Company and the Lenders.

“Affected Person” has the meaning specified in Sections 2.12(j), 3.05(d), 3.06 and 3.08(a).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or, unless the reference is to an Affiliate of a Lender, is a Marriott Family Member or is a partner, member, director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agents” means, collectively, the Administrative Agent, the Syndication Agents and the Documentation Agents.

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

“Alternate Currency” means, at any time, (a) each of Euros, Sterling, Canadian Dollars, and each other currency (other than Dollars) that is approved in accordance with Section 1.07; and (b) in addition to the foregoing, for the purposes of Letters of Credit and Letter of Credit Loans only, Australian Dollars (AUD), Hong Kong Dollars (HKD), Japanese Yen (JPY), Singapore Dollars (SGD), and Swiss Francs (CHF).

“Anniversary Date” has the meaning specified in Section 2.15(a).

“Applicable Lending Office” means, with respect to each Lender, and for each Type and Currency of Loan, such Lender’s Domestic Lending Office in the case of a Base Rate Loan and such Lender’s Eurocurrency Lending Office in the case of a Eurocurrency Rate Loan or a Multicurrency Swing Loan and, in the case of a Competitive Bid Loan, the office of such Lender notified by such Lender to the Administrative Agent as its Applicable Lending Office with respect to such Competitive Bid Loan, or in any case such other office of such Lender or of an Affiliate of such Lender as such Lender may from time to time specify to the Administrative Agent and the Company.

“Applicable Margin” means, as of any date, the applicable margin set forth under the Eurocurrency Rate column set forth below, based upon the Public Debt Rating in effect on such date:

Public Debt Rating S&P/Moody’s	Eurocurrency Rate
Level 1 A-/A3 or higher	0.900%
Level 2 BBB+/Baa1	0.975%
Level 3 BBB/Baa2	1.050%
Level 4 BBB-/Baa3	1.300%
Level 5 Lower than Level 4	1.500%

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

“Applicable Percentage” means, as of any date, the applicable percentage set forth below under the Facility Fee column based upon the Public Debt Rating in effect on such date:

Public Debt Rating S&P/Moody’s	Facility Fee
Level 1 A-/A3 or higher	0.100%
Level 2 BBB+/Baa1	0.125%
Level 3 BBB/Baa2	0.150%
Level 4 BBB-/Baa3	0.200%
Level 5 Lower than Level 4	0.250%

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit C-1 hereto.

“Associated Dispositions” has the meaning specified in the definition of “Material Acquisition.”

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.04(a)(iii).

“Available Amount” means, at any time, with respect to any Letter of Credit, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing), provided, that if any Letter of Credit provides for future increases in the maximum amount available to be drawn under such Letter of Credit, then the “Available Amount” of such Letter of Credit shall mean, at any time, the maximum amount available to be drawn under such Letter of Credit after taking into account all increases in the availability thereunder; provided further that if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” and the “Available Amount” of such Letter of Credit shall mean the amount so remaining available to be drawn under such Letter of Credit.

“Avendra” means Avendra LLC, an independent professional procurement services company formed in 2001 by the Company, Hyatt Hotels Corporation, Bass Hotels and Resorts, Inc., ClubCorp USA Inc., and Fairmont Hotels and Resorts, Inc. which serves the North American hospitality market and selected industries, and its Subsidiaries.

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Banks” has the meaning specified in the recital of parties to this Agreement.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) the Eurocurrency Rate plus 1.00%.

The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan which bears interest as provided in Section 2.08(a)(i). All Base Rate Loans shall be denominated in Dollars.

“Bondable Lease Obligation” of any Person means the obligation of such Person as tenant under an operating lease, upon the occurrence of a significant underinsured casualty, an under-compensated governmental taking or the practical inability to operate the premises for an extended period of time due to force majeure or loss of a material permit, to make a payment to the landlord (or to make an irrevocable offer to purchase the landlord’s fee interest to avoid termination of such lease) in an amount that is calculated with reference to the landlord’s leasehold indebtedness.

“Borrowers” means, at any time, collectively, the Company (both as a Borrower and as guarantor under Article X of Loans made to the Designated Borrowers) and each Designated Borrower.

“Borrowing” means a Revolving Loan Borrowing, a Swing Loan Borrowing or a Competitive Bid Loan Borrowing.

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York, the state where the Administrative Agent’s Account with respect to Dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan or a Multicurrency Swing Loan, in each case, denominated in Euros, any fundings, disbursements, settlements and payments in Euros in respect of any such Eurocurrency Rate Loan or Multicurrency Swing Loan, or any other dealings in Euros to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan or Multicurrency Swing Loan, means a Target Operating Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan or a Multicurrency Swing Loan, in each case, denominated in a Currency other than Dollars or Euros, means any such day on which dealings in deposits in the relevant Currency are conducted by and between banks in the London or other applicable offshore interbank market for such Currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a Currency other than Dollars or Euros in respect of a Eurocurrency Rate Loan or a Multicurrency Swing Loan, in each case, denominated in a Currency other than Dollars or Euros, or any other dealings in any Currency other than Dollars or Euros to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan or Multicurrency Swing Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the Principal Financial Center with respect to such Currency.

“Canadian Dollars” and “C$” mean lawful money of Canada.

“Canadian Dollar Swing Loan Rate” means, for each Swing Loan denominated in Canadian Dollars, a rate per annum equal to the sum of the Applicable Margin for Eurocurrency Rate Loans plus the Eurocurrency Rate for a period comparable to the Interest Period for the relevant Swing Loan and for settlement on that day. Interest periods for Swing Loans denominated in Canadian Dollars shall not be more than ten Business Days.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, an Issuing Bank or Swing Loan Bank (as applicable) and the Lenders, as collateral for the Letter of Credit Outstandings, Swing Loan Outstandings, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Issuing Bank or Swing Loan Bank benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) such Issuing Bank or Swing Loan Bank (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

“Change of Control” means:

(a) any Person or two or more Persons acting in concert (other than a Significant Shareholder or group of Significant Shareholders) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Company (or other securities convertible into such Voting Stock) representing not less than 30% of the combined voting power of all Voting Stock of the Company; or

(b) during any period of up to 24 consecutive months, commencing on the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Company (together with any new director whose election by the board of directors or whose nomination for election by the stockholders of the Company was approved by a vote of at least two-thirds of the directors then in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease for any reason (other than solely as a result of (a) death or disability or (b) voluntary retirement of any individual in the ordinary course and not for reasons related to an actual or proposed change in control of the Company) to constitute a majority of the board of directors of the Company; or

(c) any Person or two or more Persons acting in concert (other than a Significant Shareholder or group of Significant Shareholders) shall have acquired the power to exercise, directly or indirectly, effective control for any purpose over Voting Stock of the Company (or other securities convertible into such securities) representing not less than 30% of the combined voting power of all Voting Stock of the Company.

Notwithstanding anything above to the contrary, the Acquisition shall not constitute or be deemed to result in a Change of Control.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“COLI Debt” means all Indebtedness of the Company or any of its Subsidiaries to the insurance company issuing the COLI Policies, if and for so long as:

(a) the aggregate principal amount of such Indebtedness is equal to or less than the aggregate account value of all COLI Policies at the time such Indebtedness is incurred by the Company and such Subsidiaries and at all times thereafter; and

(b) the documentation with respect to such Indebtedness limits the recourse of the insurance company issuing the COLI Policies, as lender, against the Company and such Subsidiaries for the payment of such Indebtedness directly to the ownership interest of the Company and its Subsidiaries in the COLI Policies.

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

“COLI Policies” means all corporate-owned life insurance policies purchased and maintained by the Company or any of its Subsidiaries to insure the lives of certain employees of the Company and its Subsidiaries.

“Commitment” means, as to any Lender, (i) the Dollar amount set forth opposite its name on the signature pages hereof or (ii) if such Lender has entered into one or more Acceptances, the amount set forth for such Lender in the Register, in each case as the same may be increased or reduced as expressly provided herein (including, without limitation, pursuant to Sections 2.06, 2.15(c), 2.18 and 3.08).

“Company” has the meaning specified in the recital of parties to this Agreement.

“Competitive Bid Loan” means a loan by a Lender to a Borrower as part of a Competitive Bid Loan Borrowing resulting from the auction bidding procedure described in Section 3.02.

“Competitive Bid Loan Borrowing” means a Borrowing by a Borrower from each of the Lenders whose offer to make one or more Competitive Bid Loans as part of such Borrowing has been accepted by the Company under the auction bidding procedure described in Section 3.02.

“Competitive Bid Loan Note” means a promissory note of a Borrower payable to any Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of such Borrower to such Lender resulting from a Competitive Bid Loan made by such Lender.

“Competitive Bid Loan Outstandings” means, at any time, the aggregate outstanding principal amount of Competitive Bid Loans (which shall be, in the case of Competitive Bid Loans denominated in an Alternate Currency, the Dollar Equivalent thereof at such time).

“Confidential Information” means information that the Company or any of its Subsidiaries or Affiliates furnishes to the Administrative Agent or any Lender other than any such information that is expressly marked “public” or otherwise is expressly designated in writing by the Person furnishing such information as not being “Confidential Information” hereunder, but does not in any event include any such information that (i) is or becomes generally available to the public or (ii) is or becomes available to such Person or Persons from a source other than the Company or any of its Subsidiaries or Affiliates, unless such Person has actual knowledge that (a) such source is bound by a confidentiality agreement or (b) such information has been previously furnished to such Person on a confidential basis.

“Consolidated” refers to the consolidation of accounts of the Company and its Subsidiaries in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has a meaning correlative thereto.

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

“Conversion”, “Convert” and “Converted” each refer to a conversion of Revolving Loans of one Type into Revolving Loans of the other Type pursuant to Section 2.14.

“Currency” means Dollars or any Alternate Currency.

“Debt for Borrowed Money” of any Person means:

(a) all indebtedness of such Person for borrowed money;

(b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c) all obligations of such Person as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases; and

(d) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities to the extent that such obligations support an obligation described in clauses (a) through (c) above.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means, subject to Section 3.10(b), any Lender that, as reasonably determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Loans, within three Business Days of the date required to be funded by it hereunder, unless such obligation is the subject of a good faith dispute, (b) has notified the Administrative Agent that it does not intend to comply with its funding obligations, unless such obligation is the subject of a good faith dispute, or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in writing to the Administrative Agent that it will comply with its funding obligations; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt by the Administrative Agent of such confirmation and, if any such funding obligation has come due, the Administrative Agent’s receipt of said funds together with any interest due thereon, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any proceeding seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, (ii) had a receiver, trustee, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority or regulatory body so long as such ownership interest does not result in or provide such Lender with

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority or regulatory body) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Departing Lender” has the meaning set forth in Section 9.19.

“Designated Borrower” means any Wholly-Owned Subsidiary of the Company, as to which a Designation Letter has been delivered to the Administrative Agent and as to which a Termination Letter has not been delivered to the Administrative Agent in accordance with Section 2.16.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Designated Lender” has the meaning specified in Section 2.16(b).

“Designation Letter” has the meaning specified in Section 2.16(a).

“Documentation Agents” means U.S. Bank National Association, Citibank, N.A., The Bank of Nova Scotia, Fifth Third Bank, Goldman Sachs Bank USA, SunTrust Bank and HSBC Bank USA, National Association, each in its capacity as a documentation agent.

“Dollar Equivalent” means, with respect to any amount denominated in an Alternate Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or an Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternate Currency.

“Dollars” and “$” mean lawful money of the United States of America.

“Dollar Swing Loan Banks” means, collectively, Bank of America, JPMorgan Chase Bank, N.A., Deutsche Bank AG New York Branch and Wells Fargo Bank, National Association and such other Lenders as shall, with the consent of each Dollar Swing Loan Bank, the Administrative Agent and the Company, have assumed all or any portion of the obligations of a Dollar Swing Loan Bank to make Swing Loans denominated in Dollars.

“Dollar Swing Loan Commitments” means, as to any Dollar Swing Loan Bank, (i) the Dollar amount set forth opposite its name on Schedule I hereto or (ii) if such Lender has entered into one or more Acceptances, the amount set forth for such Lender in the Register as being a Dollar Swing Loan Commitment; and the Dollar Swing Loan Commitments shall, in the aggregate, not exceed $150,000,000 at any time outstanding, as such amount may be increased or reduced as provided in Section 2.06 or as otherwise expressly provided in this Agreement.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in a writing delivered to the Administrative Agent on or prior to the Effective Date or in the Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Company and the Administrative Agent.

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EBITDA” means, for any period, net income (or net loss) plus the sum of (a) Interest Expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, and (e) non-recurring non-cash charges (including the cumulative effect of accounting changes), in each case determined in accordance with GAAP for such period.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 4.01.

“Eligible Assignee” means:

(a) a Lender and any Affiliate of such Lender;

(b) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $1,000,000,000;

(c) a savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $500,000,000;

(d) a commercial bank organized under the laws of any other country which is a member of the OECD or a political subdivision of any such country, and having total assets in excess of $1,000,000,000;

(e) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership or other entity) which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, and having total assets in excess of $150,000,000; or

(f) any other Person approved in writing by the Administrative Agent, the Issuing Banks, the Swing Loan Banks and, so long as no Event of Default has occurred and is continuing at such time, the Company.

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“EMU Legislation” means legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency (whether known as the euro or otherwise), being in part the implementation of the third stage of EMU.

“Environmental Law” means any federal, state or local law, rule, regulation, order, writ, judgment, injunction, decree, determination or award relating to the environment, health, safety or hazardous materials, including, without limitation, CERCLA, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Occupational Safety and Health Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person who for purposes of Title IV of ERISA is a member of the Company’s controlled group, or under common control with the Company, within the meaning of Section 414(b) or 414(c) of the Code.

“ERISA Event” means, with respect to any Person, (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan of such Person or any of its ERISA Affiliates unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the provision by the administrator of any Plan of such Person or any of its ERISA Affiliates of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA with respect to a termination described in Section 4041(c)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (c) the cessation of operations at a facility of such Person or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (d) the withdrawal by such Person or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (e) the failure by such Person or any members of its controlled group (within the meaning of Section 302(f)(6)(B) of ERISA) to make a payment to a Plan required under Section 302(f)(1)(A) and (B) of ERISA; (f) the adoption of an amendment to a Plan of such Person or any of its ERISA Affiliates requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (g) the institution by the PBGC of proceedings to terminate a Plan of such Person or any of its ERISA Affiliates, pursuant to Section 4042 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” means the single currency of Participating Member States of the European Union.

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

“Euro Swing Loan Rate” means, for any Swing Loan denominated in Euro, a rate equal to the sum of the Applicable Margin for Eurocurrency Rate Loans plus the Eurocurrency Rate for a period comparable to the Interest Period for the relevant Swing Loan denominated in Euros. Interest Periods for Swing Loans denominated in Euros shall not be more than ten Target Operating Days.

“Eurocurrency Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurocurrency Lending Office” in a writing delivered to the Administrative Agent on or prior to the Effective Date or in the Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Company and the Administrative Agent.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurocurrency Rate” means:

(a) with respect to any Loan:

(i) denominated in Dollars, Sterling, Euro or another LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or, if LIBOR is unavailable, a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or, if such screen page is not available, such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to (or in the case of Swing Loans denominated in Sterling, on the same Business Day as) the commencement of the applicable Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(ii) denominated in Canadian Dollars, the rate per annum equal to the Canadian Dealer Offered Rate (“CDOR”) or, if CDOR is unavailable, a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 10:00 a.m. (Toronto, Ontario time) on the Rate Determination Date with a term equivalent to such Interest Period;

(iii) denominated in any Currency other than Dollars, Sterling, Canadian Dollars or Euros, with respect to any Eurocurrency Rate Loan or any Multicurrency Swing Loan, in each case, a rate per annum determined by the Administrative Agent in accordance with market practice on such date for credit facilities comparable to the credit facility provided hereunder and approved by all the Lenders (at the time of and in conjunction with their approval to lend such Currency); and

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

(b) for any rate calculation with respect to a Base Rate Loan or a Dollar Swing Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 A.M., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; and if the Eurocurrency Rate shall be less than zero, such rate shall be deemed to be zero.

The Eurocurrency Rate for any Interest Period for each Eurocurrency Rate Loan comprising part of the same Revolving Loan Borrowing shall be determined by the Administrative Agent, two Business Days before (or, in the case of Eurocurrency Rate Loans denominated in Sterling, on) the first day of such Interest Period, subject, however, to the provisions of Section 2.09.

“Eurocurrency Rate Loan” means a Loan which bears interest as provided in Section 2.08(a)(iii).

“Eurocurrency Rate Reserve Percentage” of any Lender for any Interest Period for any Eurocurrency Rate Loan means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 7.01.

“Excluded Representations” means the representations and warranties set forth in (i) the last sentence of Section 5.01(b) (to the extent the representations and warranties set forth in such sentence relate to matters other than the Loan Documents), (ii) the last sentence of Section 5.01(e) and (iii) Sections 5.01(g), 5.01(h), 5.01(i) and 5.01(j).

“Excluded Taxes” has the meaning specified in Section 2.12(a).

“Existing Credit Agreement” has the meaning specified in the introduction hereto.

“Expiration Date” means the earlier of the occurrence of (a) December 31, 2016 without the Acquisition Date having occurred and (b) the termination (in accordance with the terms thereof) of the Merger Agreement prior to the consummation of the Acquisition.

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FDIC” means the Federal Deposit Insurance Corporation or any successor.

“Federal Funds Rate” means, for any day, a rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent. If the Federal Funds Rate determined pursuant to the foregoing sentence shall at any time be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Filing Election” has the meaning specified in Section 4.04(a).

“Final Termination Date” means, at any time, the latest occurring Termination Date in effect at such time.

“Foreclosure Guarantee” means any guarantee of secured Indebtedness the obligations under which guarantee are limited to providing that following foreclosure (or sale in lieu thereof) on all such security the guarantor will pay the holder of such Indebtedness the amount (if any) by which the aggregate proceeds received by such holder from such foreclosure or sale fall short of a specified amount, provided that such specified amount does not exceed 25% of the original principal amount of such secured Indebtedness.

“Foreign Currency Equivalent” means, with respect to any amount denominated in Dollars, the equivalent amount thereof in an Alternate Currency as determined by the Administrative Agent or an Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternate Currency with Dollars.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to an Issuing Bank, such Defaulting Lender’s pro rata share of the Letter of Credit Outstandings other than Letter of Credit Outstandings as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms of Section 3.10, and (b) with respect to a Swing Loan Bank, such Defaulting Lender’s pro rata share of Swing Loans made by such Swing Loan Bank other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms of Section 3.10.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, except that, with respect to the determination of compliance by the Company with the covenant set forth in Section 6.01(j), “GAAP” shall mean such principles in the United States of America as in effect as of the date of, and used in, the preparation of the audited financial statements of the Company referred to in Section 5.01(e).

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

“Granting Bank” has the meaning specified in Section 9.07(a).

“Guarantee” of any Person means (a) any obligation, contingent or otherwise, directly or indirectly guaranteeing any Debt for Borrowed Money of any other Person and (b) any other arrangement having the economic effect of a Guarantee and the principal purpose of which is to assure a creditor against loss in respect of Debt for Borrowed Money, in each case other than (i) the endorsement for collection or deposit in the ordinary course of business, (ii) any Foreclosure Guarantee, (iii) any Bondable Lease Obligation and (iv) recourse obligations that are limited to fraud, waste, misapplication of insurance or condemnation proceeds, certain bankruptcy events relating to such Person, environmental liabilities and other customary recourse exceptions to non-recourse indebtedness, except to the extent that such Person subsequently becomes liable for the underlying Indebtedness as the result of the occurrence of such an exception event. The amount of any Guarantee (other than for purposes of determining the Company’s obligations under Article X) shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made, and (b) the maximum amount for which such Person may be liable pursuant to the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such Person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

“Guaranteed Obligations” has the meaning specified in Section 10.01.

“Increasing Lender” means, in connection with any increase in the aggregate amount of the Commitments pursuant to Section 2.06(b), a Lender whose Commitment is increased pursuant to Section 2.06(b)(vi).

“Indebtedness” of any Person means (i) all Debt for Borrowed Money of such Person, (ii) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (iii) all Guarantees of such Person and (iv) to the extent not provided in clause (iii), all recourse obligations in respect of Non-Recourse Indebtedness.

“Indemnified Party” has the meaning specified in Section 9.04(b).

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Interest Expense” means, for any period, total interest expense (excluding all capitalized interest and amortization of debt discount, debt issuance costs and debt extinguishment costs) of the Company and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP.

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

“Interest Period” means:

(a) with respect to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or is Converted to or continued as a Eurocurrency Rate Loan and ending on the numerically corresponding day in the first or third calendar month thereafter (or the second or sixth calendar month thereafter (subject to availability), as the Company (on its own behalf and on behalf of any other Borrower) may, upon notice received by the Administrative Agent not later than 12:00 noon (New York City time) on the third (or the fourth, in the case of Eurocurrency Rate Loans denominated in an Alternate Currency other than Euros, Canadian Dollars or Sterling) Business Day prior to the first day of such Interest Period, select, or such other period that is twelve months or less requested by the Company and consented to by all the Lenders;

(b) with respect to each Base Rate Loan, the period commencing on the date of such Base Rate Loan and ending on the first Quarterly Date thereafter;

(c) with respect to each Competitive Bid Loan, the period commencing on the date of such Competitive Bid Loan and ending on the maturity date thereof determined in accordance with Section 2.02(c); and

(d) with respect to each Multicurrency Swing Loan, the period commencing on the date of such Swing Loan and ending on the maturity thereof, as notified by the Company in the relevant Notice of Swing Loan Borrowing;

provided that:

(i) the Company may not select any Interest Period that ends after the Final Termination Date;

(ii) Interest Periods commencing on the same date for Revolving Loans comprising part of the same Revolving Loan Borrowing shall be of the same duration; and

(iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided in the case of any Interest Period for a Eurocurrency Rate Loan, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Banks” means, collectively, (i) Bank of America, JPMorgan Chase Bank, N.A., Deutsche Bank AG New York Branch and Wells Fargo Bank, National Association, each as an issuer of any Letter of Credit, (ii) such other Lender as shall, with the consent of the applicable Issuing Bank, the Company and the Administrative Agent, have assumed the obligations of such Issuing Bank with respect to any or all Letters of Credit hereunder or (iii) such other Lender that agrees with the Company to be an Issuing Bank hereunder; provided that for so long as any Starwood Letter of Credit remains outstanding hereunder, the issuer of such Starwood Letter of Credit shall continue to be the Issuing Bank with respect to such Starwood Letter of Credit.

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

“Joint Lead Arrangers” means JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Wells Fargo Securities, LLC, The Bank of Nova Scotia, Citibank, N.A. and U.S. Bank National Association, each in its capacity as a joint lead arranger.

“Joint Bookrunners” means JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC, each in its capacity as a joint bookrunner.

“L/C Cash Collateral Account” has the meaning specified in Section 7.02(b).

“L/C Cash Collateral Account Collateral” has the meaning specified in Section 7.02(b).

“L/C Cash Collateral Account Investments” has the meaning specified in Section 7.02(c).

“L/C Cash Collateral Account Obligations” has the meaning specified in Section 7.02(e)(i).

“L/C Percentage” means as to any Issuing Bank (other than an Issuing Bank that is an Issuing Bank solely with respect to a Starwood Letter of Credit), such Issuing Bank’s share, expressed as a percentage, of the Letter of Credit Facility as the same may be adjusted from time to time, as a result of an agreement by such Issuing Bank, with the Company’s consent, to assume the obligations of another Issuing Bank with respect to any or all Letters of Credit issued by such other Issuing Bank or as a result of the addition of a new Issuing Bank, with the Company’s consent, in accordance with the terms hereof. On the Effective Date, the L/C Percentage of each Issuing Bank is 25%.

“L/C Related Documents” has the meaning specified in Section 3.04(c)(i).

“Lenders” means the Banks listed on the signature pages hereof and each Eligible Assignee that shall become a party hereto pursuant to Section 9.07 and shall include each Swing Loan Bank and each Issuing Bank.

“Letter of Credit” has the meaning specified in Section 2.04(a).

“Letter of Credit Agreement” has the meaning specified in Section 3.04(a).

“Letter of Credit Facility” means an aggregate amount not to exceed $250,000,000 at any time outstanding.

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

“Letter of Credit Loan” means a payment by an Issuing Bank of a draft drawn under any Letter of Credit pursuant to Section 3.04 or, without duplication, a payment by a Lender in respect thereof pursuant to Section 3.04.

“Letter of Credit Outstandings” means, at any time, the aggregate Available Amount of all Letters of Credit (which shall be, in the case of a Letter of Credit denominated in an Alternate Currency, the Dollar Equivalent thereof as at such time) plus the aggregate outstanding principal amount of all Letter of Credit Loans (which shall be, in the case of a Letter of Credit Loan denominated in an Alternate Currency, the Dollar Equivalent thereof as at such time).

“Leverage Ratio” means, as at the last day of any fiscal quarter of the Company ending on or after the date hereof, the ratio (determined on a Pro Forma Basis) of:

(a) Adjusted Total Debt as of such day, to

(b) Consolidated EBITDA for the period of four fiscal quarters ending on such day.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement having the practical effect of any of the foregoing, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loans” means all Revolving Loans, all Swing Loans, all Competitive Bid Loans and all Letter of Credit Loans.

“Loan Documents” means this Agreement, each Note, each Letter of Credit Document, each Designation Letter and each Termination Letter.

“Local Time” means, with respect to any Loan denominated, or any payment to be made, in Dollars, New York City time, and with respect to any Loan denominated, or any payment to be made, in an Alternate Currency, the local time in the place of settlement for such Alternate Currency as may be determined by the Administrative Agent or an Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Margin Regulations” means, collectively, Regulations T, U and X, as from time to time in effect, and any regulation replacing the same, of the Board of Governors of the Federal Reserve System, or any successor thereto.

“Marriott Family Member” means J.W. Marriott, Jr., Richard E. Marriott, any brother or sister of J.W. Marriott, Sr., any children or grandchildren of any of the foregoing, any spouses of any of the foregoing, or any trust or other entity established primarily for the benefit of one or more of the foregoing.

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

“Material Acquisition” means any acquisition of any Person (including by merger) or property (including any property for which a ground lease was entered into), in a single transaction or a series of integrated transactions for an aggregate consideration exceeding $400,000,000, and includes any associated dispositions for consideration exceeding $25,000,000 to the extent that binding and enforceable commitments for such dispositions are entered into in connection with, and are in effect on the date of consummation of, such acquisition (such dispositions, “Associated Dispositions”).

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations or properties of the Company and its Subsidiaries taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender under the Loan Documents or (c) the ability of the Company to perform its obligations under the Loan Documents.

“Material Subsidiary” means, at any time, a Subsidiary of the Company having (i) at least 10% of the total Consolidated assets of the Company and its Subsidiaries (determined as of the last day of the most recent fiscal quarter of the Company) or (ii) at least 10% of the Consolidated revenues of the Company and its Subsidiaries for the fiscal year of the Company then most recently ended.

“Merger Agreement” has the meaning specified in the definition of “Acquisition.”

“MICC” means Marriott International Capital Corporation, a Delaware corporation.

“Moody’s” means Moody’s Investors Service, Inc., or any successor by merger or consolidation to its business.

“Multicurrency Swing Loan” means a Swing Loan denominated in Euros, Canadian Dollars or Sterling.

“Multicurrency Swing Loan Banks” means, collectively, Bank of America, JPMorgan Chase Bank, N.A., Deutsche Bank AG New York Branch and Wells Fargo Bank, National Association and such other Lenders as shall, with the consent of each Multicurrency Swing Loan Bank, the Administrative Agent and the Company, have assumed all or any portion of the obligations of a Multicurrency Swing Loan Bank to make Multicurrency Swing Loans.

“Multicurrency Swing Loan Commitment” means, as to any Multicurrency Swing Loan Bank, (i) the Dollar amount set forth opposite its name on Schedule I hereto or (ii) if such Lender has entered into one or more Acceptances, the amount set forth for such Lender in the Register as being its Multicurrency Swing Loan Commitment; and the Multicurrency Swing Loan Commitments shall, in the aggregate, not exceed $150,000,000 at any time outstanding, as such amount may be increased or reduced as provided in Section 2.06 or as otherwise expressly provided in this Agreement.

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

“Multiemployer Plan” of any Person means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, and which is a defined benefit plan, to which such Person or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of such Person or any of its ERISA Affiliates and at least one Person other than such Person and its ERISA Affiliates or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under Section 4064 or Section 4069 of ERISA in the event such plan has been or were to be terminated.

“New Commitment Acceptance” means a New Commitment Acceptance executed and delivered by a New Lender, and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit C-3 hereto.

“New Lender” means, for purposes of Sections 2.06(b), 2.15(c) and 9.07(c), an Eligible Assignee, approved by the Administrative Agent, the Issuing Banks and the Swing Loan Banks (which approval shall not be unreasonably withheld), that the Company has requested to become a Lender hereunder pursuant to said Section 2.06(b) or 2.15(c).

“Non-Extension Notice Date” has the meaning specified in Section 2.04(a)(iii).

“Non-Recourse Indebtedness” means any Indebtedness of the Company or any of its Subsidiaries if, and so long as, such Indebtedness meets the requirements of clause (i), clause (ii), or clause (iii) below:

(i) Such Indebtedness is secured solely by Purchase Money Liens and:

(a) the instruments governing such Indebtedness limit the recourse (whether direct or indirect) of the holders thereof against the Company and its Subsidiaries for the payment of such Indebtedness to the property securing such Indebtedness (with customary exceptions, including, without limitation, recourse for fraud, waste, misapplication of insurance or condemnation proceeds, certain borrower bankruptcy events, and environmental liabilities); provided that any partial Guarantee by, or any other limited recourse for payment of such Indebtedness against, the Company or its Subsidiaries which is not expressly excluded from the definition of “Guarantee” in this Section 1.01 shall, to the extent thereof, constitute a Guarantee for purposes of the calculation of Adjusted Total Debt but shall not prevent the non-guaranteed and non-recourse portion of such Indebtedness from constituting Non-Recourse Indebtedness; and

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

(b) if such Indebtedness is incurred by the Company or a Subsidiary of the Company which is organized under the laws of the United States or any of its political subdivisions, either:

(x) (1) the holders of such Indebtedness shall have irrevocably agreed that in the event of any bankruptcy, insolvency or other similar proceeding with respect to the obligor of such Indebtedness, such holders will elect (pursuant to Section 1111(b) of the Federal Bankruptcy Code or otherwise) to be treated as fully secured by, and as having no recourse against such obligor or any property of such obligor other than, the property securing such Indebtedness, and (2) if, notwithstanding any election pursuant to clause (1) above, such holders shall have or shall obtain recourse against such obligor or any property of such obligor other than the property securing such Indebtedness, such recourse shall be subordinated to the payment in full in cash of the obligations owing to the Lenders and the Administrative Agent hereunder; or

(y) the property securing such Indebtedness is not material to the business, condition (financial or otherwise), operations or properties of the Company and its Subsidiaries, taken as a whole, as determined at the time such Indebtedness is incurred;

(ii) (a) The sole obligor of such Indebtedness (such obligor, a “Specified Entity”) is a corporation or other entity formed solely for the purpose of owning (or owning and operating) property which is (or may be) subject to one or more Purchase Money Liens, (b) such Specified Entity owns no other material property, (c) the sole collateral security provided by the Company and its Subsidiaries with respect to such Indebtedness (if any) consists of property owned by such Specified Entity and/or the capital stock of (or equivalent ownership interests in) such Specified Entity (provided that any partial Guarantee by, or any other limited recourse for payment of such Indebtedness against, the Company or its Subsidiaries which is not expressly excluded from the definition of “Guarantee” in this Section 1.01 shall, to the extent thereof, constitute a Guarantee for purposes of the calculation of Adjusted Total Debt but shall not prevent the non-guaranteed and non-recourse portion of such Indebtedness from constituting Non-Recourse Indebtedness), and (d) such Specified Entity conducts its business and operations separately from that of the Company and its other Subsidiaries; or

(iii) Such Indebtedness is COLI Debt.

“Note” means a Revolving Loan Note or a Competitive Bid Loan Note.

“Notice of Competitive Bid Loan Borrowing” has the meaning specified in Section 3.02(a).

“Notice of Issuance” has the meaning specified in Section 3.04(a).

“Notice of Revolving Loan Borrowing” has the meaning specified in Section 3.01(a).

“Notice of Swing Loan Borrowing” has the meaning specified in Section 3.03(a).

“OECD” means the Organization for Economic Cooperation and Development.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

“Operating Agreement” means an agreement between the Company or one of its Subsidiaries and the owner of a lodging or senior living facility pursuant to which the Company or such Subsidiary operates such lodging or senior living facility.

“Original Note” means a Note (as defined in the Existing Credit Agreement).

“Other Taxes” has the meaning specified in Section 2.12(b).

“Participant Register” has the meaning specified in Section 9.07(j).

“Participating Member State” means each state so described in any EMU Legislation.

“Participation Agreement” means a loan participation agreement in substantially the form of Exhibit C-2 hereto.

“PATRIOT Act” has the meaning specified in Section 9.16.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor.

“Permitted Liens” means any of the following:

(a) Liens for taxes, assessments and governmental charges or levies which are not yet due or are payable without penalty or of which the amount, applicability or validity is being contested by the Company or the Subsidiary whose property is subject thereto in good faith by appropriate proceedings as to which adequate reserves are being maintained;

(b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested or defended in good faith by appropriate proceedings, or which are suspended or released by the filing of lien bonds, or deposits to obtain the release of such Liens;

(c) pledges, deposits and other Liens made in the ordinary course of business to secure obligations under worker’s compensation laws, unemployment insurance, social security legislation or similar legislation or to secure public or statutory obligations;

(d) Liens to secure the performance of bids, tenders, contracts, leases or statutory obligations, or Liens to secure obligations under the Self-Insurance Program, or to secure surety, stay or appeal or other similar types of deposits, Liens or pledges (to the extent such Liens do not secure obligations for the payment of Debt for Borrowed Money);

(e) attachment or judgment Liens to the extent such Liens are being contested in good faith and by proper proceedings, as to which adequate reserves are being maintained (provided that any such Liens as to which enforcement has been commenced and is unstayed, by reason of pending appeal or otherwise, for a period of more than thirty consecutive days, do not, in the aggregate, secure judgments in excess of $25,000,000);

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(f) Liens on any property of any Subsidiary of the Company to secure Indebtedness owing by it to the Company or another Subsidiary of the Company;

(g) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes;

(h) Liens arising in connection with operating leases incurred in the ordinary course of business of the Company and its Subsidiaries;

(i) Liens created in connection with the L/C Cash Collateral Account;

(j) (i) subordination of any Operating Agreement to any ground lease and/or any mortgage debt of the owner or landlord, and (ii) any agreement by the Company or any of its Subsidiaries as operator to attorn to the holder of such mortgage debt, the lessor under such ground lease or any successor to either; and

(k) additional Liens upon cash and investment securities; provided that (i) the only obligations secured by such Liens are obligations arising under Swap Transactions entered into with one or more counterparties who are not Affiliates of the Company or any of its Subsidiaries and (ii) the aggregate fair market value of cash and investment securities covered by such Liens does not at any time exceed the greater of (x) the aggregate amount of the respective termination or liquidation payments that would be payable to such counterparties upon the occurrence of an event of default or other similar event as to which the Company or any of its Subsidiaries is the defaulting or affected party (subject to the application of any customary and reasonable collateral valuation discount percentages and minimum collateral transfer thresholds and timing provisions contained in the respective security and margin agreements) and (y) where applicable, an amount equal to the margin requirement imposed by a derivatives clearing organization for any Swap Transaction that is a “cleared” derivatives transaction.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, limited liability company, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Principal Financial Center” means, in the case of any Currency, the principal financial center of the country of issue of such Currency, as determined by the Administrative Agent.

“Pro Forma Basis” means that any calculation of the Leverage Ratio for a four (4) fiscal-quarter period that includes a Material Acquisition (such period, the “Measuring Period”) will give pro forma effect to such Material Acquisition as though it had occurred on the first day

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of such Measuring Period. Each determination of the Leverage Ratio made upon a Pro Forma Basis for a Measuring Period shall be made in good faith by the chief accounting officer of the Company (or another appropriate Responsible Officer of the Company designated by said chief accounting officer) in a manner factually supported by reasonable documentation, and in making any such determination:

(a) any Indebtedness (x) incurred in connection with such Material Acquisition shall be included and deemed to have been incurred as of the first day of such Measuring Period, and (y) retired or repaid in connection with such Material Acquisition or an Associated Disposition shall be excluded and deemed to have been retired as of the first day of such Measuring Period; and

(b) income statement items (whether positive or negative) attributable to (x) such Associated Dispositions shall be excluded and (y) any Person or property acquired as part of such Material Acquisition shall be included, in each case as of, and from and after, the first day of such Measuring Period.

“property” or “properties” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Public Debt Rating” means, as of any date, the lowest rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of long-term senior unsecured, non-credit enhanced debt issued by the Company. For purposes of the foregoing:

(a) if no Public Debt Rating shall be available from either S&P or Moody’s, the Applicable Margin and the Applicable Percentage will be set in accordance with Level 5 under the definition of “Applicable Margin” or “Applicable Percentage”, as the case may be;

(b) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined by reference to the available rating;

(c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Margin and the Applicable Percentage shall be based upon the higher rating, provided that if the lower rating falls more than one level below the higher rating (or in any event if the higher split rating is Level 4), then the Applicable Margin and the Applicable Percentage shall be based on the rating set forth in the level under the definition of “Applicable Margin” or “Applicable Percentage” immediately above the level for such lower rating; and

(d) if any rating established by S&P or Moody’s with respect to any class of long-term senior unsecured, non-credit enhanced debt issued by the Company shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change.

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The Company will endeavor to promptly notify the Administrative Agent of any change in any rating established by S&P or Moody’s for any class of long-term senior unsecured, non-credit enhanced debt issued by the Company.

“Purchase Money Lien” means any Lien on property, real or personal, acquired or constructed by the Company or any Subsidiary of the Company after December 30, 1994:

(a) to secure the purchase price of such property;

(b) that was existing on such property at the time of acquisition thereof by the Company or such Subsidiary and assumed in connection with such acquisition;

(c) to secure Indebtedness otherwise incurred to finance the acquisition or construction of such property (including, without limitation, Indebtedness incurred to finance the cost of acquisition or construction of such property within 24 months after such acquisition or the completion of such construction); or

(d) to secure any Indebtedness incurred in connection with any extension, refunding or refinancing of Indebtedness (whether or not secured and including Indebtedness under this Agreement) incurred, maintained or assumed in connection with, or otherwise related to, the acquisition or construction of such property;

provided in each case that (1) such Liens do not extend to or cover or otherwise encumber any property other than property acquired or constructed by the Company and its Subsidiaries after December 30, 1994, and (2) such Liens do not cover current assets of the Company or any of its Subsidiaries other than current assets that relate solely to other property subject to such Lien.

“Qualified Jurisdiction” means (i) the United States, any state thereof or the District of Columbia, (ii) England and Wales, (iii) Switzerland or (iv) any state, province or other political sub-unit of England and Wales or Switzerland.

“Quarterly Dates” means the last Business Day of each March, June, September and December, commencing on the first such date to occur after the Effective Date.

“Rate Determination Date” means two (2) Business Days prior to the commencement of the applicable Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent).

“Register” has the meaning specified in Section 9.07(d).

“Reincorporation Designated Lender” has the meaning specified in Section 2.18.

“Reincorporation Transaction” has the meaning specified in Section 2.18.

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“Required Lenders” means Lenders having at least 51% of the aggregate amount of the Commitments or, if the Commitments shall have terminated, Lenders holding at least 51% of the sum of (a) the aggregate unpaid principal amount of the Loans plus (b) the aggregate Available Amount of all Letters of Credit (computed, in the case of Loans and Letters of Credit denominated in an Alternate Currency, as the Dollar Equivalent thereof, as determined by the Administrative Agent); provided that, for purposes hereof, no Defaulting Lender shall be included in (x) the Lenders holding such amount of the Loans or Available Amount of Letters of Credit or having such amount of the Commitments or (y) determining the aggregate unpaid principal amount of the Loans or Available Amount of Letters of Credit or the Total Commitments. For purposes of this definition, the Available Amount of each Letter of Credit and the outstanding amount of each Swing Loan and Letter of Credit Loan shall be considered to be owed to the Lenders ratably according to the amounts of their respective Commitments (less the Commitment of each Defaulting Lender).

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief accounting officer, senior vice president – financial reporting, vice president – treasury, vice president – accounting policy, treasurer, assistant treasurer or controller of a Borrower, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Borrower and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Borrower designated in or pursuant to an agreement between the applicable Borrower and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Loan denominated in an Alternate Currency, (ii) each date of a continuation of a Loan denominated in an Alternate Currency, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternate Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any Letter of Credit Loan by an Issuing Bank with respect to any Letter of Credit denominated in an Alternate Currency, (iv) in the case of the Starwood Letters of Credit, the Effective Date, and (v) such additional dates as the Administrative Agent or any Issuing Bank shall determine or the Required Lenders shall require.

“Revolving Loan” means a Loan by a Lender to a Borrower as part of a Revolving Loan Borrowing and refers to a Base Rate Loan or a Eurocurrency Rate Loan, each of which shall be a “Type” of Revolving Loan.

“Revolving Loan Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type made by each of the Lenders pursuant to Section 2.01(a).

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“Revolving Loan Note” means a promissory note of a Borrower payable to any Lender, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Revolving Loans made by such Lender to such Borrower.

“Revolving Loan Outstandings” means, at any time, the then aggregate outstanding principal amount of all Revolving Loans (which shall be, in the case of Revolving Loans denominated in an Alternate Currency, the Dollar Equivalent thereof at such time).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor by merger or consolidation to its business.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternate Currency, same day or other funds as may be reasonably determined by the Administrative Agent or an Issuing Bank, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternate Currency.

“Sanction(s)” means any international economic or financial sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union or Her Majesty’s Treasury (“HMT”).

“Second Fee Payment Date” means the date that is the earlier of (x) the date on which the Acquisition is consummated and (y) the 120th day following the Effective Date.

“Self-Insurance Program” means the self-insurance program (including related self-funded insurance programs) established and maintained by the Company in the ordinary course of its business.

“Significant Shareholder” means any Person that:

(a) is either a Marriott Family Member or on the date hereof possesses, directly or indirectly, and such possession has been publicly disclosed, the power to vote 5% or more of the outstanding shares of common stock of the Company,

(b) is or hereafter becomes a spouse of or any other relative (by blood, marriage or adoption) of a Person described in clause (a),

(c) is or becomes a transferee of the interests of any of the foregoing Person or Persons by descent or by trust or similar arrangement intended as a method of descent, or

(d) is (x) an employee benefit or stock ownership plan of the Company or (y) a grantor trust established for the funding, directly or indirectly, of the Company’s employee benefit plans and programs.

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“Single Employer Plan” of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of such Person or any of its ERISA Affiliates and no Person other than such Person and its ERISA Affiliates or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“SLS Entity” means any of Marriott Senior Living Services, Inc. and Marriott Senior Living Services Investment 10, Inc. and each other Subsidiary of the Company that owns or operates a senior living services facility.

“SPC” has the meaning specified in Section 9.07(a).

“Specified Merger Agreement Representations” means such of the representations made by the Target (or its Affiliates) in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that the accuracy of any such representation is a condition to the Company’s (or the Company’s Affiliates’) obligations to close under the Merger Agreement or the Company has the right to terminate the Company’s (or the Company’s Affiliates’) obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement.

“Specified Representations” means the representations and warranties set forth in Section 3.09, clauses (i) and (ii) of Section 5.01(a), Section 5.01(b) (other than clauses (iii) and (iv), and the last sentence of Section 5.01(b), and in the case of clause (ii), only to the extent of any violation that would result in a Material Adverse Effect), Section 5.01(d), Section 5.01(l), Section 5.01(n) (the Target and its Subsidiaries shall not be included in such representations and warranties), Section 5.01(o) (the Target and its Subsidiaries shall not be included in such representations and warranties), Section 5.01(p) (the Target and its Subsidiaries shall not be included in such representations and warranties), and Section 5.01(q).

“Spot Rate” means, as of any date of determination thereof, with respect to any Alternate Currency, the rate at which such Alternate Currency may be exchanged into Dollars, or the rate at which Dollars may be exchanged into such Alternate Currency, as set forth at approximately 11:00 a.m. New York time on such date on the Reuters World Market Currency Page for such Alternate Currency (or such other commercially available source providing quotations of such Alternate Currency as may be designated by the Administrative Agent from time to time). In the event the Spot Rate is not available at such time for any reason with respect to any Alternate Currency, such Spot Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its Alternate Currency exchange operations in respect of such Alternate Currency are then being conducted, at or about 11:00 a.m. local time, on such date for the purchase of Dollars or such Alternate Currency for delivery two (2) Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Standby Letter of Credit” means any Letter of Credit that is not a Trade Letter of Credit.

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“Starwood Credit Agreement” means that certain Credit Agreement, dated as of November 30, 2012, by and among the Target, certain of its subsidiaries, as borrowers, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Citigroup Global Markets Inc., as syndication agent, Bank of America, N.A., HSBC Bank USA, National Association and Wells Fargo Bank, National Association, as documentation agents (including any amendments, supplements, modifications, refinancings or replacements thereof).

“Starwood Filed SEC Documents” has the meaning specified in Section 4.04(d).

“Starwood Letters of Credit” means each “Letter of Credit” outstanding on the Acquisition Date with the Target or any of its subsidiaries as account parties, that is denominated in Dollars or an Alternate Currency and is issued by a Lender that, in its sole discretion, has agreed to be an Issuing Bank solely with respect to such Letter of Credit, and described in a writing delivered to the Administrative Agent and the Lenders on or before the Effective Date.

“Starwood Payoff” has the meaning specified in Section 4.04(a).

“Starwood Reduced Commitment” has the meaning specified in Section 4.04(a).

“Starwood Reduction” has the meaning specified in Section 4.04(a).

“Sterling” means the lawful money of England.

“Sterling Swing Loan Rate” means, for each Swing Loan denominated in Sterling, a rate per annum equal to the sum of the Applicable Margin for Eurocurrency Rate Loans plus the Eurocurrency Rate for a period comparable to the Interest Period for the relevant Swing Loan and for settlement on that day. Interest periods for Swing Loans denominated in Sterling shall not be more than ten Business Days.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture, trust or estate of which more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, limited liability company or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries; provided that so long as accounts of Avendra are not Consolidated, Avendra will not be treated as a Subsidiary of the Borrower or a Subsidiary of any Subsidiary of the Borrower for purposes of this Agreement.

“Swap Transaction” means (a) any rate, basis, commodity, currency, debt or equity swap, (b) any cap, collar or floor agreement, (c) any rate, basis, commodity, currency, debt or equity exchange or forward agreement, (d) any rate, basis, commodity, currency, debt or equity option, (e) any other similar agreement, (f) any option to enter into any of the foregoing, (g) any investment management, master or other agreement providing for any of the foregoing and (h) any combination of any of the foregoing.

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“Swing Loan” means a Loan made by (a) a Swing Loan Bank pursuant to Section 2.03 or (b) any Lender pursuant to Section 3.03.

“Swing Loan Banks” means, collectively, the Dollar Swing Loan Banks and the Multicurrency Swing Loan Banks.

“Swing Loan Borrowing” means a borrowing consisting of a Swing Loan made by a Swing Loan Bank.

“Swing Loan Commitments” means, collectively, the Dollar Swing Loan Commitments and the Multicurrency Swing Loan Commitments.

“Swing Loan Outstandings” means, at any time, the aggregate outstanding principal amount of all Swing Loans (which shall be, in the case of Multicurrency Swing Loans, the Dollar Equivalent thereof at such time).

“Syndication Agents” has the meaning specified in the recital of parties to this Agreement.

“Target” has the meaning specified in the definition of “Acquisition.”

“Target Operating Day” means any day that is not (i) a Saturday or Sunday, (ii) Christmas Day or New Year’s Day or (iii) any other day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is not scheduled to operate (as determined by the Administrative Agent).

“Taxes” has the meaning specified in Section 2.12(a).

“Termination Date” of any Lender means the date five (5) years after the Effective Date (as the same may be extended or changed pursuant to Section 2.06(b), 2.15 or 9.07(a)(vi)) or, if earlier, the date of termination in whole of the Commitments pursuant to the second sentence of Section 2.06(a), pursuant to Section 2.10(c) or pursuant to Section 7.01.

“Termination Letter” has the meaning specified in Section 2.16(c).

“Total Available Commitments” means, (1) at any time prior to the earlier of the Acquisition Funding Date and the Expiration Date, the lesser of (A) $2,500,000,000 and (B) the then Total Commitments; (2) on the Acquisition Funding Date, the lesser of (A) $4,000,000,000 minus (solely if a Starwood Reduction is effected and solely prior to (but excluding) the date of the Starwood Payoff) the Starwood Reduced Commitment and (B) the then Total Commitments; (3) solely if the Acquisition Funding Date occurs by reason of a Filing Election, at any time after (but excluding) the Acquisition Funding Date and prior to (but excluding) the Acquisition Date, the lesser of (A) $2,500,000,000 and (B) the then Total Commitments; and (4) at any time thereafter, the Total Commitments.

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“Total Commitments” means, at any time, the Commitments of all the Lenders at such time. On the Effective Date, the Total Commitments are $4,000,000,000.

“Total Dollar Swing Loan Commitments” means $150,000,000, as such amount may be increased or reduced as provided in Section 2.06 or as otherwise expressly provided in this Agreement.

“Total Loan Outstandings” means, at any time, the sum of (i) the Revolving Loan Outstandings, (ii) the Competitive Bid Loan Outstandings and (iii) the Swing Loan Outstandings.

“Total Multicurrency Swing Loan Commitments” means $150,000,000, as such amount may be increased or reduced as provided in Section 2.06 or as otherwise expressly provided in this Agreement.

“Total Outstandings” means, at any time, the sum of (i) the Revolving Loan Outstandings, (ii) the Letter of Credit Outstandings, (iii) the Competitive Bid Loan Outstandings and (iv) the Swing Loan Outstandings.

“Trade Letter of Credit” means any Letter of Credit payable at sight that is issued for the benefit of a supplier to the Company or any of its Subsidiaries to effect payment to the supplier.

“Treaty on European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992, and came into force on November 1, 1993), as amended from time to time.

“Type” has the meaning specified in the definition of “Revolving Loan.”

“UCC” has the meaning specified in Section 7.02(e)(ii).

“Unused Commitments” means, at any time, as to any Lender, the aggregate amount of the Commitments of such Lender then unused and outstanding after deducting the portion of the Total Outstandings attributable to such Lender.

“Voting Stock” means capital stock issued by a corporation or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.

“Welfare Plan” means a welfare plan, as defined in Section 3(1) of ERISA.

“Wholly-Owned Subsidiary” of any Person means any Subsidiary of such Person 100% of the Voting Stock of which (other than directors’ qualifying shares or other shares held to satisfy legal or regulatory requirements) are directly or indirectly owned by such Person, or by one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

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“Withdrawal Liability” has the meaning specified in Part 1 of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each means “to but excluding” and the word “through” means “through and including.”

SECTION 1.03 Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in accordance with GAAP. All financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements referenced in Section 5.01(e), except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding anything to the contrary, any change in the accounting under GAAP for lease transactions, or for notes receivable, equity method investments or cost method investments that require mark-to-market adjustments through net income, will be disregarded for purposes of computing the Leverage Ratio and determining compliance with any other covenant under the Loan Documents.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Company and its Subsidiaries or to the determination of any amount for the Company and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

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SECTION 1.04 Other Interpretive Provisions. As used in this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any organization document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.05 Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.06 Exchange Rates; Currency Equivalents. The Administrative Agent or an Issuing Bank, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Loans and Letters of Credit denominated in Alternate Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Company hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Alternate Currency for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or an Issuing Bank, as applicable. Furthermore, wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a

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Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternate Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternate Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or an Issuing Bank, as the case may be.

SECTION 1.07 Additional Alternate Currencies. (a) The Company may from time to time request that Eurocurrency Rate Loans be made in a currency other than those specifically listed in clause (a) of the definition of “Alternate Currency” and/or Letters of Credit be issued in a currency other than those specifically listed in clauses (a) and (b) of the definition of “Alternate Currency;”provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars and a Dollar Equivalent thereof can be calculated. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent (and, if the requested currency is not Euro, Canadian Dollars or Sterling or an Alternate Currency previously approved by all Lenders, all Lenders). In the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable Issuing Bank.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 A.M., ten (10) Business Days prior to the date of the desired Borrowing or two (2) Business Days prior to the date of the desired Letter of Credit (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the Issuing Banks thereof. Each Lender (in the case of any such request pertaining to Eurocurrency Rate Loans where the consent of all Lenders is required pursuant to Section 1.07(a)) or each Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 A.M., five (5) Business Days (in the case of a desired Borrowing) or one (1) Business Day (in the case of a desired Letter of Credit) after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Lender or an Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or such Issuing Bank, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternate Currency hereunder for purposes of any Borrowings of Eurocurrency Rate Loans; and if the Administrative Agent and an Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternate Currency hereunder for purposes of any Letter of Credit issuances by such Issuing Bank. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.07, the Administrative Agent shall promptly so notify the Company.

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SECTION 1.08 Change of Currency. (a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent and the Company may agree from time to time and specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent and the Company may agree from time to time and specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

ARTICLE II

AMOUNTS AND TERMS OF THE LOANS

SECTION 2.01 The Revolving Loans.

(a) Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Loans to the Company and any Designated Borrower in Dollars or (in the case of any Eurocurrency Rate Loan only) in any Alternate Currency from time to time on any Business Day during the period from the Effective Date until the Termination Date of such Lender in an aggregate amount as to all Borrowers not to exceed at any time outstanding the amount of such Lender’s Commitment.

(b) Anything in this Agreement to the contrary notwithstanding, the Total Outstandings shall not (1) on the date of any extension of credit under this Agreement nor on the last day of an Interest Period for any outstanding Borrowing exceed the Total Available Commitments or (2) on the last Business Day of any month, or any other Business Day as the Administrative Agent may determine in its reasonable discretion (but not more frequently than once a week), exceed 103% of the Total Available Commitments.

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(c) Each Revolving Loan Borrowing shall be in an aggregate amount of not less than $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, in the case of Eurocurrency Rate Loans denominated in an Alternate Currency, the Foreign Currency Equivalent thereof (or, if less, an aggregate amount equal to the lesser of (x) the difference between the aggregate amount of a proposed Competitive Bid Loan Borrowing requested by the Company and the aggregate amount of Competitive Bid Loans offered to be made by the Lenders and accepted by the Company in respect of such Competitive Bid Loan Borrowing, if such Competitive Bid Loan Borrowing is made on the same date as such Revolving Loan Borrowing and (y) the then remaining Unused Commitments of the Revolving Lenders participating in such Borrowing, as applicable).

(d) Each Revolving Loan Borrowing shall (subject to Section 2.09(d)) consist of Revolving Loans of the same Type in the same Currency made on the same day by the Lenders ratably according to their respective Commitments.

(e) Within the limits set forth above, each Borrower may from time to time borrow, repay pursuant to Section 2.07 or prepay pursuant to Section 2.10 and reborrow under this Section 2.01.

SECTION 2.02 The Competitive Bid Loans.

(a) The Company may request the making of Competitive Bid Loan Borrowings to any Borrower in Dollars or in any Alternate Currency from time to time on any Business Day during the period from the Effective Date until the date occurring 30 days prior to the Final Termination Date in the manner set forth in Section 3.02, provided that, following the making of each Competitive Bid Loan Borrowing, the Total Outstandings shall not exceed the lesser of (1) the Total Available Commitments and (2) the aggregate amount of the Commitments scheduled to be in effect on the scheduled maturity date of the Competitive Bid Loans to be made as part of such Borrowing.

(b) Within the limits and on the conditions set forth in this Section 2.02, each Borrower may from time to time borrow under this Section 2.02, repay pursuant to Section 2.07 or prepay (if permitted pursuant to Section 2.10), and reborrow under this Section 2.02, provided that a Competitive Bid Loan Borrowing shall not be made within three Business Days of the date of any other Competitive Bid Loan Borrowing.

SECTION 2.03 The Swing Loans.

(a) The Company may request each Swing Loan Bank to make, and each Swing Loan Bank agrees, subject to the terms and conditions hereof including the provisions of Section 2.01(b), to make Swing Loans to any Borrower from time to time on any Business Day during the period from the date of the initial Borrowing until 15 Business Days before the then scheduled Termination Date of such Swing Loan Bank in an aggregate amount as to all Borrowers not to exceed at any time outstanding an amount equal to the lesser of (i) such Swing Loan Bank’s Swing Loan Commitment and (ii) the sum of (x) the aggregate Commitments of Lenders having Termination Dates falling on or after the proposed maturity date of such Swing Loan minus (y) the sum of (1) the Revolving Loan Outstandings, (2) the Letter of Credit Outstandings, and (3) the Competitive Bid Loan Outstandings.

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(b) The Borrowers shall be entitled, on and subject to the terms and conditions hereof, to borrow Swing Loans in Euros, Canadian Dollars or Sterling, provided, that the following provisions shall apply:

(i) Multicurrency Swing Loans shall be made by Bank of America, up to an amount equal to its Multicurrency Swing Loan Commitment, and thereafter, at the Company’s election, by any of the other Multicurrency Swing Loan Banks up to an amount equal to such Lender’s Multicurrency Swing Loan Commitment; and

(ii) the Dollar Equivalent of (x) the aggregate outstanding principal amount of all Multicurrency Swing Loans shall not at any time exceed the Total Multicurrency Swing Loan Commitments and (y) the aggregate outstanding principal amount of all Multicurrency Swing Loans made by any Multicurrency Swing Loan Bank shall not exceed such Lender’s Multicurrency Swing Loan Commitment.

(c) The Borrowers shall be entitled, on and subject to the terms and conditions hereof, to borrow Swing Loans in Dollars, provided, that the following provisions shall apply:

(i) Swing Loans in Dollars shall be made by Bank of America, up to an amount equal to its Dollar Swing Loan Commitment, and thereafter, at the Company’s election, by any of the other Dollar Swing Loan Banks up to an amount equal to such Lender’s Dollar Swing Loan Commitment; and

(ii) (x) the aggregate outstanding principal amount of all Swing Loans denominated in Dollars shall not at any time exceed the Total Dollar Swing Loan Commitments and (y) the aggregate outstanding principal amount of all Swing Loans denominated in Dollars made by any Dollar Swing Loan Bank shall not exceed such Lender’s Dollar Swing Loan Commitment.

(d) Within the limits of the Swing Loan Commitments, the Dollar Swing Loan Commitments, the Multicurrency Swing Loan Commitments and the aggregate Commitments as aforesaid, each Borrower may borrow under this Section 2.03, repay pursuant to Section 2.07 or prepay pursuant to Section 2.10 and reborrow under this Section 2.03.

(e) No Swing Loan Bank shall be obligated to make any Swing Loan if any Lender is at the time a Defaulting Lender and after giving effect to the reallocation under Section 3.10(a)(iv) such Swing Loan Bank continues to have actual or potential Fronting Exposure to such Defaulting Lender, unless such Swing Loan Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Swing Loan Bank (in its sole discretion) with the Company or such Defaulting Lender to eliminate such Swing Loan Bank’s actual or potential Fronting Exposure (after giving effect to Section 3.10(a)(iv)) with respect to such Defaulting Lender arising from either the Swing Loan then proposed to be made or that Swing Loan and all other Swing Loan Outstandings as to which such Swing Loan Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

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SECTION 2.04 The Letters of Credit.

(a) (i) Each Issuing Bank agrees, on the terms and conditions hereof including the limitations set forth in Section 2.01(b) and Section 2.04(b) and (c), to issue one or more letters of credit (each, a “Letter of Credit”) for the account of the Company, or, at the direction of the Company, for the account of any of its Subsidiaries or any other Person, and to amend or extend Letters of Credit previously issued by it in accordance with the terms hereof, from time to time on any Business Day during the period from the Effective Date until the date 30 days before the then scheduled Termination Date of such Issuing Bank.

(ii) No Letter of Credit shall have an expiration date (including all rights of the Company or other account party or the beneficiary thereof to require renewal of, or to have automatically renewed, such Letter of Credit) later than 30 days before the then scheduled Termination Date (as in effect on the date of issuance of the applicable Letter of Credit) of the Issuing Bank issuing such Letter of Credit unless such Issuing Bank has approved such expiration date, and such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Company with respect to such Letter of Credit; provided that, no Letter of Credit shall have an expiration date (including all rights of the Company or other account party or the beneficiary thereof to require renewal of, or to have automatically renewed, such Letter of Credit) later than the one year anniversary of the scheduled Termination Date of the relevant Issuing Bank (as in effect on the date of issuance of the applicable Letter of Credit).

(iii) If the Company so requests in any Letter of Credit Application for a Standby Letter of Credit, the relevant Issuing Bank may, in its sole discretion, agree to issue a Standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the relevant Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant Issuing Bank, the Company shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the relevant Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date that is not later than the 30th day prior to the then scheduled Termination Date (as in effect on the date of issuance of the applicable Letter of Credit) of such Issuing Bank; provided, however, that the relevant Issuing Bank shall not permit any such extension if (A) it has determined that it would not be permitted at such time to issue such Letter of Credit in its revised form (as extended) pursuant to the terms of this Agreement (by reason of the provisions of Section 2.04(b) or otherwise) or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the relevant Issuing Bank not to permit such extension.

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(iv) Within the limits of the Letter of Credit Facility, and subject to the terms hereof, the Company may request the issuance of Letters of Credit under Section 3.04, repay or prepay before demand any Letter of Credit Loans resulting from drawings thereunder pursuant to Section 2.07(d) and request the issuance of additional Letters of Credit under Section 3.04.

(b) No Issuing Bank shall issue, amend or renew any Letter of Credit if after giving effect thereto the Letter of Credit Outstandings exceeds an amount equal to the lesser of (x) the Letter of Credit Facility and (y) the aggregate Commitments of Lenders having Termination Dates falling on or after the expiration date of such Letter of Credit minus Total Loan Outstandings. Each Letter of Credit shall be denominated in Dollars or an Alternate Currency.

(c) No Issuing Bank shall be obligated to issue, amend or renew any Letter of Credit if:

(i) after giving effect thereto the Letter of Credit Outstandings with respect to Letters of Credit issued by such Issuing Bank would exceed an amount equal to the lesser of (x) such Issuing Bank’s L/C Percentage of the Letter of Credit Facility and (y) the aggregate Commitments of Lenders having Termination Dates falling on or after the expiration date of such Letter of Credit minus Total Loan Outstandings;

(ii) any order, judgment or decree of any governmental authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing, amending or renewing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance, amendment or renewal of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it;

(d) No Issuing Bank shall be obligated to issue any Letter of Credit if:

(i) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally;

(ii) such Issuing Bank does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency; or

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(iii) any Lender is at the time a Defaulting Lender and after giving effect to the reallocation under Section 3.10(a)(iv) such Issuing Bank continues to have actual or potential Fronting Exposure to such Defaulting Lender, unless such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Company or such Defaulting Lender to eliminate such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 3.10(a)(iv)) with respect to such Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Outstandings as to which such Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(e) No Issuing Bank shall amend any Letter of Credit if such Issuing Bank would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(f) No Issuing Bank shall be under any obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(g) The parties hereto agree that effective on the Acquisition Date, each Starwood Letter of Credit shall be deemed to be a “Letter of Credit” for all purposes of this Agreement, in each case be subject to the provisions hereof (including, without limitation, this Section 2.04 and Section 3.04).

(h) Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of the Company or another Person designated by the Company, the Company shall be obligated to reimburse the relevant Issuing Bank hereunder for any and all drawings under each Letter of Credit issued by it. The Company hereby acknowledges that the issuance, amendment and renewal of Letters of Credit for the account of its Subsidiaries or such other Persons designated by the Company inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries or such other Persons designated by the Company.

SECTION 2.05 Fees.

(a) Facility Fees. The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee on the average daily amount (whether used or unused) of such Lender’s Commitment from the Effective Date (in the case of each Bank), and from the effective date specified in the Acceptance pursuant to which it became a Lender (in the case of each other Lender), until the Termination Date of such Lender, payable in Dollars in arrears on each Quarterly Date during the term of such Lender’s Commitment, and on the Termination Date of such Lender, at a rate per annum equal to the Applicable Percentage in effect from time to time for facility fees.

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(b) Letter of Credit Compensation.

(i) The Company agrees to pay to the Administrative Agent for the account of each Lender a commission on such Lender’s pro rata share of the average daily aggregate Available Amount of (A) all Standby Letters of Credit outstanding from time to time and (B) all Trade Letters of Credit outstanding from time to time, in each case at the Applicable Margin in effect from time to time for Eurocurrency Rate Loans, payable in Dollars (the amount of which commission shall be determined, in the case of the Available Amount of Letters of Credit denominated in an Alternate Currency, on the basis of the Dollar Equivalent of such amount on the date payable) in arrears quarterly on each Quarterly Date and on the Termination Date of such Lender, commencing on the first Quarterly Date after the date hereof; provided, however, any such fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable Issuing Bank pursuant to Section 2.04(b)(iv) shall be payable, to the maximum extent permitted by applicable law, to the other Lenders in accordance with the upward adjustments in their respective pro rata shares allocable to such Letter of Credit pursuant to Section 3.10(a)(iv), with the balance of such fee, if any, payable to the applicable Issuing Bank for its own account.

(ii) The Company agrees to pay to each Issuing Bank, for its own account, (x) a fronting fee with respect to each Letter of Credit issued by such Issuing Bank, in an amount equal to the greater of (A) the product of 0.125% per annum of the average daily Available Amount of such Letter of Credit multiplied by the actual number of days such Letter of Credit was outstanding in such period, divided by 365 or 366, as applicable, which amount shall be payable in Dollars and calculated based on the Dollar Equivalent of any amount otherwise calculated in an Alternate Currency on the date when such amount is payable and (B) $500, payable quarterly in arrears on each Quarterly Date during which such Issuing Bank has acted in such capacity, and on the scheduled Termination Date of such Issuing Bank (if such Issuing Bank acted in such capacity up to such date), and (y) such customary fees and charges in connection with the issuance or administration of each Letter of Credit as may be agreed in writing between the Company and such Issuing Bank from time to time.

(c) Competitive Bid Loan Fee. The Company agrees to pay to the Administrative Agent for its own account a fee in the amount of $3,500 for each request made by the Company for a Competitive Bid Loan Borrowing pursuant to Section 3.02.

(d) Upfront Fees Payable to Lenders. Upfront fees on Lenders’ Commitments totaling $2,500,000,000 shall be fully earned, and payable by the Borrowers in full, on the Effective Date. Additional upfront fees on an amount equal to the excess, if any, of (i) the aggregate Commitments of all Lenders existing on the Second Fee Payment Date over (ii) $2,500,000,000 shall be fully earned, and payable by the Borrowers in full, on the Second Fee Payment Date, unless prior to the Second Fee Payment Date the Merger Agreement has been terminated without the Acquisition having been consummated. If prior to the Second Fee Payment Date the Merger Agreement has been terminated without the Acquisition having been consummated, no additional upfront fees shall be earned or payable. All upfront fees payable

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hereunder shall be for the ratable account of the Lenders based on their respective Commitments, and the aggregate amount of such upfront fees shall be determined in accordance with the amended and restated fee letter agreement dated June 6, 2016 among the Company, the Administrative Agent and one or more of the Joint Bookrunners.

(e) Other Fees. The Company agrees to pay to the Administrative Agent such fees as from time to time may be separately agreed between the Company and the Administrative Agent.

SECTION 2.06 Reductions and Increases of the Commitments.

(a) Commitment Reductions, Etc.

(i) The Commitment of each Lender shall be automatically reduced to zero on the Termination Date of such Lender. In addition, the Company shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that the Company may condition any such notice upon the consummation of an acquisition, disposition, financing or other event, provided further that (x) the Total Commitments shall not be reduced pursuant to this sentence to an amount which is less than the Total Outstandings, (y) each partial reduction shall be in an aggregate amount of at least $10,000,000 and (z) a reduction in the Commitments shall not be allowed if, as a result thereof, the Commitments would be reduced to an amount which is less than the sum of the Total Dollar Swing Loan Commitments plus the Total Multicurrency Swing Loan Commitments plus the Letter of Credit Facility. Each Commitment reduction pursuant to this Section 2.06(a)(i) shall be permanent (subject, however, to the rights of the Company under Section 2.06(b)).

(ii) If the Expiration Date occurs, the Total Commitments automatically and permanently (but subject to potential future increase under Section 2.06(b)) shall be reduced on such date, ratably among the Lenders, to $2,500,000,000 (or, if the Total Commitments were reduced in accordance with this Agreement on or prior to such date to a lesser amount, such lesser amount).

(iii) The Dollar Swing Loan Commitment of each Dollar Swing Loan Bank shall be automatically reduced to zero on the Termination Date of such Dollar Swing Loan Bank. In addition, the Company shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of their respective Dollar Swing Loan Commitments of the Dollar Swing Loan Banks, provided that the Company may condition any such notice upon the consummation of an acquisition, disposition, financing or other event, provided further that (x) the Total Dollar Swing Loan Commitments shall not be reduced pursuant to this sentence to an amount which is less than the aggregate outstanding principal amount of the Dollar Swing Loans at such time and (y) each partial reduction shall be in an aggregate amount of at least $10,000,000. Each Dollar Swing Loan Commitment reduction pursuant to this Section 2.06(a)(iii) shall be permanent (subject, however, to the rights of the Company under Section 2.06(b)).

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(iv) The Multicurrency Swing Loan Commitment of each Multicurrency Swing Loan Bank shall be automatically reduced to zero on the Termination Date of such Multicurrency Swing Loan Bank. In addition, the Company shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of their respective Multicurrency Swing Loan Commitments of the Multicurrency Swing Loan Banks, provided that the Company may condition any such notice upon the consummation of an acquisition, disposition, financing or other event, provided further that (x) the Total Multicurrency Swing Loan Commitments shall not be reduced pursuant to this sentence to an amount which is less than the aggregate outstanding principal amount of the Multicurrency Swing Loans at such time and (y) each partial reduction shall be in an aggregate amount of at least $10,000,000. Each Multicurrency Swing Loan Commitment reduction pursuant to this Section 2.06(a)(iv) shall be permanent (subject, however, to the rights of the Company under Section 2.06(b)).

(b) Optional Increases of Commitments.

(i) Not more than once in any calendar year, the Company may propose to increase the Total Commitments by an aggregate amount of not less than $10,000,000 or an integral multiple thereof (a “Proposed Aggregate Commitment Increase”) in the manner set forth below, provided that:

(1) no Default shall have occurred and be continuing either as of the date on which the Company shall notify the Administrative Agent of its request to increase the Total Commitments or as of the related Increase Date (as hereinafter defined);

(2) after giving effect to any such increase, the Total Commitments shall not exceed $4,500,000,000;

(3) after giving effect to any such increase, the Total Dollar Swing Loan Commitments shall not exceed $150,000,000; and

(4) after giving effect to any such increase, the Total Multicurrency Swing Loan Commitments shall not exceed $150,000,000.

(ii) The Company may request an increase in the aggregate amount of the Commitments by delivering to the Administrative Agent a notice (an “Increase Notice”, the date of delivery thereof to the Administrative Agent being the “Increase Notice Date”) specifying (1) the Proposed Aggregate Commitment Increase, (2) the amount, if any, by which the Company would like to increase the aggregate amount of the Dollar Swing Loan Commitments and/or the Multicurrency Swing Loan Commitments (which in each case shall be proportional to the amount of the Proposed Aggregate Commitment Increase), (3) the proposed date (the “Increase Date”) on which the Commitments would be so increased (which Increase Date may

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not be fewer than 30 nor more than 60 days after the Increase Notice Date) and (4) the New Lenders, if any, to whom the Company desires to offer the opportunity to commit to all or a portion of the Proposed Aggregate Commitment Increase and which New Lenders, if any, the Company desires the opportunity to commit to all or a portion of the Proposed Aggregate Commitment Increase that would increase the Dollar Swing Loan Commitments and/or the Multicurrency Swing Loan Commitments. The Administrative Agent shall in turn promptly notify each Lender of the Company’s request by sending each Lender a copy of such notice.

(iii) Not later than the date five days after the Increase Notice Date, the Administrative Agent shall notify each New Lender, if any, identified in the related Increase Notice of the opportunity to commit to all or any portion of the Proposed Aggregate Commitment Increase. Each such New Lender may irrevocably commit to all or a portion of the Proposed Aggregate Commitment Increase, representing any combination of Revolving Commitments, Dollar Swing Loan Commitments and Multicurrency Swing Loan Commitments, as applicable (such New Lender’s “Proposed New Commitment”) by notifying the Administrative Agent (which shall give prompt notice thereof to the Company) before 11:00 A.M. (New York City time) on the date that is 10 days after the Increase Notice Date; provided that:

(1) the Proposed New Commitment of each New Lender shall be in an aggregate amount not less than $10,000,000; and

(2) each New Lender that submits a Proposed New Commitment shall execute and deliver to the Administrative Agent (for its acceptance and recording in the Register) a New Commitment Acceptance in accordance with the provisions of Section 9.07 hereof, together with a processing and recordation fee of $3,500.

(iv) If the aggregate Proposed New Commitments of all of the New Lenders shall be less than the Proposed Aggregate Commitment Increase, then (unless the Company otherwise requests) the Administrative Agent shall, on or prior to the date that is 15 days after the Increase Notice Date, notify each Lender of (x) the opportunity to so commit to all or any portion of the Proposed Aggregate Commitment Increase not committed to by New Lenders pursuant to Section 2.06(b)(iii) and (y) the then-current Final Termination Date. Each Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to commit to all or a portion of such remainder, representing any combination of Revolving Commitments, Dollar Swing Loan Commitments and Multicurrency Swing Loan Commitments, as applicable (such Lender’s “Proposed Increased Commitment”) by notifying the Administrative Agent (which shall give prompt notice thereof to the Company) no later than 11:00 A.M. (New York City time) on the date five days before the Increase Date. In no event shall any Lender be obligated to increase its Commitments hereunder.

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(v) If the aggregate amount of Proposed New Commitments and Proposed Increased Commitments (such aggregate amount, the “Total Committed Increase”) equals or exceeds $10,000,000, then, subject to the conditions set forth in Section 2.06(b)(i):

(1) effective on and as of the Increase Date, the Total Commitments shall be increased by the Total Committed Increase (provided that the aggregate amount of the Commitments shall in no event be increased pursuant to this Section 2.06(b) to more than $4,500,000,000) and shall be allocated among the New Lenders and the Lenders as provided in Section 2.06(b)(vi);

(2) effective on and as of the Increase Date, the then current aggregate amount of the Dollar Swing Loan Commitments shall be increased by that portion of the Total Committed Increase representing a proportional increase in the Dollar Swing Loan Commitments, if any (provided that the Total Dollar Swing Loan Commitments shall in no event be increased pursuant to this Section 2.06(b) to more than $150,000,000);

(3) effective on and as of the Increase Date, the then current aggregate amount of the Multicurrency Swing Loan Commitments shall be increased by that portion of the Total Committed Increase representing a proportional increase in the Multicurrency Commitments, if any (provided that the Total Multicurrency Swing Loan Commitments shall in no event be increased pursuant to this Section 2.06(b) to more than $150,000,000);

(4) effective on and as of the Increase Date, the Termination Date of each New Lender that offers a Proposed New Commitment and of each Increasing Lender shall be changed to the Final Termination Date (notwithstanding any earlier Termination Date for such Lender which may then be in effect pursuant to Section 2.15); and

(5) on the Increase Date, if any Revolving Loans are then outstanding, the Borrowers shall borrow Revolving Loans from all or certain of the Lenders and/or (subject to compliance by the Company with Section 9.04(c)) prepay Revolving Loans of all or certain of the Lenders such that, after giving effect thereto, the Revolving Loans (including, without limitation, the Types, Currencies and Interest Periods thereof) shall be held by the Lenders (including for such purposes New Lenders) ratably in accordance with their respective Commitments (subject, however, to Section 2.09(d)).

If the Total Committed Increase is less than $10,000,000, then the Total Commitments shall not be changed.

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(vi) The Total Committed Increase shall be allocated among New Lenders having Proposed New Commitments and Lenders having Proposed Increased Commitments as follows:

(1) If the Total Committed Increase shall be at least $10,000,000 and less than or equal to the Proposed Aggregate Commitment Increase, then (x) the initial Commitment of each New Lender shall be such New Lender’s Proposed New Commitment and (y) the Commitment of each Lender shall be increased by such Lender’s Proposed Increased Commitment.

(2) If the Total Committed Increase shall be greater than the Proposed Aggregate Commitment Increase, then the Total Committed Increase shall be allocated:

(x) first to New Lenders (to the extent of their respective Proposed New Commitments) in such a manner as the Company and the Administrative Agent shall agree; and

(y) then to Lenders (to the extent of their respective Proposed Increased Commitments, if any) in such a manner as the Company shall determine in its sole discretion upon consultation with the Administrative Agent and the Syndication Agents; provided, that:

(A) the Proposed Increased Commitments representing a proportional increase in the Dollar Swing Loan Commitments to Dollar Swing Loan Banks (including such Lenders whose Proposed Increased Commitment includes a Dollar Swing Loan Commitment) on a pro rata basis based on the ratio of (i) each Dollar Swing Loan Bank’s Proposed Increased Commitment (if any) determined pursuant to clause (y) above and representing an increased Dollar Swing Loan Commitment to (ii) the aggregate amount of the Proposed Increased Commitments representing an increased Total Dollar Swing Loan Commitment, and

(B) the Proposed Increased Commitments representing a proportional increase in the Multicurrency Swing Loan Commitments to Multicurrency Swing Loan Banks (including such Lenders whose Proposed Increased Commitment includes a Multicurrency Swing Loan Commitment) on a pro rata basis based on the ratio of (i) each Multicurrency Swing Loan Bank’s Proposed Increased Commitment (if any) determined pursuant to clause (y) above and representing an increased Multicurrency Swing Loan Commitment to (ii) the aggregate amount of the Proposed Increased Commitments representing an increased Total Multicurrency Swing Loan Commitment.

(vii) No increase in the Commitments contemplated hereby shall become effective until the Administrative Agent shall have received (x) Revolving Loan Notes payable by each of the Borrowers to each New Lender and each Increasing Lender that has requested Notes and (y) evidence satisfactory to the Administrative Agent (including an update of paragraphs 2 and 4 of the opinion of counsel provided pursuant to Section 4.01(a)(iv)) that such increases in the Commitments, and borrowings thereunder, have been duly authorized.

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SECTION 2.07 Repayment.

(a) Revolving Loans. Each Borrower shall repay to the Administrative Agent for the account of each Revolving Lender the principal amount of each Revolving Loan made by such Lender to such Borrower, and each Revolving Loan made by such Lender shall mature, on the earlier of (i) the last day of the Interest Period for such Revolving Loan and (ii) the Termination Date of such Lender.

(b) Competitive Bid Loans. Each Borrower shall repay to the Administrative Agent for the account of each Lender which has made a Competitive Bid Loan to such Borrower, and each other holder of a Competitive Bid Loan of such Borrower, on the maturity date of each Competitive Bid Loan made to such Borrower (such maturity date being that specified by the Company for repayment of such Competitive Bid Loan in the related Notice of Competitive Bid Loan Borrowing delivered pursuant to Section 3.02 and provided in the Competitive Bid Loan Note, if any, evidencing such Competitive Bid Loan), the then unpaid principal amount of such Competitive Bid Loan.

(c) Swing Loans. Each Borrower shall repay to the Administrative Agent for the account of each Swing Loan Bank and each other Lender that has made a Swing Loan, the outstanding principal amount of each Swing Loan to such Borrower made by each of them on the earlier of (i) the maturity date specified in the applicable Notice of Swing Loan Borrowing (which maturity shall be no later than (x) the seventh day after the requested date of such Borrowing, in the case of a Swing Loan denominated in Dollars, (y) the tenth Business Day after the requested date of such Borrowing, in the case of a Swing Loan denominated in Sterling or Canadian Dollars and (z) the tenth Target Operating Day after the requested date of such Borrowing, in the case of a Swing Loan denominated in Euros) and (ii) the Termination Date of such Lender.

(d) Letter of Credit Loans. The Company shall repay to each Issuing Bank and each other Lender which has made a Letter of Credit Loan (including, without limitation, any Letter of Credit Loan arising out of payment of a Letter of Credit issued for the account of a Person other than the Company) the outstanding principal amount of each Letter of Credit Loan made by each of them on demand by the holder thereof (made in writing, or orally and confirmed immediately in writing, by telecopier/fax, telex, cable or electronic mail) and, in any event, on the Final Termination Date (and, with respect to each Lender, on the Termination Date of such Lender). The Company may prepay any Letter of Credit Loan at any time. The Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 3.01, 3.02 or 3.03 that such payment or prepayment be financed with a Revolving Loan Borrowing, a Competitive Bid Loan Borrowing or Swing Loan Borrowing in an equivalent amount and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Loan, Competitive Bid Loan or Swing Loan. Each Issuing Bank shall give notice to the Company of the making of any Letter of Credit Loan by such Issuing Bank and of the sale or assignment of any Letter of Credit Loan by it pursuant to Section 3.04(b), and each Lender shall give notice to the Company of any sale or assignment of any Letter of Credit Loan by it, in each case on the date on which such transaction takes place.

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(e) Certain Prepayments.

(i) If, as of the last Business Day of any month, or any other Business Day as the Administrative Agent may determine in its reasonable discretion, but not more frequently than once a week, during the period from the Effective Date until the Final Termination Date, (1) the Total Outstandings exceed (2) 103% of the then Total Available Commitments, the Administrative Agent shall use all reasonable efforts to give prompt written notice thereof to the Company, specifying the amount to be prepaid under this clause (i), and the Company shall, within two Business Days of the date of such notice, prepay the Loans, or cause Loans to be prepaid, in an amount so that after giving effect thereto the Total Outstandings do not exceed the Total Available Commitments; provided that any such payment shall be accompanied by any amounts payable under Section 9.04(c).

(ii) If, as of the last Business Day of any month, or any other Business Day as the Administrative Agent may determine in its reasonable discretion, but not more frequently than once a week, during the period from the Effective Date until the Final Termination Date, (1) the Dollar Equivalent of the aggregate outstanding principal balance of Multicurrency Swing Loans exceeds (2) 103% of the Total Multicurrency Swing Loan Commitments, the Administrative Agent shall use all reasonable efforts to give prompt written notice thereof to the Company, specifying the amount to be prepaid under this clause (iii), and the Company shall, within two Business Days of the date of such notice, prepay the Multicurrency Swing Loans, or cause Loans to be prepaid, in an amount so that after giving effect thereto the aggregate outstanding principal balance of Multicurrency Swing Loans (determined as aforesaid) does not exceed the Total Multicurrency Swing Loan Commitments.

(iii) In addition, if on the last day of any Interest Period the Total Outstandings would exceed 100% of the Total Available Commitments, the Administrative Agent shall use all reasonable efforts to give prompt written notice thereof to the Company, specifying the amount to be prepaid under this clause (iii), and the Company shall, within two Business Days of the date of such notice, prepay the Loans, or cause Loans to be prepaid, or reduce the requested Loans in such amounts that after giving effect to such action the Total Outstandings does not exceed the Total Available Commitments; provided that any such payment shall be accompanied by any amounts payable under Section 9.04(c).

(iv) The determinations of the Administrative Agent under this Section 2.07(e) shall be conclusive and binding on the Company and the other Borrowers in the absence of manifest error.

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SECTION 2.08 Interest.

(a) Ordinary Interest. Each Borrower shall pay interest on the unpaid principal amount of each Loan made by each Lender to such Borrower, from the date of such Loan until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Loans, Swing Loans in Dollars and Letter of Credit Loans. If such Loan is either a Revolving Loan, a Swing Loan that is denominated in Dollars or a Letter of Credit Loan which, in each case, bears interest at the Base Rate, a rate per annum equal at all times to the Base Rate in effect from time to time, payable on (A) each Quarterly Date while such Revolving Loan or Swing Loan is outstanding or (B) the last day of each month during which such Letter of Credit Loan is outstanding, and in each case, on the date such Revolving Loan, Swing Loan or Letter of Credit Loan shall be paid in full.

(ii) Multicurrency Swing Loans. If such Loan is a Swing Loan that is (x) denominated in Sterling, a rate per annum equal at all times to the Sterling Swing Loan Rate in effect from time to time, (y) denominated in Canadian Dollars, a rate per annum equal at all times to the Canadian Dollar Swing Loan Rate in effect from time to time and (z) denominated in Euros, a rate per annum equal at all times to the Euro Swing Loan Rate in effect from time to time, in each case payable on each Quarterly Date while such Swing Loan is outstanding and on the date such Swing Loan shall be paid in full.

(iii) Eurocurrency Rate Loans. If such Loan is a Eurocurrency Rate Loan, a rate per annum equal at all times during each Interest Period for such Loan to the sum of the Eurocurrency Rate for such Interest Period plus the Applicable Margin, payable on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, at three-month intervals following the first day of such Interest Period.

(iv) Competitive Bid Loans. If such Loan is a Competitive Bid Loan, a rate of interest for such Competitive Bid Loan specified by the Lender making such Competitive Bid Loan in its notice with respect thereto delivered pursuant to Section 3.02, payable on the interest payment date or dates specified by the Company for such Competitive Bid Loan in the related Notice of Competitive Bid Loan Borrowing delivered pursuant to Section 3.02 and as provided in the Competitive Bid Loan Note, if any, evidencing such Competitive Bid Loan.

(b) Default Interest. Notwithstanding the foregoing, each Borrower shall pay interest on (x) the unpaid principal amount of each Loan made by each Lender to such Borrower that is not paid when due, payable in arrears on the dates referred to in clause (a)(i), (a)(ii) or (a)(iii) above, at a rate per annum equal at all times to two percentage points (2%) per annum above the rate per annum required to be paid on such Loan pursuant to said clause (a)(i), (a)(ii) or (a)(iii) and (y) the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to two percentage points (2%) per annum above the rate per annum required to be paid on Base Rate Loans pursuant to clause (a)(i) above.

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(c) Interest Act (Canada). For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

SECTION 2.09 Interest Rate Determinations.

(a) [Intentionally omitted].

(b) The Administrative Agent shall give prompt notice to the Company and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.08(a)(i), (ii) and (iii).

(c) If in connection with any request for a Eurocurrency Rate Loan or a Conversion to or continuation of a Eurocurrency Rate Loan or a request for a Multicurrency Swing Loan, (i) the Administrative Agent determines that (x) deposits in the relevant Currency are not being offered to prime banks in the applicable offshore interbank market for such Currency for the applicable Interest Period or in the applicable amounts, or (y) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or Multicurrency Swing Loan in the relevant Currency or in connection with an existing or proposed Base Rate Loan or (ii) the Required Lenders determine that for any reason the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders or the Multicurrency Swing Loan Banks, as the case may be, to make or maintain Eurocurrency Rate Loans or Multicurrency Swing Loans, as applicable, in the affected Currency or Currencies shall be suspended (to the extent of the affected Eurocurrency Rate Loans, Multicurrency Swing Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of Swing Loans or a Borrowing of, Conversion to or continuation of, Eurocurrency Rate Loans, in each case, in the affected Currency or Currencies or, failing that, solely in the case of a Eurocurrency Rate Loan denominated in Dollars, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein. Notwithstanding the foregoing (but subject to the ability of a Borrower to revoke any request), in the case of a pending request for a Eurocurrency Rate Loan, or a Conversion to or continuation thereof, in an Alternate Currency as to which the Administrative Agent has made the determination described in this section, the Administrative Agent, in consultation with the Company and the Lenders, may establish an alternative interest rate that reflects the all-in-cost of funds to the Administrative Agent (assuming for this limited purpose that the Administrative Agent is acting as a Lender) for funding Loans in the applicable Currency and amount, and with the same Interest Period as the Eurocurrency Rate Loan requested to be made, Converted or continued, as the case may be

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(the “Impacted Loans”) and adjust the Applicable Margin as may be necessary to preserve the existing differentials between the underlying reference rate and Eurocurrency Rate Loans in such Currency, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (i) of the first sentence of this section, (2) the Required Lenders notify the Administrative Agent and the Company that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any applicable law has made it unlawful, or that any applicable governmental authority has asserted that it is unlawful, for such Lender or its Applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any applicable governmental authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Company written notice thereof.

(d) Notwithstanding anything in this Agreement to the contrary, no Lender whose Termination Date falls prior to the last day of any Interest Period for any Eurocurrency Rate Loan (a “Relevant Lender”) shall participate in such Loan. Without limiting the generality of the foregoing, no Relevant Lender shall (i) participate in a Borrowing of any Eurocurrency Rate Loan having an initial Interest Period ending after such Lender’s Termination Date, (ii) have any outstanding Eurocurrency Rate Loan continued for a subsequent Interest Period if such subsequent Interest Period would end after such Lender’s Termination Date or (iii) have any outstanding Base Rate Loan Converted into a Eurocurrency Rate Loan if such Eurocurrency Rate Loan would have an initial Interest Period ending after such Lender’s Termination Date. If any Relevant Lender has outstanding a Eurocurrency Rate Loan that cannot be continued for a subsequent Interest Period pursuant to clause (ii) above or has outstanding a Base Rate Loan that cannot be Converted into a Eurocurrency Rate Loan pursuant to clause (iii) above, such Lender’s ratable share of such Eurocurrency Rate Loan (in the case of said clause (ii)) shall be repaid by the relevant Borrower on the last day of its then current Interest Period and such Lender’s ratable share of such Base Rate Loan (in the case of said clause (iii)) shall be repaid by the relevant Borrower on the day on which the Loans of Lenders unaffected by said clause (iii) are so Converted. Subject to the terms and conditions of this Agreement, the Borrowers may fund the repayment of the Relevant Lenders’ ratable shares of such Eurocurrency Rate Loans and Base Rate Loans by borrowing from Lenders hereunder that are not Relevant Lenders.

SECTION 2.10 Prepayments.

(a) The Borrowers shall have no right to prepay any principal amount of any Revolving Loan or Swing Loan other than as provided in subsection (b) below. Unless otherwise agreed by the relevant Lender in its sole discretion, no Borrower shall have the right to prepay any principal amount of any Competitive Bid Loan of such Lender except on the terms specified by the Company for such Competitive Bid Loan in the related Notice of Competitive Bid Loan Borrowing delivered pursuant to Section 3.02 and set forth in the Competitive Bid Loan Note, if any, evidencing such Competitive Bid Loan.

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(b) Each Borrower may without premium or penalty, (i) upon at least the number of Business Days’ prior notice specified in the first sentence of Section 3.01(a) with respect to any Revolving Loan of the same Type (such notice must be in a form reasonably acceptable to the Administrative Agent), (ii) upon notice by no later than 11:00 A.M. (New York City time) on the date of prepayment of any Swing Loan denominated in Dollars, or (iii) upon notice by no later than 11:00 AM (London time) one Business Day prior to the date of prepayment of any Multicurrency Swing Loan, in any case given to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given, such Borrower shall, prepay the outstanding principal amounts of the Loans made to such Borrower comprising part of the same Revolving Loan Borrowing or Swing Loan Borrowing, as the case may be, in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided that the Company may condition any such notice upon the consummation of an acquisition, disposition, financing or other event; provided further, however, that (x) each partial prepayment (other than any prepayment of any Swing Loan) shall be in an aggregate principal amount not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof (or the Foreign Currency Equivalent of such respective amounts in the case of Loans denominated in an Alternate Currency) and (y) if any prepayment of any Eurocurrency Rate Loans shall be made on a date which is not the last day of an Interest Period for such Loans (or on a date which is not the maturity date of such Swing Loans), such Borrower shall also pay any amounts owing to each Lender pursuant to Section 9.04(c) so long as such Lender makes written demand upon such Borrower therefor (with a copy of such demand to the Administrative Agent) within 20 Business Days after such prepayment.

(c) Upon the occurrence of a Change of Control, if so requested in writing by the Required Lenders through the Administrative Agent within thirty (30) days after the Company notifies the Administrative Agent of the occurrence of such Change of Control, (i) the Company shall, on a day not later than five Business Days after the date of such request, prepay and/or cause to be prepaid the full principal of and interest on the Loans and all other amounts whatsoever payable under this Agreement (including without limitation amounts payable under Section 9.04(c) as a result of such prepayment) and provide cash collateral for all outstanding Letters of Credit as provided in Section 7.02 (as if an Event of Default had occurred and was continuing) and (ii) the Commitments shall, on the date of such request, forthwith terminate.

(d) If (i) the obligations of the Company under Article X with respect to any outstanding Guaranteed Obligations owing by any Designated Borrower (herein, the “Affected Borrower”) shall for any reason (x) be terminated, (y) cease to be in full force and effect or (z) not be the legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms, and (ii) such condition continues unremedied for 15 days after written notice thereof shall have been given to the Company by the Administrative Agent or any Lender, then the Affected Borrower shall, no later than the 15th day after the date of such notice, prepay (and the Company shall cause to be prepaid) the full principal of and interest on the Loans owing by such Affected Borrower and all other amounts whatsoever payable hereunder by such Affected Borrower (including, without limitation, all amounts payable under Section 9.04(c) as a result of such prepayment).

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SECTION 2.11 Payments and Computations.

(a) All payments of principal of and interest on each Loan in a particular Currency shall be made in such Currency except all payments of principal of and interest on each Letter of Credit Loan denominated in an Alternate Currency shall be made in Dollars in the Dollar Equivalent of the Alternate Currency payment amount.

(b) (i) All payments of principal of and interest on the Loans and all other amounts whatsoever payable by a Borrower under this Agreement and the other Loan Documents shall be made in Same Day Funds, without condition or deduction for any setoff, defense, recoupment or counterclaim, to the Administrative Agent’s Account for the relevant Currency, not later than 11:00 A.M. (New York City time) (in the case of amounts payable in Dollars) or 11:00 A.M. Local Time in the location of the Administrative Agent’s Account (in the case of amounts payable in an Alternate Currency), on the day when due, provided that, without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States, and, if, for any reason, any Borrower is prohibited by any law from making any required payment hereunder in an Alternate Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternate Currency payment amount; provided further that if a new Loan is to be made by any Lender to any Borrower on a date on which such Borrower is to repay any principal of an outstanding Loan of such Lender in the same Currency, such Lender shall apply the proceeds of such new Loan to the payment of the principal to be repaid and only an amount equal to the difference between the principal to be borrowed and the principal to be repaid shall be made available by such Lender to the Administrative Agent as provided in Article III or paid by such Borrower to the Administrative Agent pursuant to this Section 2.11, as the case may be.

(ii) The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or fees ratably (other than amounts payable pursuant to Section 2.02, 2.09(d), 2.12, 2.15(c) or 3.05) to the Lenders entitled thereto for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

(iii) Upon its acceptance of an Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date specified in such Acceptance the Administrative Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned or assumed thereby to the Lender assignee or New Lender thereunder (as the case may be). The parties to each Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(c) All computations of interest based on the Eurocurrency Rate (other than with respect to Base Rate Loans) will be made by the Administrative Agent on the basis of a year of 360 days, except that (i) with respect to any Loan denominated in Sterling such computations will be made by the Administrative Agent on the basis of a year of 365 days and (ii) with respect to any Loan denominated in an Alternate Currency (other than Sterling, Canadian Dollars and Euro) such computations will be made by the Administrative Agent in

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accordance with market practice for such Alternate Currency, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. All computations of interest in respect of Base Rate Loans and of facility fees and letter of credit commission will be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, facility fee, or letter of credit commission, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each relevant Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that such Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

(f) Anything in Sections 2.07 or 2.08 to the contrary notwithstanding, and without prejudice to Sections 2.08(b) or 7.01(a), if any Borrower shall fail to pay any principal or interest denominated in an Alternate Currency within one Business Day after the due date therefor in the case of principal and three Business Days after the due date therefor in the case of interest (without giving effect to any acceleration of maturity under Article VII), the amount so in default shall automatically be redenominated in Dollars on the day one Business Day after the due date therefor in the case of a principal payment and three Business Days after the due date therefor in the case of an interest payment in an amount equal to the Dollar Equivalent of such principal or interest.

SECTION 2.12 Taxes.

(a) Any and all payments by each Borrower hereunder or under the other Loan Documents shall be made, in accordance with Section 2.11, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender (which for all purposes of this Section 2.12 shall include each Issuing Bank) and the Administrative Agent, taxes imposed on or measured by its net income (including alternative

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minimum taxable income), franchise taxes imposed on it, by any jurisdiction under the laws of which such Person is organized or in which such Person is resident or doing business, or any political subdivision thereof and any United States federal withholding tax that would not have been imposed but for a failure by a Lender (or any financial institution through which any payment is made to such Lender) to comply with the procedures, certifications, information reporting, disclosure, or other related requirements of FATCA (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”, and all such excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Excluded Taxes”). If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any of the other Loan Documents to any such Person, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Person receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, each Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any of the other Loan Documents or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes or the other Loan Documents (hereinafter referred to as “Other Taxes”).

(c) Each Borrower will indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.12) paid in good faith by such Lender or the Administrative Agent (as the case may be) and any liability (including, without limitation, penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; provided, however, that (i) no Borrower shall be liable to any Person, as the case may be, for any liability arising from or with respect to Taxes or Other Taxes, which results from the gross negligence or willful misconduct of such Lender or the Administrative Agent, as the case may be, (ii) so long as no Event of Default has occurred and is continuing, such Lender or the Administrative Agent, as applicable, shall use its reasonable best efforts to cooperate with each Borrower in contesting any Taxes or Other Taxes which such Borrower reasonably deems to be not correctly or legally asserted or otherwise not due and owing and (iii) no Borrower shall be liable to such Lender or the Administrative Agent, as the case may be, for any such liability arising prior to the date 120 days prior to the date on which such Person first makes written demand upon such Borrower for indemnification therefor. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes by a Borrower, such Borrower will furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing payment thereof.

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(e) (i) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank and on the date of the Acceptance pursuant to which it becomes a Lender in the case of each other Lender, on or before the date that such form expires or becomes obsolete or after the occurrence of any event within the control of such Lender (including a change in Applicable Lending Office but not including a change in law) requiring a change in the most recent form so delivered by it, and from time to time thereafter if requested in writing by the Company (but only so long thereafter as such Lender remains lawfully able to do so), shall provide the Company with either Internal Revenue Service form W-8BENE (or W-8BEN, as applicable) or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying in the case of form W-8BENE (or W-8BEN, as applicable) that such Lender is either (i) entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments under this Agreement or (ii) a Portfolio Interest Eligible Non-Bank (as defined below) or certifying in the case of form W-8ECI that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero (or if such Lender cannot provide at such time such form because it is not entitled to reduced withholding under a treaty and the payments are not effectively connected income), withholding tax at such rate (or at the then existing U.S. statutory rate if the Lender cannot provide such a form) shall be considered excluded from “Taxes” as defined in Section 2.12(a) unless and until such Lender provides the appropriate form certifying that a zero rate applies, whereupon withholding tax at such zero rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was in compliance with the provisions of Section 9.07(h) and was entitled to payments under Section 2.12(a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term “Taxes” shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States interest withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this Section 2.12(e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BENE (or W-8BEN, as applicable) or W-8ECI, that the relevant Lender considers to be confidential, such Lender shall give notice thereof to the Company and shall not be obligated to include in such form or document such confidential information. For purposes of this paragraph (e) the term “Portfolio Interest Eligible Non-Bank” means a Lender that certifies in form and substance reasonably satisfactory to the Borrower that (i) it is not a bank within the meaning of Code section 881(c)(3)(A), (ii) it is not a 10% shareholder of any Borrower within the meaning of Code section 881(c)(3)(B) and (iii) it is not a controlled foreign corporation related to any Borrower within the meaning of Code section 881(c)(3)(C).

(ii) In addition, upon the reasonable request of the Company (through the Administrative Agent) on behalf of any Borrower that is not a U.S. Borrower, each Lender will use all reasonable efforts to provide to such Borrower (if it can do so without material cost to such Lender) such forms or other documentation as may be requested by such Borrower in order to cause interest on Loans to such Borrower, to the fullest extent permitted by applicable law, to be subject to a reduced rate of

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withholding under the laws of the jurisdiction of organization of such Borrower; and if any such form or document requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof, that the relevant Lender considers to be confidential, such Lender shall give notice thereof to the Company and shall not be obligated to include in such form or document such confidential information.

(iii) For purposes of determining withholding Taxes imposed under FATCA, from and after the Effective Date, the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(f) For any period with respect to which a Person that is required pursuant to Section 2.12(e) to provide a Borrower with any documentation described therein but has failed to provide a Borrower with such documentation or notice that it cannot provide such form or other documentation (other than if such failure is due to a change in law occurring subsequent to the date on which a form or other documentation originally was required to be provided, or if such form or other documentation otherwise is not required under the first sentence of subsection (e) above), such Person shall not be entitled to indemnification under Section 2.12(a) with respect to Taxes; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form or other documentation required hereunder, the relevant Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

(g) Any Lender claiming any additional amounts payable pursuant to this Section 2.12 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(h) Notwithstanding any contrary provisions of this Agreement, in the event that a Lender that originally provided such form or other documentation as may be required under Section 2.12(e) thereafter ceases to qualify for complete exemption from withholding tax, such Lender may assign its interest under this Agreement to any Eligible Assignee and such assignee shall be entitled to the same benefits under this Section 2.12 as the assignor provided that the rate of withholding tax applicable to such assignee shall not exceed the rate then applicable to the assignor.

(i) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.12 shall survive the payment in full of principal and interest hereunder and under the other Loan Documents and the termination of the Commitments.

(j) If a Borrower is required to pay any Lender any Taxes under the last sentence of Section 2.12(a) or under Section 2.12(c), such Lender shall be an “Affected Person”, and the Company shall have the rights set forth in Section 3.08 to replace such Affected Person.

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(k) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent, at the time or times prescribed by applicable law and at such time or times reasonably requested by the Company or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (k), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Notwithstanding any other provision of this clause (k), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

SECTION 2.13 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving Loans, the Swing Loans or the Letter of Credit Loans made by it (other than pursuant to Section 2.09(d), 2.12, 2.15(c), 2.18, 3.05, 3.08 or 9.04(c)) in excess of its ratable share of payments on account of the Revolving Loans, the Swing Loans or the Letter of Credit Loans obtained by all such Lenders, such Lender shall forthwith purchase from such other Lenders such participations in the Revolving Loans, the Swing Loans or the Letter of Credit Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, provided, however, that, (x) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered and (y) the provisions of this Section shall not be construed to apply to (i) any payment made by or on behalf of a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender). Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

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SECTION 2.14 Conversion and Continuation of Revolving Loans.

(a) Optional. Each Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 12:00 noon (New York City time) on (x) the third (or the fourth, in the case of Eurocurrency Rate Loans denominated in an Alternate Currency) Business Day prior to the date of the proposed Conversion into, or continuation of, Eurocurrency Rate Loans and (y) the first Business Day prior to the date of the proposed Conversion into Base Rate Loans, and, in each case, subject to the provisions of Section 3.05, (A) Convert all or any portion of the Revolving Loans of one Type denominated in Dollars comprising the same Revolving Loan Borrowing into Revolving Loans of the other Type denominated in Dollars or (B) continue any outstanding Revolving Loan without changing its Type; provided, however, that any Conversion of Eurocurrency Rate Loans denominated in Dollars into Base Rate Loans shall be made only on the last day of an Interest Period for such Eurocurrency Rate Loans and any Conversion of Base Rate Loans into Eurocurrency Rate Loans denominated in Dollars shall be in an amount not less than the minimum amount specified in Section 3.01(b). Each such notice of Conversion or continuation shall, within the restrictions specified above, specify (i) the date of such Conversion or continuation, (ii) the Revolving Loans to be Converted or continued and (iii) if such Conversion is into Eurocurrency Rate Loans or in the case of a continuation of Eurocurrency Rate Loans, the duration of the Interest Period for such Revolving Loans. Each notice of Conversion or continuation shall be irrevocable and binding on the Borrowers.

(b) Mandatory. If the Company shall fail to select the duration of any Interest Period for any Eurocurrency Rate Loans in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Company and the Lenders, whereupon each such Eurocurrency Rate Loan will automatically, on the last day of the then existing Interest Period therefor, if it is a Eurocurrency Rate Loan denominated in Dollars, Convert into a Base Rate Loan or if it is a Eurocurrency Rate Loan denominated in a Currency other than Dollars, be continued as a Eurocurrency Rate Loan in its original Currency with an Interest Period of one month.

(c) Conversions Generally. Each Borrower and the Lenders hereby acknowledge that Conversions and continuations pursuant to this Section 2.14 do not constitute Borrowings and, accordingly, do not result in the remaking of any of the Company’s representations and warranties pursuant to Section 4.02 or Section 4.03.

SECTION 2.15 Extension of Termination Date.

(a) The Company on one or more occasions may, in each case by notice to the Administrative Agent (which shall promptly notify the Lenders) not less than 45 days and not more than 90 days prior to each or any of the third, fourth and fifth anniversaries of the Effective Date (each anniversary, an “Anniversary Date”), request that each Lender extend such Lender’s Termination Date to the date (the “New Termination Date”) that is one year after the then Final Termination Date. Each Lender, acting in its sole discretion, shall, by written notice to the Administrative Agent given no later than the date (the “Consent Date”) that is 20 days prior to the relevant Anniversary Date (provided that, if such date is not a Business Day, the Consent Date shall be the next succeeding Business Day), advise the Administrative Agent as to:

(1) whether or not such Lender agrees to such extension of its Termination Date (each Lender so agreeing to such extension being an “Extending Lender”); and

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(2) only if such Lender is an Extending Lender, whether or not such Lender also irrevocably offers to increase the amount of its Commitment (each Lender so offering to increase its Commitment being an “Increasing Lender” as well as an Extending Lender) and, if so, the amount of the additional Commitment such Lender so irrevocably offers to assume hereunder (such Lender’s “Proposed Additional Commitment”).

Each Lender that determines not to extend its Termination Date (a “Non-Extending Lender”) shall notify the Administrative Agent (which shall notify the Lenders) of such fact promptly after such determination but in any event no later than the Consent Date, and any Lender that does not advise the Administrative Agent in writing on or before the Consent Date shall be deemed to be a Non-Extending Lender and (without limiting the Company’s rights under Section 2.15(c)) shall have no liability to the Company in connection therewith. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree. The Administrative Agent shall notify the Company of each Lender’s determination under this Section 2.15(a) no later than the date 15 days prior to the relevant Anniversary Date (or, if such date is not a Business Day, on the next preceding Business Day).

(b) (i) If all of the Lenders are Extending Lenders, then, effective as of the Consent Date, the Termination Date of each Lender shall be extended to the New Termination Date, and the respective Commitments of the Lenders will not be subject to change at such Consent Date pursuant to this Section 2.15.

(ii) If and only if the sum of (x) the aggregate amount of the Commitments of the Extending Lenders plus (y) the aggregate amount of the Proposed Additional Commitments of the Increasing Lenders (such sum, the “Extending Commitments”) shall be equal to at least 50% of the then Total Commitments, then:

(1) effective as of the Consent Date, the Termination Date of each Extending Lender shall be extended to the New Termination Date;

(2) the Company shall (so long as no Default shall have occurred and be continuing) have the right, but not the obligation, to take either of the following actions with respect to each Non-Extending Lender during the period commencing on the Consent Date and ending on the immediately succeeding Anniversary Date:

(X) the Company may elect by notice to the Administrative Agent and such Non-Extending Lender that the Termination Date of such Non-Extending Lender be changed to a date (which date shall be specified in such notice) on or prior to such immediately succeeding Anniversary Date (and, upon the giving of such notice, the Termination Date of such Non-Extending Lender shall be so changed); or

(Y) the Company may replace such Non-Extending Lender as a party to this Agreement in accordance with Section 2.15(c); and

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(3) the Administrative Agent shall notify the Issuing Banks and the Swing Loan Banks of the New Termination Date and the Lenders whose Termination Dates are the New Termination Date and each Issuing Bank and each Swing Loan Bank shall determine whether or not, acting in its sole discretion, it shall elect to extend its Termination Date to the New Termination Date and shall so notify the Administrative Agent, at which time such Issuing Bank’s obligation to issue Letters of Credit pursuant to Sections 2.04 and 3.04 shall be extended to the date that is 30 days prior to the New Termination Date and such Swing Loan Bank’s obligation to make Swing Loans to the Borrowers pursuant to Sections 2.03 and 3.03 shall be extended to the date that is 15 Business Days prior to the New Termination Date.

(iii) If neither of the conditions specified in clause (i) or clause (ii) of this Section 2.15(b) is satisfied, then neither the Termination Date nor the Commitment of any Lender will change pursuant to this Section 2.15 on such Consent Date, and the Company will not have the right to take any of the actions specified in Section 2.15(b)(ii)(2).

(c) Replacement by the Company of Non-Extending Lenders pursuant to Section 2.15(b)(ii)(2)(Y) shall be effected as follows (certain terms being used in this Section 2.15(c) having the meanings assigned to them in Section 2.15(d)) on the relevant Assignment Date:

(1) the Assignors shall severally assign and transfer to the Assignees, and the Assignees shall severally purchase and assume from the Assignors, all of the Assignors’ rights and obligations (including, without limitation, the Assignors’ respective Commitments) hereunder and under the other Loan Documents;

(2) each Assignee shall pay to the Administrative Agent, for account of the Assignors, an amount equal to such Assignee’s Share of the aggregate outstanding principal amount of the Loans then held by the Assignors;

(3) the Company shall pay to the Administrative Agent, for account of the Assignors, all interest, fees and other amounts (other than principal of outstanding Loans) then due and owing to the Assignors by the Company hereunder (including, without limitation, payments due such Assignors, if any, under Sections 2.12, 3.05 and 9.04(c)); and

(4) the Company shall pay to the Administrative Agent for account of the Administrative Agent the $3,500 processing and recordation fee for each assignment effected pursuant to this Section 2.15(c).

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The assignments provided for in this Section 2.15(c) shall be effected on the relevant Assignment Date in accordance with Section 9.07 and pursuant to one or more Assignments and Acceptances. After giving effect to such assignments, each Assignee shall have a Commitment hereunder (which, if such Assignee was a Lender hereunder immediately prior to giving effect to such assignment, shall be in addition to such Assignee’s existing Commitment) in an amount equal to the amount of its Assumed Commitment representing a Commitment. Upon any such termination or assignment, such Assignee shall cease to be a party hereto but shall continue to be obligated under Section 8.05 and be entitled to the benefits of Section 9.04, as well as to any fees and other amounts accrued for its account under Sections 2.05, 2.12 or 3.05 and not yet paid.

(d) For purposes of this Section 2.15 the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Assigned Commitments” means the Commitments of Non-Extending Lenders to be replaced pursuant to Section 2.15(b)(ii)(2)(Y).

“Assignees” means, at any time, Increasing Lenders and, if the Assigned Commitments exceed the aggregate amount of the Proposed Additional Commitments, one or more New Lenders.

“Assignment Date” means the Anniversary Date or such earlier date as shall be acceptable to the Company, the relevant Assignors, the relevant Assignees and the Administrative Agent.

“Assignors” means, at any time, the Lenders to be replaced by the Company pursuant to Section 2.15(b)(ii)(2)(Y).

The “Assumed Commitment” of each Assignee shall be determined as follows:

(a) If the aggregate amount of the Proposed Additional Commitments of all of the Increasing Lenders shall exceed the aggregate amount of the Assigned Commitments, then (i) the amount of the Assumed Commitment of each Increasing Lender shall be equal to (x) the aggregate amount of the Assigned Commitments multiplied by (y) a fraction, the numerator of which is equal to such Increasing Lender’s Commitment as then in effect and the denominator of which is the aggregate amount of the Commitments of all Increasing Lenders as then in effect; and (ii) no New Lender shall be entitled to become a Lender hereunder pursuant to Section 2.15(c) (and, accordingly, each New Lender shall have an Assumed Commitment of zero).

(b) If the aggregate amount of the Proposed Additional Commitments of all of the Increasing Lenders shall be less than or equal to the aggregate amount of the Assigned Commitments, then: (i) the amount of the Assumed Commitment of each Increasing Lender shall be equal to such Increasing Lender’s Proposed Additional Commitment; and (ii) the excess, if any, of the aggregate amount of the Assigned Commitments over the aggregate amount of the Proposed Additional Commitments shall be allocated among New Lenders in such a manner as the Company and the Administrative Agent may agree.

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“Share” means, as to any Assignee, a fraction the numerator of which is equal to such Assignee’s Assumed Commitment and the denominator of which is the aggregate amount of the Assumed Commitments of all the Assignees.

SECTION 2.16 Designated Borrowers.

(a) The Company may, at any time or from time to time, upon not less than five Business Days’ notice to the Administrative Agent and the Lenders, designate one or more Wholly-Owned Subsidiaries as Borrowers hereunder by furnishing to the Administrative Agent a letter (a “Designation Letter”) in duplicate, in substantially the form of Exhibit D-1 hereto, duly completed and executed by the Company and such Subsidiary. Upon the effectiveness of any such designation of a Subsidiary as provided in Section 2.16(c), such Subsidiary shall be a Designated Borrower and a Borrower entitled to borrow Revolving Loans, Swing Loans and Competitive Bid Loans and to request the issuance of Letters of Credit on and subject to the terms and conditions of this Agreement. The Administrative Agent shall promptly notify each Lender of each such designation by the Company and the identity of the respective Subsidiary.

(b) Following the delivery of a Designation Letter pursuant to Section 2.16(a), if the policies and procedures of the Administrative Agent or any Lender require it to comply with “know your customer” or similar identification procedures in connection with the designation of such Designated Borrower, the Company shall, promptly upon the request of the Administrative Agent or such Lender, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or such Lender in order for the Administrative Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations. In addition, as soon as practicable, and in any event not later than five Business Days after the Company’s delivery of the Designation Letter, any Lender that has not determined that it is legally permitted and operationally capable, without incurring material costs (to the extent not reimbursed by the Company), directly or through assignment to an Affiliate of such Lender pursuant to Section 9.07 (after such Lender’s use of reasonable best efforts to obtain such legal permission and operational capability without incurring material costs (to the extent not reimbursed by the Company)), to lend to, establish credit for the account of and/or do business with such Designated Borrower (a “Designated Lender”) shall so notify the Company and the Administrative Agent in writing. If a Designated Lender has so notified the Company and the Administrative Agent, the Company may at its option notify the Administrative Agent and such Designated Lender that the Commitments of such Designated Lender shall be terminated, which termination shall not be effective unless and until such Designated Lender shall have received payment in Same Day Funds of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder.

(c) A Designation Letter shall become effective on the seventh Business Day following delivery thereof unless a Lender has identified itself as a Designated Lender within the time period specified in Section 2.16(b), in which case, the Designation Letter for such Subsidiary will not be effective unless and until either the Commitments of each Designated Lender have been terminated in accordance with Section 2.16(b) or all Lenders cease to be Designated Lenders with respect to such Designated Borrower.

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(d) So long as all principal of and interest on all Loans made to any Designated Borrower have been paid in full, the Company may terminate the status of such Borrower as a Borrower hereunder by furnishing to the Administrative Agent a letter (a “Termination Letter”) in substantially the form of Exhibit D-2 hereto, duly completed and executed by the Company. Any Termination Letter furnished hereunder shall be effective upon receipt by the Administrative Agent, which shall promptly notify the Lenders, whereupon the Lenders shall promptly deliver to the Company (through the Administrative Agent) the Notes, if any, of such former Borrower. Notwithstanding the foregoing, the delivery of a Termination Letter with respect to any Borrower shall not terminate (i) any obligation of such Borrower that remains unpaid at the time of such delivery (including without limitation any obligation arising thereafter in respect of such Borrower under Section 2.12 or 3.05) or (ii) the obligations of the Company under Article X with respect to any such unpaid obligations.

SECTION 2.17 Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Loans and other obligations hereunder and under the other Loan Documents. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Loan Note and/or a Competitive Bid Loan Note, as applicable, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

SECTION 2.18 Reincorporation of Borrowers.

The Company shall provide the Administrative Agent with not less than twenty Business Days’ prior notice of any transaction (a “Reincorporation Transaction”) pursuant to which the Company or any Designated Borrower would be reorganized or reincorporated in a jurisdiction other than (x) its then-existing jurisdiction of organization or incorporation or (y) a Qualified Jurisdiction. The Company shall supply such documentation and other evidence as is reasonably requested by the Administrative Agent that is necessary for the Administrative Agent or any Lender to comply with its “know your customer” or similar identification procedures in connection with such Reincorporation Transaction. If a Lender determines that it is not legally permitted and operationally capable, without incurring material costs (to the extent not reimbursed by the Company), directly or through assignment to an Affiliate of such Lender

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pursuant to Section 9.07 (after such Lender’s use of reasonable best efforts to obtain such legal permission and operational capability without incurring material costs (to the extent not reimbursed by the Company)), of lending to, establishing credit for the account of and/or doing business with the Company or the applicable Designated Borrower, as applicable, after giving effect to and as a result of the Reincorporation Transaction, then (x) such Lender (a “Reincorporation Designated Lender”) shall notify the Company of such determination within ten Business Days of the Administrative Agent’s receipt of the Company’s notice of the Reincorporation Transaction, (y) the Reincorporation Designated Lender shall not be required to maintain its Commitments after the effectiveness of the Reincorporation Transaction, and (z) the Company and the Administrative Agent shall promptly arrange (pursuant to documentation to be agreed in good faith by the Company and the Administrative Agent), at the Company’s election, either (1) to terminate such Reincorporation Designated Lender’s Commitments, (2) to assign such Commitments to one or more Eligible Assignees (in the case of clauses (1) or (2), provided, that such Reincorporation Designated Lender shall have received payment in Same Day Funds of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder), or (3) in the case of a Reincorporation Transaction with respect to a Designated Borrower, to modify this Agreement to enable Lenders other than such Reincorporation Designated Lenders to extend credit to such Designated Borrower without the participation of any such Reincorporation Designated Lender (it being understood that the aggregate Commitments available to such Designated Borrower shall be limited to the Commitments of Lenders that are not Reincorporation Designated Lenders with respect to such Designated Borrower).

ARTICLE III

MAKING THE LOANS AND ISSUING THE LETTERS OF CREDIT

SECTION 3.01 Making the Revolving Loans.

(a) Each Revolving Loan Borrowing shall be made on notice, given not later than (x) 12:00 noon (New York City time, or, in the case of a Borrowing in an Alternate Currency, London time) on the third (or, in the case of a Borrowing to be denominated in an Alternate Currency other than Dollars, Sterling, Canadian Dollars or Euros, fourth) Business Day prior to the date of a Eurocurrency Rate Loan Borrowing, and (y) 11:00 A.M. (New York City time) on the day of a Base Rate Loan Borrowing, by the Company (on its own behalf and on behalf of any Designated Borrower) to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier/fax, telex, cable or electronic mail. Each notice of a Revolving Loan Borrowing (a “Notice of Revolving Loan Borrowing”) shall be made in writing, or orally and confirmed immediately in writing, by telecopier/fax, telex, cable or electronic mail, in substantially the form of Exhibit B-1 hereto or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer, specifying therein the requested (i) date of such Revolving Loan Borrowing (which shall be a Business Day), (ii) Currency and Type of Revolving Loan comprising such Revolving Loan Borrowing, (iii) aggregate amount of such Revolving Loan Borrowing, (iv) in the case of a Revolving Loan Borrowing comprised of Eurocurrency Rate Loans, the Interest Period for each such Revolving Loan, and (v) the name

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of the Borrower (which shall be the Company or a Designated Borrower). Each Lender shall (A) before 11:00 A.M. Local Time on the date of such Borrowing (in the case of a Eurocurrency Rate Loan Borrowing) and (B) before 1:00 P.M. (New York City time) on the date of such Borrowing (in the case of a Base Rate Loan Borrowing), make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account for the relevant Currency in Same Day Funds, such Lender’s ratable portion of such Borrowing; provided that, with respect to Borrowings of Eurocurrency Rate Loans, no Lender having a Termination Date prior to the last day of the initial Interest Period for such Eurocurrency Rate Loans shall participate in such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article IV, the Administrative Agent will make such funds available to the relevant Borrower in such manner as the Administrative Agent and the Company may agree; provided, however, that the Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of any Swing Loan and Letter of Credit Loans as to which a Borrower has received timely notice made by the Dollar Swing Loan Banks, the Multicurrency Swing Loan Banks or the Issuing Banks, as the case may be, and by any other Lender and outstanding on the date of such Revolving Loan Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to the relevant Swing Loan Banks or the Issuing Banks, as the case may be, and such other Lenders for repayment of such Swing Loans and Letter of Credit Loans.

(b) Anything in subsection (a) above to the contrary notwithstanding, the Company may not select Eurocurrency Rate Loans for any Revolving Loan Borrowing if the aggregate amount of such Revolving Loan Borrowing is less than $5,000,000 or the Foreign Currency Equivalent thereof.

(c) Subject to Sections 2.09(c) and 3.06, each Notice of Revolving Loan Borrowing shall be irrevocable and binding on the Company and the relevant Borrower; provided that any such Notice of Revolving Loan Borrowing with respect to the Acquisition Loan Borrowing may state that such notice is conditioned upon the consummation of the Acquisition, in which case such Borrowing may be conditional upon the consummation of the Acquisition and the Company may revoke such notice. In the case of any Revolving Loan Borrowing by a Borrower which the related Notice of Revolving Loan Borrowing specifies is to be comprised of Eurocurrency Rate Loans, such Borrower shall indemnify each relevant Lender against any loss, cost or expense incurred by such Lender as a result of (x) the revocation of such notice as contemplated in the prior sentence or (y) any failure to fulfill on or before the date specified in such Notice of Revolving Loan Borrowing for such Revolving Loan Borrowing the applicable conditions set forth in Article IV, including in each case, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Loan to be made by such Lender as part of such Revolving Loan Borrowing when such Revolving Loan, as a result of such failure, is not made on such date.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the time any Revolving Loan Borrowing is required to be made that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Revolving Loan Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Revolving Loan Borrowing in

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accordance with subsection (a) of this Section 3.01 and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the relevant Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of such Borrower, the interest rate applicable at the time to Revolving Loans comprising such Revolving Loan Borrowing and (ii) in the case of such Lender, the Federal Funds Rate, provided that such Borrower retains its rights against such Lender with respect to any damages it may incur as a result of such Lender’s failure to fund, and notwithstanding anything herein to the contrary, in no event shall such Borrower be liable to such Lender or any other Person for the interest payable by such Lender to the Administrative Agent pursuant to this sentence. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Revolving Loan as part of such Revolving Loan Borrowing for purposes of this Agreement.

(e) The failure of any Lender to make the Revolving Loan to be made by it as part of any Revolving Loan Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Loan on the date of such Revolving Loan Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Loan to be made by such other Lender on the date of any Revolving Loan Borrowing.

(f) Each Lender at its option may make any Eurocurrency Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Eurocurrency Rate Loan (and in the case of an Affiliate, the provisions of Sections 2.09(c), 2.12, 3.09 and 9.04(c) shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Company or the relevant Designated Borrower to repay such Eurocurrency Rate Loan in accordance with the terms of this Agreement.

SECTION 3.02 Making the Competitive Bid Loans.

(a) The Company (on its own behalf and on behalf of any Designated Borrower) may request a Competitive Bid Loan Borrowing under this Section 3.02 by delivering to the Administrative Agent a notice (made in writing, or orally and confirmed immediately in writing, by telecopier/fax, telex, cable or electronic mail) of a Competitive Bid Loan Borrowing (a “Notice of Competitive Bid Loan Borrowing”), in substantially the form of Exhibit B-2 hereto, specifying the date (which shall be a Business Day) and aggregate amount of the proposed Competitive Bid Loan Borrowing, the Currency thereof, the maturity date for repayment of each Competitive Bid Loan to be made as part of such Competitive Bid Loan Borrowing (which maturity date may not be later than 180 days or six months, as applicable, after the date of such Competitive Bid Loan Borrowing (or, if earlier, the Final Termination Date)), the interest payment date or dates relating thereto, the name of the Borrower (which shall be the Company or a Designated Borrower), and any other terms to be applicable to such Competitive Bid Loan Borrowing, not later than (i) 10:00 A.M. New York (or, in the case of a Borrowing in an Alternate Currency, London) time at least one Business Day prior to the date

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of the proposed Competitive Bid Loan Borrowing, if the Company shall specify in the Notice of Competitive Bid Loan Borrowing that the rates of interest to be offered by the Lenders shall be fixed rates per annum and (ii) 12:00 noon New York (or, in the case of a Borrowing in an Alternate Currency, London) time at least four Business Days prior to the date of the proposed Competitive Bid Loan Borrowing, if the Company shall instead specify in the Notice of Competitive Bid Loan Borrowing a floating rate basis to be used by the Lenders in determining the rates of interest to be offered by them. The Administrative Agent shall in turn promptly notify each Lender of each request for a Competitive Bid Loan Borrowing received by it from the Company by sending such Lender a copy of the related Notice of Competitive Bid Loan Borrowing.

(b) Each Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Competitive Bid Loans to a Borrower as part of such proposed Competitive Bid Loan Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, by notifying the Administrative Agent (which shall give prompt notice thereof to the Company), before 10:00 A.M. New York (or, in the case of a Borrowing in an Alternate Currency, London) time (i) on the date of such proposed Competitive Bid Loan Borrowing, in the case of a Notice of Competitive Bid Loan Borrowing delivered pursuant to clause (i) of paragraph (a) above and (ii) three Business Days before the date of such proposed Competitive Bid Loan Borrowing, in the case of a Notice of Competitive Bid Loan Borrowing delivered pursuant to clause (ii) of paragraph (a) above, of the minimum amount and maximum amount of each Competitive Bid Loan which such Lender would be willing to make as part of such proposed Competitive Bid Loan Borrowing (which amounts may, subject to the proviso to the first sentence of Section 2.02(a), exceed such Lender’s Commitment), the rate or rates of interest therefor and such Lender’s Applicable Lending Office with respect to such Competitive Bid Loan; provided that if the Administrative Agent in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify the Company of such offer before 9:00 A.M. New York (or, in the case of a Borrowing in an Alternate Currency, London) time on the date on which notice of such election is to be given to the Administrative Agent by the other Lenders. If any Lender shall elect not to make such an offer, such Lender shall so notify the Administrative Agent, before 10:00 A.M. New York (or, in the case of a Borrowing in an Alternate Currency, London) time on the date on which notice of such election is to be given to the Administrative Agent by the other Lenders, and such Lender shall not be obligated to, and shall not, make any Competitive Bid Loan as part of such Competitive Bid Borrowing; provided that the failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Bid Loan as part of such proposed Competitive Bid Loan Borrowing.

(c) The Company shall, in turn, (i) before 11:30 A.M. New York (or, in the case of a Borrowing in an Alternate Currency, London) time on the date of such proposed Competitive Bid Loan Borrowing, in the case of a Notice of Competitive Bid Loan Borrowing delivered pursuant to clause (i) of paragraph (a) above and (ii) before 1:00 P.M. New York (or, in the case of a Borrowing in an Alternate Currency, London) time three Business Days before the date of such proposed Competitive Bid Loan Borrowing, in the case of a Notice of Competitive Bid Loan Borrowing delivered pursuant to clause (ii) of paragraph (b) above, either:

(A) cancel such Competitive Bid Loan Borrowing by giving the Administrative Agent notice to that effect, or

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(B) accept one or more of the offers made by any Lender or Lenders pursuant to paragraph (b) above, in its sole discretion, by giving notice to the Administrative Agent of the amount of each Competitive Bid Loan (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Company by the Administrative Agent on behalf of such Lender for such Competitive Bid Loan pursuant to paragraph (b) above) to be made by each Lender as part of such Competitive Bid Loan Borrowing, and reject any remaining offers made by Lenders pursuant to paragraph (b) above by giving the Administrative Agent notice to that effect.

(d) If the Company notifies the Administrative Agent that such Competitive Bid Loan Borrowing is canceled pursuant to paragraph (c)(A) above, the Administrative Agent shall give prompt notice thereof to the Lenders and such Competitive Bid Loan Borrowing shall not be made.

(e) If the Company accepts one or more of the offers made by any Lender or Lenders pursuant to paragraph (c)(B) above, the Administrative Agent shall in turn promptly notify (i) each Lender that has made an offer as described in paragraph (b) above, of the date and aggregate amount of such Competitive Bid Loan Borrowing and whether or not any offer or offers made by such Lender pursuant to paragraph (b) above have been accepted by the Company, (ii) each Lender that is to make a Competitive Bid Loan as part of such Competitive Bid Loan Borrowing, of the amount of each Competitive Bid Loan to be made by such Lender as part of such Competitive Bid Loan Borrowing, and (iii) each Lender that is to make a Competitive Bid Loan as part of such Competitive Bid Loan Borrowing, upon receipt, that the Administrative Agent has received forms of documents appearing to fulfill the applicable conditions set forth in Article IV. Each Lender that is to make a Competitive Bid Loan as part of such Competitive Bid Loan Borrowing shall, before 1:00 P.M. New York (or, in the case of a Borrowing in an Alternate Currency, London) time on the date of such Competitive Bid Loan Borrowing specified in the notice received from the Administrative Agent pursuant to clause (i) of the preceding sentence or any later time when such Lender shall have received notice from the Administrative Agent pursuant to clause (iii) of the preceding sentence, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account for the relevant Currency such Lender’s portion of such Competitive Bid Loan Borrowing, in Same Day Funds. Upon fulfillment of the applicable conditions set forth in Article IV and after receipt by the Administrative Agent of such funds, the Administrative Agent will make such funds available to the relevant Borrower at the Administrative Agent’s aforesaid address. Promptly after each Competitive Bid Loan Borrowing the Administrative Agent will notify each Lender of the amount of the Competitive Bid Loan Borrowing, the consequent Competitive Bid Loan Outstandings and the dates upon which such Competitive Bid Loan Outstandings commenced and will terminate.

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(f) Following the making of each Competitive Bid Loan Borrowing, the Company shall be in compliance with the limitation set forth in the proviso to the first sentence of Section 2.02(a).

(g) Notwithstanding anything to the contrary in Section 2.02 or in the foregoing provisions of this Section 3.02, no Lender whose Termination Date occurs prior to the maturity date for any Competitive Bid Loan requested in a Notice of Competitive Bid Loan Borrowing shall be entitled to receive or to make a quote pursuant to such Notice of Competitive Bid Loan Borrowing or otherwise to participate in such Competitive Bid Loan Borrowing.

(h) Upon the occurrence of each Competitive Bid Loan made as part of any Competitive Bid Loan Borrowing, the available Commitment of each Lender (whether or not such Lender made such Competitive Bid Loan as part of such Competitive Bid Loan Borrowing) shall be reduced and deemed used for all purposes by an amount equal to its pro rata share (determined based on the aggregate Commitments of all Lenders having Termination Dates on or after the scheduled maturity of such Competitive Bid Loan) of the aggregate Dollar amount (or Dollar Equivalent, as the case may be) of such Competitive Bid Loan, it being understood that the making by any Lender of a Competitive Bid Loan as part of any Competitive Bid Loan Borrowing shall not affect such Lender’s several obligation to make Loans in connection with future requests therefor by a Borrower pursuant to the terms hereof.

SECTION 3.03 Making the Swing Loans, Etc.

(a) Each Swing Loan Borrowing denominated in Dollars shall be made on oral notice, given not later than 2:00 P.M. (New York City time) on the date of such proposed Swing Loan Borrowing and each Swing Loan Borrowing denominated in Euros, Canadian Dollars or Sterling shall be made on oral notice, given not later than 11:00 A.M. (New York City time) one Business Day prior to the date of such proposed Swing Loan Borrowing, in each case by the Company (on its own behalf and on behalf of any Designated Borrower) to the Administrative Agent (who shall promptly inform the relevant Swing Loan Banks thereof). Promptly thereafter, the Company shall give written notice of the Swing Loan Borrowing in substantially the form of Exhibit B-1 hereto or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approve by the Administrative Agent), appropriately completed and signed by a Responsible Officer (each such notice a “Notice of Swing Loan Borrowing”) to the Administrative Agent (which shall give to each applicable Swing Loan Bank prompt notice thereof by electronic mail), and shall specify therein (i) the Borrower (which shall be the Company or a Designated Borrower), (ii) the Swing Loan Bank requested to make such Swing Loan, (iii) the date of such Borrowing (which shall be a Business Day), (iv) the amount of such Borrowing, which shall be a minimum of $1,000,000, (v) the Currency of such Borrowing (which shall be Dollars, Euros, Canadian Dollars or Sterling), (vi) the maturity of such Borrowing (which maturity shall be no later than (x) the seventh day after the requested date of such Borrowing, in the case of Swing Loans denominated in Dollars, (y) the tenth Business Day after the requested date of such Borrowing, in the case of Swing Loans denominated in Sterling or Canadian Dollars and (x) the tenth Target Operating Date after the requested date of such Borrowing, in the case of Swing Loans denominated in Euros) and (vii) the account of the relevant Borrower to which the proceeds of such Borrowing are to be made available.

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(b) Subject to Section 2.03(c), the applicable Dollar Swing Loan Bank shall (subject to receipt of notice and the applicable conditions set forth in Article IV) make the amount of such Swing Loan Borrowing denominated in Dollars available to the relevant Borrower at the account specified in the relevant Notice of Swing Loan Borrowing, and, subject to Section 2.03(b), the applicable Multicurrency Swing Loan Bank shall (subject to receipt of notice and the applicable conditions set forth in Article IV) make the amount of such Swing Loan Borrowing denominated in Euros, Canadian Dollars or Sterling available to the relevant Borrower at the account specified in the relevant Notice of Swing Loan Borrowing.

(c) Upon (i) demand by any Dollar Swing Loan Bank (in the case of a Swing Loan denominated in Dollars) or any Multicurrency Swing Loan Bank (in the case of a Swing Loan denominated in Euros, Canadian Dollars or Sterling), each other Lender having a Termination Date on or after the scheduled maturity date of the relevant Swing Loan shall purchase from such Swing Loan Bank and such Swing Loan Bank shall sell and assign to each other Lender, such other Lender’s pro rata share (determined based on the aggregate Commitments of all Lenders having Termination Dates on or after the scheduled maturity date of such Swing Loan) of each outstanding Swing Loan denominated in Dollars, Sterling, Canadian Dollars or Euros made by such Swing Loan Bank together with related claims for accrued and unpaid interest or (ii) an Event of Default of the type referred to in clauses (a) or (e) of Section 7.01, upon a Change of Control or any rescission or restoration of any payment received by any Swing Loan Bank in respect of any Swing Loan (whether as a result of proceedings in bankruptcy or otherwise), the provisions of Section 2.11(f) shall apply and each Lender shall purchase from the Swing Loan Banks, and such Swing Loan Banks shall sell and assign to each Lender, such Lender’s pro rata share (determined based on the Total Commitments) of each outstanding Swing Loan together with related claims for accrued and unpaid interest, in each case by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of such Swing Loan Banks by deposit to the Administrative Agent at its aforesaid address, in Same Day Funds, an amount equal to the sum of (x) the portion of the outstanding principal amount of such Swing Loans to be purchased by such Lender plus (y) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Swing Loans. Each Lender’s obligation to make such payments to the Administrative Agent for the account of the Swing Loan Banks under this paragraph (c), and the Swing Loan Banks’ right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the failure of any other Lender to make its payment under this paragraph (c), the financial condition of the Company (or any other Person), the existence of any Default, the failure of any of the conditions set forth in Article IV to be satisfied, or the termination of the Commitments. Each such payment to a Swing Loan Bank shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender agrees to purchase its pro rata share of such outstanding Swing Loans as described above on (i) the Business Day on which demand therefor is made by such Swing Loan Banks, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by such Swing Loan Banks to any other Lender of a portion of such Swing Loan Banks’ Swing Loans, each Swing Loan Bank making such assignment represents and warrants to such other Lender that such Swing Loan Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes

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no responsibility with respect to such Swing Loan, the Loan Documents or any party thereto. If and to the extent that any Lender shall not have so made the amount of such Swing Loan available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent for the account of the relevant Swing Loan Banks forthwith on demand such amount together with interest thereon, for each day from the date of demand by such Swing Loan Banks until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such amount for the account of such Swing Loan Banks, such amount so paid in respect of principal shall constitute a Swing Loan by such Lender for purposes of this Agreement, and the outstanding principal amount of the Swing Loans made by such Swing Loan Banks shall be reduced by such amount pro rata.

(d) Each Multicurrency Swing Loan Bank at its option may make any Multicurrency Swing Loan by causing any domestic or foreign branch or Affiliate of such Multicurrency Swing Loan Bank to make such Multicurrency Swing Loan (and in the case of an Affiliate, the provisions of Sections 2.09(c), 2.12, 3.09 and 9.04(c) shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Company or the relevant Designated Borrower to repay such Multicurrency Swing Loan in accordance with the terms of this Agreement.

SECTION 3.04 Issuance of Letters of Credit.

(a) Request for Issuance.

(i) Each Letter of Credit issued after the date hereof shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the proposed issuance of such Letter of Credit (or such shorter period of time as may be acceptable to the applicable Issuing Bank), by the Company to an Issuing Bank and to the Administrative Agent, which shall give to each Lender prompt notice thereof by telex, telecopier/fax, cable or electronic mail. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telex, telecopier/fax, cable or electronic mail, confirmed immediately in writing, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, including Currency thereof, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit (each such application and agreement, and each application and agreement executed and delivered in respect of a Starwood Letter of Credit, being herein called a “Letter of Credit Agreement”) as the relevant Issuing Bank may specify to the Company for use in connection with such requested Letter of Credit.

(ii) If the requested form of such Letter of Credit is for the account of any entity permitted under Section 2.04 and is acceptable to the Issuing Bank being required to issue such Letter of Credit, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article IV, make such Letter of Credit available to the Company at its office referred to in Section 9.02 or as otherwise agreed with the Company in connection with such issuance. Immediately upon the issuance of

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each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant Issuing Bank a risk participation in such Letter of Credit in an amount equal to its pro rata share thereof. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(iii) Each Issuing Bank at its option may issue any Letter of Credit by causing any domestic or foreign branch or Affiliate of such Issuing Bank to issue such Letter of Credit (and in the case of an Affiliate, the provisions of Sections 2.12, 3.09 and 9.04(c) shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Company or any of its Subsidiaries or any other Person with respect to such Letter of Credit in accordance with the terms of this Agreement.

(iv) Each Issuing Bank shall furnish (A) to the Administrative Agent and the Company on the first Business Day of each month a written report summarizing the issuance and expiration dates of Letters of Credit issued during the preceding month and drawings during such month under all Letters of Credit and, with respect to Letters of Credit issued in an Alternate Currency, any revaluations thereof and (B) to the Administrative Agent and the Company on the first Business Day of each fiscal quarter a written report setting forth the average daily aggregate Available Amount during the preceding fiscal quarter of all Letters of Credit, including the Currency of each thereof.

(b) Drawing and Reimbursement.

(i) The payment by any Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by such Issuing Bank of a Letter of Credit Loan.

(ii) Upon written demand by the Issuing Bank who issued such Letter of Credit, with a copy of such demand to the Administrative Agent, each other Lender shall purchase from such Issuing Bank, and such Issuing Bank shall sell and assign to each such other Lender, such other Lender’s pro rata share of such outstanding Letter of Credit Loan as of the date of such purchase, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of such Issuing Bank, by deposit to the Administrative Agent’s Account, in Same Day Funds, an amount equal to the portion of the outstanding principal amount of such Letter of Credit Loan to be purchased by such Lender (or, in the case of a Letter of Credit Loan denominated in an Alternate Currency, the Dollar Equivalent thereof on such date). The Company (for itself and on behalf of each other account party) hereby agrees to each such sale and assignment.

(iii) Each Lender’s obligations to make such payments to the Administrative Agent for the account of any Issuing Bank under this paragraph (b), and each Issuing Bank’s right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including,

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without limitation, the failure of any other Lender to make its payment under this paragraph (b), the financial condition of the Company (or any other account party), the existence of any Default, the failure of any of the conditions set forth in Article IV to be satisfied, or the termination of the Commitments; provided, that no Lender shall be obligated to make such payments in respect of any Letter of Credit after such Lender’s scheduled Termination Date. Each such payment to an Issuing Bank shall be made without any offset, abatement, withholding or reduction whatsoever.

(iv) Each Lender agrees to purchase its pro rata share of an outstanding Letter of Credit Loan on (i) the Business Day on which demand therefor is made by an Issuing Bank, provided notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time.

(v) Upon any such assignment by an Issuing Bank to any other Lender of a portion of a Letter of Credit Loan, such Issuing Bank represents and warrants to such other Lender that such Issuing Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Letter of Credit Loan, the Loan Documents or any party hereto.

(vi) If and to the extent that any Lender shall not have so made the amount of such Loan available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by an Issuing Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate.

(vii) If such Lender shall pay to the Administrative Agent such amount for the account of an Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Loan made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Loan made by such Issuing Bank shall be reduced by such amount on such Business Day.

(c) Obligations Absolute. The obligations of the Company under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit (and the obligations of each Lender to purchase portions of Letter of Credit Loans pursuant to paragraph (b) above) shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Company is without prejudice to, and does not constitute a waiver of, any rights the Company might have or might acquire as a result of the payment by an Issuing Bank or any Lender of any draft or the reimbursement by the Company thereof):

(i) any lack of validity or enforceability of this Agreement, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (this Agreement and all of the other foregoing being, collectively, the “L/C Related Documents”);

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(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Company in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(iii) the existence of any claim, set-off, defense or other right that the Company (or any other account party) may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), an Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company.

SECTION 3.05 Increased Costs.

(a) If, due to (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurocurrency Rate Reserve Percentage, in each case as of the date of determination thereof) in or in the interpretation of any law, rule or regulation or treaty, in each case as of the date hereof, (ii) the compliance with any guideline, rule, directive or request made or issued by any central bank or other governmental authority (whether or not having the force of law) which implements any introduction or change specified in clause (i) above, (iii) the Dodd-Frank Wall Street Reform and Consumer Protection Act or the compliance with any requests, rules, guidelines or directives thereunder or issued in connection therewith, regardless of the date enacted, adopted or issued, or (iv) the compliance with any requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued, there shall be any increase in the cost to any Lender of agreeing to make or making, funding, participating in or maintaining Eurocurrency Rate Loans or Multicurrency Swing Loans, then the Company shall from time to

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time, within ten Business Days after written demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost incurred during the 90-day period prior to the date of such demand (except that, if the change in or in the interpretation of any law, rule or regulation or treaty giving rise to such increased costs or reductions is retroactive, then the 90 day period referred to above shall be extended to include the period of retroactive effect thereof). A certificate as to the amount of such increased cost, submitted to the Company and the Administrative Agent by such Lender and showing in reasonable detail the basis for the calculation thereof, shall be conclusive and binding upon all parties hereto in the absence of manifest error.

(b) If any Lender determines that as a result of (i) the introduction of or any change in or in the interpretation of any law, rule or regulation or treaty, in each case after the date hereof, (ii) any guideline, rule, directive or request made or issued by any central bank or other governmental authority (whether or not having the force of law) which implements any introduction or change specified in clause (i) above, (iii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, regardless of the date enacted, adopted or issued, or (iv) any requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued above, affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend or participate in Letters of Credit hereunder and other commitments of this type, then, within ten Business Days after written demand by such Lender (with a copy of such demand to the Administrative Agent), the Company shall from time to time pay to the Administrative Agent for the account of such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances incurred during the 90-day period prior to the date of such demand, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend or participate in Letters of Credit hereunder. A certificate as to such amounts submitted to the Company and the Administrative Agent by such Lender and showing in reasonable detail the basis for the calculation thereof, shall be conclusive and binding upon all parties hereto in the absence of manifest error.

(c) Without limiting the effect of the foregoing, the Company shall pay to each Lender on the last day of each Interest Period so long as such Lender is maintaining reserves against Eurocurrency Liabilities (or so long as such Lender is maintaining reserves against any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Rate Loans is determined as provided in this Agreement or against any category of extensions of credit or other assets of such Lender that includes any Eurocurrency Rate Loans) an additional amount (determined by such Lender and notified to the Company through the Administrative Agent) equal to the product of the following for each Eurocurrency Rate Loan for each day during such Interest Period:

(i) the principal amount of such Eurocurrency Rate Loan outstanding on such day; and

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(ii) the remainder of (x) a fraction the numerator of which is the rate (expressed as a decimal) at which interest accrues on such Eurocurrency Rate Loan for such Interest Period as provided in this Agreement (less the Applicable Margin) and the denominator of which is one minus the Eurocurrency Rate Reserve Percentage in effect on such day minus (y) such numerator; and

(iii) 1/360.

(d) If the Company is required to pay any Lender any amounts under this Section 3.05, the applicable Lender shall be an “Affected Person”, and the Company shall have the rights set forth in Section 3.08 to replace such Affected Person.

SECTION 3.06 Illegality. Notwithstanding any other provision of this Agreement, if any Lender or Swing Loan Bank, as the case may be, shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law, rule or regulation or treaty makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender or Swing Loan Bank, as the case may be, or its Eurocurrency Lending Office to perform its obligations hereunder to make or participate in Eurocurrency Rate Loans or Swing Loans, as the case may be, or to fund, participate in or maintain Eurocurrency Rate Loans or Swing Loans hereunder, as the case may be, then, subject to the provisions of Section 3.08, (i) if such notice asserts the illegality of such Lender or Swing Loan Bank, as the case may be, making, funding, participating in or maintaining Eurocurrency Rate Loans or Multicurrency Swing Loans, the obligation of such Lender to make Eurocurrency Rate Loans hereunder and participate in Multicurrency Swing Loans or the obligations of such Swing Loan Bank to make Multicurrency Swing Loans hereunder, as the case may be, shall be suspended until the first date on which the circumstances causing such suspension cease to exist and (ii) if such notice asserts the illegality of such Lender or Swing Loan Bank, as the case may be, making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender or Swing Loan Bank, as the case may be, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender or Swing Loan Bank, as the case may be, notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Company shall, upon demand from such Lender or Swing Loan Bank, as the case may be (with a copy to the Administrative Agent), prepay, or cause to be prepaid all Eurocurrency Rate Loans of such Lender or all Multicurrency Swing Loans of such Swing Loan Bank, or, in the case of Eurocurrency Rate Loans denominated in Dollars, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender or Swing Loan Bank, as the case may be, may lawfully continue to maintain such Eurocurrency Rate Loans or Swing Loan, as applicable, to such day, or immediately, if such Lender or Swing Loan Bank, as the case may be, may not lawfully continue

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to maintain such Eurocurrency Rate Loans or Swing Loans, as applicable, (y) if such notice asserts the illegality of such Lender or Swing Loan Bank, as the case may be, determining or charging interest rates based upon the Eurocurrency Rate component of the Base Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender or Swing Loan Bank, as the case may be, without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender or Swing Loan Bank, as the case may be, that it is no longer illegal for such Lender or Swing Loan Bank, as the case may be, to determine or charge interest rates based upon the Eurocurrency Rate and (z) such Lender or such Swing Loan Bank, as the case may be, shall be an “Affected Person”, and the Company shall have the right set forth in Section 3.08 to replace such Affected Person. In the event of such a suspension, such Lender or such Swing Loan Bank, as the case may be, shall review the circumstances giving rise to such suspension at least weekly and shall notify the Company, the Administrative Agent, the Swing Loan Banks and the Lenders promptly of the end of such suspension, and thereafter the Company shall be entitled to borrow Eurocurrency Rate Loans from such Lender or to borrow Multicurrency Swing Loans from such Swing Loan Bank, as the case may be.

SECTION 3.07 Reasonable Efforts to Mitigate. Each Lender and each Swing Loan Bank shall use its reasonable best efforts (consistent with its internal policy and legal and regulatory restrictions) to minimize any amounts payable by the Company under Section 3.05 and to minimize any period of illegality described in Section 3.06. Without limiting the generality of the foregoing, each Lender and each Swing Loan Bank agrees that, to the extent reasonably possible to such Lender or such Swing Loan Bank, as the case may be, it will change its Eurocurrency Lending Office if such change would eliminate or reduce amounts payable to it under Section 3.05 or eliminate any illegality of the type described in Section 3.06, as the case may be. Each Lender and each Swing Loan Bank further agrees to notify the Company promptly, but in any event within five Business Days, after such Lender or such Swing Loan Bank, as the case may be, learns of the circumstances giving rise to such a right to payment or such illegality have changed such that such right to payment or such illegality, as the case may be, no longer exists.

SECTION 3.08 Right to Replace Affected Person or Lender.

(a) Replacement by the Company. In the event (x) the Company is required to pay any Taxes with respect to an Affected Person pursuant to the last sentence of Section 2.12(a) or pursuant to Section 2.12(c) or any amounts with respect to an Affected Person pursuant to Section 3.05, or receives a notice from an Affected Person pursuant to Section 3.06, or is required to make a payment to any Lender (which Lender shall be deemed to be an “Affected Person” for purposes of this Section 3.08(a)) under Section 9.15 or (y) if any Lender is a Defaulting Lender, the Company may elect (i) if, in the case of clause (x), such amounts continue to be charged or such notice is still effective, to replace such Affected Person as a party to this Agreement or (ii) to replace such Defaulting Lender as a party to this Agreement, provided that, concurrently therewith, (i) another financial institution which is an Eligible Assignee and is reasonably satisfactory to the Company and the Administrative Agent (or if the Lender then serving as Administrative Agent is the Person to be replaced and the Administrative Agent has resigned its position, the Lender becoming the successor Administrative Agent) and satisfactory to the Issuing Banks and the Swing Loan Banks, shall

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agree, as of such date, to purchase in Same Day Funds at par the Loans of such Affected Person or Defaulting Lender, as applicable, pursuant to an Assignment and Acceptance and to become a Lender or a Swing Loan Bank, as the case may be, for all purposes under this Agreement and to assume all obligations (including all outstanding Loans) of such Affected Person or Defaulting Lender to be terminated as of such date and to comply with the requirements of Section 9.07 applicable to assignments (other than clause (a)(iv) thereof), and (ii) the Company shall pay to such Affected Person or Defaulting Lender, as applicable, in Same Day Funds on the day of such replacement all interest, fees and other amounts then due and owing to such Affected Person or Defaulted Lender, as applicable, by the Company hereunder to and including the date of termination, including without limitation payments due such Affected Person under Section 2.12, costs incurred under Section 3.05 or Section 9.15 and payments owing under Section 9.04(c). A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

(b) Replacement by the Issuing Banks. In the event that S&P and Moody’s shall, after the date that any Person becomes a Lender, downgrade the long-term certificate of deposit ratings of such Lender, and the resulting ratings shall be below BBB- and Baa3, respectively, or the equivalent, then the Issuing Banks shall in consultation with the Company have the right, but not the obligation, at their own expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an Eligible Assignee, and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.07 (other than clause (a)(iv) thereof)) all the interests, rights and obligations in respect of its Commitment to an Eligible Assignee; provided, however, that (x) no such assignment shall conflict with any law, rule or regulation or order of any governmental authority and (y) the Issuing Banks or such Eligible Assignee, as the case may be, shall pay to such Lender in Same Day Funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder. Upon any such termination or assignment, such Lender shall cease to be a party hereto but shall continue to be obligated under Section 8.05 (with respect to actions taken or omitted by an Agent prior to such termination or assignment or claims, damages, losses, liabilities or expenses of any kind or nature whatsoever incurred or otherwise arising prior to such termination or assignment which may be imposed on, incurred by, or asserted against an Agent in any way relating to or arising out of this Agreement) and be entitled to the benefits of Section 9.04, as well as to any fees and other amounts accrued for its account under Sections 2.05, 2.12 or 3.05 and not yet paid.

SECTION 3.09 Use of Proceeds. The proceeds of the Loans shall be available (and each Borrower represents, warrants and covenants that it shall use such proceeds) for general corporate purposes of the Company and its Subsidiaries, in each case, not in contravention of any Loan Document; provided that neither any Lender nor the Administrative Agent shall have any responsibility for the use of any of the proceeds of Loans; provided further that the proceeds of a Swing Loan shall not be used to repay another Swing Loan.

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SECTION 3.10 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.01.

(ii) [Intentionally omitted].

(iii) Certain Fees. That Defaulting Lender shall (x) not be entitled to receive any facility fee pursuant to Section 2.05(a) for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive such fees as are provided in Section 2.05(b).

(iv) Reallocation to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit, Letter of Credit Loans or Swing Loans pursuant to Sections 3.03 and 3.04, the pro rata share of each non-Defaulting Lender with respect to any Letters of Credit, Letter of Credit Loans or Swing Loans shall be computed without giving effect to the applicable Commitment(s) of that Defaulting Lender; provided, that, each such reallocation shall be given effect only to the extent that the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit, Letter of Credit Loans and Swing Loans does not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the portion of the Total Outstandings attributable to that Lender. Subject to Section 9.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(b) Defaulting Lender Cure. If the Company, the Administrative Agent, the Swing Loan Banks and the Issuing Banks agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders at par or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit, Letter of Credit Loans and Swing Loans to be held on a pro rata basis by the Lenders (without giving effect to Section 3.10(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that

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Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 3.11 Cash Collateral.

(a) Certain Credit Support Events. If, as of the Termination Date, any Letter of Credit Outstandings or Swing Loan Outstandings remain outstanding for any reason, upon the request of the Administrative Agent, the Issuing Banks or the Swing Loan Banks, the Company shall immediately Cash Collateralize the then Letter of Credit Outstandings in an amount equal to 103% of (i) the Available Amount of each Letter of Credit then outstanding in the Currency of such Letter of Credit and (ii) the outstanding principal amount of each Letter of Credit Loan in the Currency of such Loan and the then Swing Loan Outstandings in an aggregate amount equal to 103% of the outstanding principal amount of each Swing Loan in the Currency of such Swing Loan. Upon the request of the Administrative Agent or an Issuing Bank, if such Issuing Bank has made a Letter of Credit Loan, the Company shall immediately Cash Collateralize such Letter of Credit Loan in an amount equal to 103% of the outstanding principal amount of such Letter of Credit Loan in the Currency of such Loan. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the Issuing Banks or the Swing Loan Banks, the Company shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 3.10(a)(iv) and any Cash Collateral provided by such Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Company, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Banks and the Lenders (including the Swing Loan Banks), and agrees to maintain, a first priority security interest in such Cash Collateral, including all cash, deposit accounts and balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 3.11(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Company or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 3.11 in respect of Letters of Credit or Swing Loans shall be held and applied to the satisfaction of the specific Letter of Credit Outstanding, Swing Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

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(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 9.07)) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of the Company shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 3.11 may be otherwise applied in accordance with Section 7.02), and (y) the Person providing Cash Collateral and the Issuing Bank or Swing Loan Bank, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

ARTICLE IV

CONDITIONS OF LENDING

SECTION 4.01 Conditions Precedent to Effectiveness. The effectiveness of this Agreement is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or e-mails (in a .pdf format) or telecopies (in each case, followed promptly by originals to the extent set forth below or otherwise requested by the Administrative Agent) unless otherwise specified, each properly executed by a Responsible Officer of each of the parties thereto, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance satisfactory to the Administrative Agent:

(i) executed counterparts of (A) this Agreement, in such number as requested by Administrative Agent and (B) the Revolving Loan Notes payable by the Company and any Designated Borrower to each Lender requesting a Revolving Loan Note;

(ii) certified copies of (x) the charter and by-laws of the Company, (y) the resolutions of the Board of Directors of the Company authorizing and approving this Agreement and the other Loan Documents and the transactions contemplated by the Loan Documents, and (z) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Loan Documents;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Company as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer authorized to act in connection with this Agreement and the other Loan Documents to which the Company is a party;

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(iv) a favorable opinion of the Company’s Law Department covering such matters concerning the Borrowers and the Loan Documents as any Lender, through the Administrative Agent, may reasonably request;

(v) a favorable opinion of Gibson, Dunn & Crutcher LLP, counsel to the Company, covering such matters concerning the Borrowers and the Loan Documents as any Lender, through the Administrative Agent, may reasonably request; and

(vi) a certificate of a Responsible Officer of the Company to the effect that (x) the representations and warranties contained in Section 5.01 are correct (other than any such representations or warranties which, by their terms, refer to a prior date) and (y) no event has occurred and is continuing which constitutes a Default.

(b) Confirmation that the Company has delivered a written notice to each Departing Lender terminating as of the Effective Date all commitments of the Departing Lenders under the Existing Credit Agreement, and all amounts owing (whether or not due) under the Existing Credit Agreement and related documents through and including the Effective Date to each Departing Lender shall have been paid in full.

(c) Confirmation that (1) the Company has paid all accrued fees and expenses of the Administrative Agent and the Lenders hereunder (including the fees and expenses of counsel to the Administrative Agent to the extent then payable), together with all accrued but unpaid fees and expenses under the Existing Credit Agreement, to the extent the same have been invoiced to the Company at least two (2) Business Days prior to the Effective Date, and (2) the Company has paid in full the accrued and unpaid interest on the Loans as defined in, and all other amounts whatsoever payable under, the Existing Credit Agreement.

(d) The Administrative Agent and each Lender shall have received all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), in each case to the extent requested at least five Business Days prior to the Effective Date.

SECTION 4.02 Conditions Precedent to Each Revolving Loan Borrowing (other than the Acquisition Loan Borrowing), Swing Loan Borrowing and Letter of Credit Issuance. The obligation of each Lender to make a Loan (other than a Swing Loan or a Letter of Credit Loan made by a Lender pursuant to Section 3.03 or 3.04(b)) or a Competitive Bid Loan) on the occasion of each Borrowing (including the initial Borrowing, but excluding the Acquisition Loan Borrowing (it being understood, for the avoidance of doubt, that the Company may request a Borrowing to be made on the Acquisition Funding Date that is not the Acquisition Loan Borrowing, and which will be subject to the conditions in this Section 4.02)), and the right of the Company to request a Swing Loan Borrowing or the issuance, extension of the expiry of, or increase of the amount of, a Letter of Credit, shall be subject to the further conditions precedent that:

(i) in the case of the first Borrowing by a Designated Borrower, the Company shall have furnished to the Administrative Agent such Revolving Loan Notes, corporate documents, resolutions, certifications, legal opinions and other items relating to such Designated Borrower as the Administrative Agent (or a Lender requesting through the Administrative Agent) may reasonably require, and

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(ii) on the date of such Borrowing or issuance of a Letter of Credit the following statements shall be true (and the acceptance by a Borrower of the proceeds of such Borrowing or of such Letter of Credit shall constitute a representation and warranty by the Company and such Borrower that on the date of such Borrowing or issuance such statements are true):

(a) The representations and warranties contained in Section 5.01 (except the Excluded Representations) are correct on and as of the date of such Borrowing or issuance, before and after giving effect to such Borrowing or issuance and to the application of the proceeds therefrom, as though made on and as of such date other than any such representations or warranties that, by their terms, refer to a date other than the date of such Borrowing or issuance; and

(b) No event has occurred and is continuing, or would result from such Borrowing or issuance or from the application of the proceeds therefrom, which constitutes a Default;

provided that the conditions set forth in clause (ii) of this Section 4.02 shall not be applicable to a Borrowing if, as a result of and immediately after giving effect to such Borrowing and to the application of proceeds thereof, the aggregate outstanding principal amount of the Revolving Loans, Swing Loans and Letter of Credit Loans is not increased thereby.

SECTION 4.03 Conditions Precedent to Each Competitive Bid Loan Borrowing. The obligation of each Lender which is to make a Competitive Bid Loan on the occasion of a Competitive Bid Loan Borrowing (including the initial Competitive Bid Loan Borrowing) to make such Competitive Bid Loan as part of such Competitive Bid Loan Borrowing is subject to the conditions precedent that:

(a) the Administrative Agent shall have received the written confirmatory Notice of Competitive Bid Loan Borrowing with respect thereto;

(b) on or before the date of such Competitive Bid Loan Borrowing, but prior to such Competitive Bid Loan Borrowing, the Administrative Agent shall have received, if requested by such Lender, a Competitive Bid Loan Note payable to such Lender for each of the one or more Competitive Bid Loans to be made by such Lender as part of such Competitive Bid Loan Borrowing, in a principal amount equal to the principal amount of the Competitive Bid Loan to be evidenced thereby and otherwise on such terms as were agreed to for such Competitive Bid Loan in accordance with Sections 2.02 and 3.02; and

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(c) on the date of such Competitive Bid Loan Borrowing, the following statements shall be true (and the acceptance by the Company of the proceeds of such Competitive Bid Loan Borrowing shall constitute a representation and warranty by the Company that on the date of such Competitive Bid Loan Borrowing such statements are true):

(i) The representations and warranties contained in Section 5.01 (except the Excluded Representations) are correct on and as of the date of such Competitive Bid Loan Borrowing, before and after giving effect to such Competitive Bid Loan Borrowing and to the application of the proceeds therefrom, as though made on and as of such date other than any such representations or warranties which, by their terms, refer to a date other than the date of such Competitive Bid Loan Borrowing; and

(ii) No event has occurred and is continuing, or would result from such Competitive Bid Loan Borrowing or from the application of the proceeds therefrom, which constitutes a Default.

SECTION 4.04 Conditions Precedent to the Acquisition Loan Borrowing. The obligation of each Lender to make a Revolving Loan Borrowing, if any, on the Acquisition Funding Date, if (and only if) expressly designated as the “Acquisition Loan Borrowing” in the Notice of Revolving Loan Borrowing therefor (the “Acquisition Loan Borrowing”), shall be subject only to the conditions that:

(a) Either (x) the Starwood Credit Agreement shall have been terminated in full and all amounts then outstanding thereunder shall have been repaid in full (with customary accommodations made in respect of letters of credit issued thereunder), or other arrangements satisfactory to the Administrative Agent shall have been made in respect thereof (the “Starwood Payoff”), or (y) the aggregate commitments of the lenders under the Starwood Credit Agreement shall have been irrevocably reduced to an amount no greater than $700,000,000 (the “Starwood Reduction”; the amount of commitments so remaining after giving effect to such reduction, the “Starwood Reduced Commitment”);

(b) Either (x) the Acquisition shall be consummated in all material respects in accordance with the Merger Agreement or (y) certificates for all mergers comprising the Acquisition shall have been submitted for filing in the relevant jurisdictions (an election by the Company to satisfy the condition in this Section 4(b) by relying on this clause (y), a “Filing Election”), and, in each case, no provision of the Merger Agreement shall have been amended or waived, and no consent or request shall have been given thereunder, by the Company or its Affiliates, in any manner materially adverse to the interests of the Lenders without the prior written consent of the Administrative Agent, (it being understood that (a) any amendment to the definition of “Material Adverse Effect” in the Merger Agreement shall be deemed material and adverse to the interests of the Lenders, (b) any amendment, waiver, consent or other modification that decreases the purchase price in respect of the Acquisition less than 10% shall be deemed not to be materially adverse to the interests of the Lenders and (c) any increase or decrease in the purchase price in respect of the Acquisition pursuant to any purchase price or similar adjustment provisions set forth in the Merger Agreement shall not constitute an alteration, amendment, change, supplement, waiver, consent or other modification to the Merger Agreement);

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(c) The Specified Merger Agreement Representations shall be true and correct, and the Specified Representations shall be true and correct in all material respects (unless already qualified by materiality or “material adverse effect”, in which case they shall be true and correct in all respects) on the Acquisition Funding Date (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (unless already qualified by materiality or “material adverse effect”, in which case they shall be true and correct in all respects) as of such earlier date); and

(d) Except as set forth in any Starwood SEC Document (as defined in the Merger Agreement as of the date hereof) filed with the Securities and Exchange Commission since January 1, 2015 and publicly available at least one business day prior to November 15, 2015 (as amended to November 15, 2015, the “Starwood Filed SEC Documents”) (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature) or as disclosed in the disclosure letter delivered by Target to the Company and previously provided to the Joint Bookrunners and making reference to Section 3.1(g)(ii) of the Merger Agreement (provided, that such disclosure shall be deemed to qualify this condition to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to Section 3.1(g)(ii) of the Merger Agreement), since September 30, 2015, there have been no Effects (as defined in the Merger Agreement) that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Target. As used in this paragraph (d), “Material Adverse Effect” shall have the meaning set forth in the Merger Agreement;

provided that if the Company makes a Filing Election, the Administrative Agent will deposit all funds received from the Lenders pursuant to such Acquisition Loan Borrowing into an account of the Company at Bank of America (or one of its Affiliates in the United States) that will be subject to an “administrative hold,” and the Company will not have any right to withdraw any funds credited to such account or otherwise have the right to direct disposition of any such funds, until the earliest to occur of (x) effectiveness of all of the mergers comprising the Acquisition, (y) an election by the Company to access such funds notwithstanding that one or more of such mergers shall not have become effective and (z) 3:00 P.M. (New York City time) on the day following the date the Acquisition Loan Borrowing occurs, at which time the Administrative Agent shall release its “administrative hold” on such account. Upon such release, the Administrative Agent will distribute the funds in such account as follows: first, (x) solely if such release results from the effectiveness of all of the mergers comprising the Acquisition, to the Lenders in satisfaction of the Company’s obligations to pay upfront fees to the Lenders on the Second Fee Payment Date in accordance with Section 2.05(d), or (y) if such release results for any other reason, to the Lenders to be applied to outstanding Revolving Loans in the manner described in Section 2.10(b), solely if and to the extent necessary to cause the Total Outstandings on such date not to exceed the Total Available Commitments as of such date, and second, all remaining funds shall be available to the Company. Solely if such release of funds from such account results from the effectiveness of all of the mergers comprising the Acquisition, the Company shall cause the Starwood Payoff to occur prior to or substantially concurrent with the disbursement of such funds by the Administrative Agent and shall provide prompt confirmation thereof to the Administrative Agent. In the event of release of funds from such account resulting

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for any other reason, the Company shall cause the Starwood Payoff to occur prior to or substantially concurrent with (and in any event on the same date as) the effectiveness of the final merger comprising the Acquisition (or, if such effectiveness does not occur on a Business Day, the next succeeding Business Day).

ARTICLE V

REPRESENTATIONS AND WARRANTIES

SECTION 5.01 Representations and Warranties of the Company. The Company represents and warrants as follows:

(a) The Company and each of its Material Subsidiaries (i) is a corporation or other entity duly organized, validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its formation, (ii) is duly qualified and in good standing (to the extent applicable) as a foreign corporation or other entity in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not have a Material Adverse Effect and (iii) has all the requisite corporate or other power and authority to own or lease and operate its properties and to carry on its business as now conducted except where the failure to do so would not have a Material Adverse Effect.

(b) The execution, delivery and performance by the Company of the Loan Documents, and the consummation of the transactions contemplated hereby, are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene the Company’s certificate of incorporation or by-laws, (ii) violate any law, rule or regulation (including, without limitation, the Securities Act of 1933 and the Securities Exchange Act of 1934 and the regulations thereunder, and the Margin Regulations, each as amended from time to time), or order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the Company or any of its Subsidiaries or any of their properties, except if such conflict, breach or default would not have a Material Adverse Effect, or (iv) result in or require the creation or imposition of any Lien (other than a Lien permitted under Section 6.02(a)) upon or with respect to any of the properties of the Company or its Subsidiaries. The Company is not in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, except for such violation or breach which would not have a Material Adverse Effect.

(c) Except as have been obtained, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Company of the Loan Documents, or for consummation of the transactions contemplated hereby, except and to the extent that any failure to obtain such authorization, approval or other action would not have a Material Adverse Effect.

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(d) Each of the Loan Documents is, and each Note when delivered hereunder will be, legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) implied covenants of good faith and fair dealing.

(e) The Company has heretofore furnished to each of the Lenders unaudited condensed consolidated balance sheets of the Company and its Subsidiaries as at March 31, 2016, the related unaudited condensed consolidated statements of income and condensed consolidated statement of cash flows of the Company and its Subsidiaries for the fiscal quarter ended on said date, and consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2015 and the related consolidated statements of income and consolidated statement of cash flows of the Company and its Subsidiaries for the fiscal year ended December 31, 2015, together with the opinion of Ernst & Young LLP covering said consolidated balance sheet and statements for the fiscal year ended December 31, 2015. All such financial statements present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at said respective dates and the consolidated results of their operations and their cash flows for the respective periods so presented are all in accordance with GAAP. Since December 31, 2015 there has been no Material Adverse Change.

(f) No information, exhibit or report furnished by or on behalf of the Company to the Administrative Agent or any Lender in connection with the execution of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein taken as a whole, in the light of the time and circumstances under and the time at which they were made, not misleading.

(g) There is no pending or threatened action or proceeding affecting the Company or any of its Subsidiaries before any court, governmental agency or arbitrator which (i) is reasonably likely to have a Material Adverse Effect or (ii) purports to affect this Agreement or the transactions contemplated hereby.

(h) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted or could reasonably be expected to result in a liability to the Company or its ERISA Affiliates in excess of $5,000,000.

(i) Neither the Company nor any of its ERISA Affiliates has been notified by the sponsor of a Multiemployer Plan that it has incurred any Withdrawal Liability, and neither the Company nor any of its ERISA Affiliates, to the best of the Company’s knowledge and belief, is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan, in each case other than any Withdrawal Liability that would not have a Material Adverse Effect.

(j) Neither the Company nor any of its ERISA Affiliates has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, except where such reorganization or termination would not have a Material Adverse Effect.

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(k) The Company and each of its Subsidiaries have filed, have caused to be filed or have been included in all tax returns (federal, state, local and foreign) required to be filed and have paid (or have accrued any taxes shown that are not due with the filing of such returns) all taxes shown thereon to be due, together with applicable interest and penalties, except in any case where the failure to file any such return or pay any such tax is not in any respect material to the Company or the Company and its Subsidiaries taken as a whole.

(l) Neither the Company nor any Designated Borrower is, or is required to be, registered as an “investment company” under the Investment Company Act of 1940.

(m) Neither the Company nor any Designated Borrower is an EEA Financial Institution.

(n) Neither the Company, nor any of its Subsidiaries, nor, to the knowledge of the Company and its Subsidiaries, any director, officer or employee thereof, is a Person that is, or is owned 50% or more in the aggregate, or Controlled, by any Person that is or Persons that are (i) currently the subject or target of any Sanctions, or (ii) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List.

(o) The Company and its Subsidiaries have conducted their businesses (i) in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation of the European Union and (ii) to the extent the Company and its Subsidiaries conduct a material portion of their business in other jurisdictions, in compliance with other similar anti-corruption legislation of such other jurisdictions except where non-compliance therewith would not reasonably be expected to have an effect that is material to the Company and its Subsidiaries taken as a whole; and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(p) Neither the Company nor any Subsidiary, nor, to the knowledge of the Company and its Subsidiaries, any director, officer, employee, agent or representative thereof, (i) is currently in violation of any applicable anti-money laundering law, in each case, except where such violation, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or (ii) currently engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in any applicable law, regulation or other binding measure implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Organisation for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering, in each case, to the extent that such transaction, investment, undertaking or activity, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(q) To the extent applicable, the Company and its Subsidiaries are (i) in compliance with the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), as amended and each of the foreign assets control regulations of the United States Treasury Department (31CFR, Subtitle B, Chapter V, as amended) and any other enabling

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legislation or executive order relating thereto, in each case, except where the failure to comply, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and (ii) in compliance, in all material respects, with the PATRIOT Act.

ARTICLE VI

COVENANTS OF THE COMPANY

SECTION 6.01 Affirmative Covenants. So long as any obligations under this Agreement or any Note shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, the Company will, unless the Required Lenders shall otherwise consent in writing:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, the Securities Act of 1933 and all Environmental Laws, except, in each case, any non-compliance which would not have a Material Adverse Effect.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all taxes, assessments, claims and governmental charges or levies imposed upon it or upon its property, except to the extent that any failure to do so would not have a Material Adverse Effect; provided, however, that neither the Company nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, claim or charge that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

(c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, appropriate and adequate insurance with responsible and reputable insurance companies or associations or with self-insurance programs to the extent consistent with prudent practices of the Company and its Subsidiaries or otherwise customary in their respective industries in such amounts and covering such risks as is customary in the industries in which the Company or such Subsidiary operates.

(d) Payment of Welfare Plans. Pay, and cause each of its Material Subsidiaries to pay, the aggregate annualized cost (including, without limitation, the cost of insurance premiums) with respect to post-retirement benefits under Welfare Plans for which the Company and its Material Subsidiaries are liable.

(e) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Material Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that (i) the Company and its Material Subsidiaries may consummate any transaction permitted under Section 6.02(b) and (ii) neither the Company nor such Subsidiary shall be required to preserve any right or franchise (other than the corporate existence of each Borrower) when, in the good faith business judgment of the Company, such preservation or maintenance is neither necessary nor appropriate for the prudent management of the business of the Company.

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(f) Visitation Rights. At any reasonable time during normal business hours and upon reasonable prior notice and from time to time but in no event more than two times per year so long as no Event of Default is continuing, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

(g) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account as are necessary to prepare Consolidated financial statements in accordance with GAAP, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each such Subsidiary in accordance with GAAP.

(h) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where failure to do so would not have a Material Adverse Effect.

(i) Reporting Requirements. Furnish to the Administrative Agent (for delivery to the Lenders):

(i) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Company, quarterly condensed and consolidated balance sheets and consolidated statement of cash flows of the Company as of the end of such quarter and statements of income of the Company for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief accounting officer of the Company (or another appropriate Responsible Officer of the Company designated by said chief accounting officer) and certificates as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 6.01(j), provided that in the event of any change in GAAP used in preparation of such financial statements, the Company shall also provide, if necessary for the determination of compliance with Section 6.01(j), a statement of reconciliation conforming any information in such certificates with GAAP;

(ii) as soon as available and in any event within 105 days after the end of each fiscal year of the Company commencing with fiscal year 2016 of the Company, certificates as to compliance with the terms of this Agreement which are otherwise provided under clause (i) above at the end of each fiscal quarter other than the last fiscal quarter of the fiscal year and a copy of the annual report for such year for the Company, containing audited financial statements for such year reported on by Ernst & Young LLP or other independent public accountants of recognized national standing;

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(iii) as soon as possible and in any event within five days after the Company obtains notice of the occurrence of each Event of Default and each Default continuing on the date of such statement, a statement of a Responsible Officer of the Company setting forth details of such Event of Default or Default and the action which the Company has taken and proposes to take with respect thereto;

(iv) [intentionally omitted];

(v) promptly after the commencement thereof, notice of any action or proceeding of the kind referred to in Section 5.01(g);

(vi) promptly and in any event within 15 days after the Company knows or should reasonably know that any ERISA Event has occurred with respect to which the liability or potential liability of the Company or any of its ERISA Affiliates exceeds or could reasonably be expected to exceed $15,000,000, a statement of a principal financial officer of the Company describing such ERISA Event and the action, if any, which the Company or such ERISA Affiliate proposes to take with respect thereto;

(vii) promptly and in any event within 10 Business Days after receipt thereof by the Company or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan where such action would have a Material Adverse Effect;

(viii) with respect to liabilities or potential liabilities of the Company or any of its ERISA Affiliates of $15,000,000 or more, promptly and in any event within 20 Business Days after receipt thereof by the Company or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Company or any ERISA Affiliate concerning (1) the imposition of Withdrawal Liability by a Multiemployer Plan, (2) the reorganization or termination, within the meaning of Title IV of ERISA, of any Multiemployer Plan or (3) the amount of liability incurred, or which may be incurred, by the Company or any ERISA Affiliate in connection with any event described in clause (1) or (2) above;

(ix) forthwith upon the occurrence of a Change of Control, notice thereof with a reasonable description thereof; and

(x) promptly after a request therefor and to the extent reasonably available to the Company, such other business and financial information respecting the condition or operations, financial or otherwise, of the Company or any of its Subsidiaries that any Lender through the Administrative Agent may from time to time reasonably request.

(j) Leverage Ratio. Maintain, as at the last day of each fiscal quarter of the Company, a Leverage Ratio of not greater than 4.00 to 1.0; provided that the Company may, by written notice from a senior officer of the Company to the Administrative Agent indicating that the Company expects to consummate a Material Acquisition, temporarily increase this limitation to 4.50 to 1.00 for the three fiscal quarter period beginning with the fiscal quarter in

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which such written notice is delivered to the Administrative Agent; provided further that the maximum Leverage Ratio may only be increased as described above for not more than two such three fiscal quarter periods during the term of this Agreement, which periods may not be consecutive.

(k) Sanctions. Maintain in effect and enforce in all material respects policies and procedures designed to promote compliance by the Company, its Subsidiaries and their respective directors, officers and employees with applicable Sanctions.

(l) Anti-Corruption Laws; Anti-Money Laundering Laws. Conduct its businesses (a) (i) in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation of the European Union and (ii) if the Company and its Subsidiaries conduct a material portion of their business in other jurisdictions, in compliance with other similar anti-corruption legislation of such other jurisdictions except where non-compliance therewith would not reasonably be expected to have an effect that is material to the Company and its Subsidiaries taken as a whole and (b) in a manner that will not result in a violation by any Borrower or, to its knowledge, any director, officer, employee, agent or representative thereof of any applicable anti-money laundering law, in each case, except where such violation, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 6.02 Negative Covenants. So long as any obligations under this Agreement or any Note shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, the Company, unless the Required Lenders shall otherwise consent in writing:

(a) Liens, Etc. Will not create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

(i) Permitted Liens;

(ii) Liens outstanding on the Effective Date and described in a writing delivered to the Administrative Agent and the Lenders on or before the Effective Date (“Existing Liens”), Liens outstanding on the Acquisition Date on assets and properties of the Target and its Subsidiaries (“Target Liens”), and in each case any renewal, extension or replacement (or successive renewals, extensions or replacements) thereof which does not encumber any property of the Company or its Subsidiaries other than (1) the property encumbered by the Lien being renewed, extended or replaced, (2) property acquired by the Company or its Subsidiaries in the ordinary course of business to replace property covered by Existing Liens or Target Liens, and (3) de minimis other property incidental to the property referred to in clause (1) or (2) above;

(iii) Purchase Money Liens;

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(iv) Liens on properties of (X) any SLS Entity or any of their respective Subsidiaries, and (Y) MICC, Luxury Finance LLC and any other Subsidiary of the Company principally engaged in the business of finance, banking, credit, leasing, insurance or other similar operations;

(v) Liens on properties of Subsidiaries of the Company, which properties are located outside the United States of America;

(vi) Liens securing COLI Debt;

(vii) Liens on ownership interests of the Company or any of its Subsidiaries in partnerships or joint ventures with third parties which secure the Indebtedness of such partnerships or joint ventures, or of Subsidiaries of such partnerships or joint ventures; and

(viii) other Liens securing an aggregate principal amount of Indebtedness or other obligations not to exceed $750,000,000 at any time outstanding.

(b) Restrictions on Fundamental Changes. Will not, and will not permit any of its Material Subsidiaries to:

(i) merge or consolidate with or into, or

(ii) convey, transfer, lease or otherwise dispose of (whether in one transaction or a series of transactions) all or substantially all of the property (whether now owned or hereafter acquired) of the Company and its Subsidiaries, taken as a whole, to, or

(iii) convey, transfer, lease or otherwise dispose of (whether in one transaction or a series of transactions, and whether by or pursuant to merger, consolidation or any other arrangement), any property (whether now owned or hereafter acquired) essential to the conduct of the lodging group of the Company and its Subsidiaries, taken as a whole, to, or

(iv) enter into any partnership, joint venture, syndicate, pool or other combination with,

any Person, in each case unless (x) no Default shall have occurred and then be continuing or would result therefrom, and (y) in the case of a merger or consolidation of the Company, (1) the Company is the surviving entity or (2) the surviving entity expressly assumes by an amendment to this Agreement duly executed by such surviving entity all of the Company’s obligations hereunder and under the other the Loan Documents in a manner satisfactory to the Administrative Agent and the Required Lenders.

(c) Transactions with Affiliates. Will not enter into, or permit any of its Subsidiaries to enter into, any transaction with an Affiliate of the Company (other than the Company’s Subsidiaries) that would be material in relation to the Company and its Subsidiaries, taken as a whole, even if otherwise permitted under this Agreement, except on terms that are

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fair and reasonable to the Company and its Subsidiaries and on terms no less favorable to the Company or such Subsidiary (considered as a whole in conjunction with all other existing arrangements and relationships with such Affiliate) than the Company or such Subsidiary would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

(d) Dividends, Etc. Will not (i) declare any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock of the Company, or purchase, redeem or otherwise acquire for value (or permit any of its Subsidiaries to do so) any shares of any class of capital stock of the Company or any warrants, rights or options to acquire any such shares, now or hereafter outstanding, in each case if, at the time thereof or after giving effect thereto, an Event of Default has occurred and is continuing and (ii) make any dividend payment permitted to be declared pursuant to the foregoing clause (i) more than 90 days after the date it is declared if at the time such dividend payment is to be made an Event of Default has occurred and is continuing.

(e) Change in Nature of Business. Will not engage in, or permit any of its Subsidiaries to engage in, any business that is material to the Company and its Subsidiaries, taken as a whole, that is not carried on by the Company or its Subsidiaries as of the Effective Date (or related to a business carried on as of such date) and which would have a Material Adverse Effect.

(f) Accounting Changes. Will not make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies, except as required or permitted by GAAP or applicable law.

(g) Margin Stock. Will not directly or indirectly use, or permit any other Borrower or any Subsidiary to use, any of the proceeds of any Loan in a manner that violates or contravenes the Margin Regulations. Without limiting the foregoing, the Company (i) will promptly notify the Administrative Agent if at any time more than 20% of the value of the assets of the Company and its Subsidiaries (as determined in good faith by the Company) that are subject to Section 6.02(a) or Section 6.02(b) consist of or are represented by margin stock within the meaning of the Margin Regulations, and (ii) will give the Administrative Agent at least 15 Business Days’ prior written notice of any direct or indirect use of any of the proceeds of any Loan to buy or carry margin stock within the meaning of the Margin Regulations if, after giving effect thereto, more than 20% of the value of the assets of the Company and its Subsidiaries (as determined in good faith by the Company) that are subject to Section 6.02(a) or Section 6.02(b) consist of or are represented by margin stock within the meaning of the Margin Regulations, and will, if requested by the Administrative Agent, provide to the Administrative Agent prior to the making of such Loan a legal opinion of counsel reasonably acceptable to the Administrative Agent confirming that such use of proceeds will not contravene this Section 6.02(g) together with appropriately executed and completed purpose statements on Form FR U-1; provided that in lieu of such legal opinion and purpose statements, the Company may provide to the Administrative Agent, together with such written notice, a certificate of the Company stating that at the date of such certificate and after applying the proceeds of such Loan not more than 25% of the value of the assets of the Company and its Subsidiaries (as determined in good faith by the Company) that are subject to Section 6.02(a) or Section 6.02(b) consist of or are represented by margin stock within the meaning of the Margin Regulations. Each Lender hereby confirms to the Company and to the Administrative Agent that in extending or maintaining credit hereunder it has not relied upon any such margin stock as collateral.

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(h) Sanctions. Will not directly or knowingly indirectly use the proceeds of any Borrowing or Letter of Credit, or lend or contribute such proceeds to any Subsidiary, joint venture partner or other individual or entity, for the purpose of funding any activities of or business with any individual, or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions (in each case, unless authorized under applicable law (including, to the extent applicable, licensed by the Office of Foreign Assets Control of the U.S. Department of the Treasury)), or in any other manner that to the knowledge of the Borrower would reasonably be expected to result in a violation of Sanctions by any individual or entity participating in this Agreement, whether as Borrower, Lender, Joint Lead Arranger, Joint Bookrunner, Syndication Agent, Documentation Agent, Administrative Agent, Issuing Bank, Swing Loan Bank or otherwise.

(i) Anti-Corruption Laws; Anti-Money Laundering Laws. Will not, directly or, to the Company’s knowledge, indirectly (1) use the proceeds of any Borrowing or Letter of Credit for any purpose which would (A) breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or other similar anti-corruption legislation of the European Union or (B) if the Company and its Subsidiaries conduct a material portion of their business in other jurisdictions, breach other similar anti-corruption legislation of such other jurisdictions except where such would not reasonably be expected to have an effect that is material to the Company and its Subsidiaries taken as a whole or (2) engage in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in any applicable law, regulation or other binding measure implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Organisation for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering, in each case under this clause (2), to the extent that such transaction, investment, undertaking or activity, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) (i) Any Borrower shall fail to pay any principal of any Loan when the same becomes due and payable; or (ii) any Borrower shall fail to pay any interest on any Loan, or any other payment under any Loan Document, for a period of five Business Days after the same becomes due and payable (for the avoidance of doubt, to the extent that the Administrative Agent, an Issuing Bank or a Swing Loan Bank customarily bills the Company for fees or other amounts payable under any Loan Document, said five Business Day period will not begin any earlier than the date that the applicable bill has been provided to the Company); or

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(b) Any representation or warranty made by any Borrower herein or by any Borrower (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c) The Company shall fail to perform or observe (i) any term, covenant or agreement contained in Section 6.01(j) or in Section 6.02(b), (c), (d), (e), (g), (h) or (i)(2), or (ii) any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Administrative Agent or the Required Lenders; or

(d) The Company or any of its Material Subsidiaries shall fail to pay any principal of or premium or interest on any Indebtedness which is outstanding in a principal amount of at least $150,000,000 in the aggregate (but excluding Indebtedness hereunder and Non-Recourse Indebtedness) of the Company or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment, including, without limitation, a prepayment required in connection with the sale of the sole asset or all assets securing such Indebtedness), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; provided, however, that if there is acceleration of any Indebtedness which is included under this clause (d) solely because of a Guarantee by the Company or one of its Material Subsidiaries, an Event of Default will not exist under this clause (d) so long as the Company or such Material Subsidiary, as the case may be, fully performs its obligations in a timely manner under such Guarantee upon demand therefor by the beneficiary thereof; or

(e) The Company or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Company or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

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(f) Any judgment or order for the payment of money in excess of $150,000,000 shall be rendered against the Company or any of its Material Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) any such judgment or order shall not be stayed, discharged, paid, bonded or vacated within 30 days; or

(g) Any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Company or any ERISA Affiliate related to such ERISA Event) exceeds $100,000,000; or

(h) The Company or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Company and its ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $100,000,000; or

(i) The Company or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Company and its ERISA Affiliates to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of such Multiemployer Plans immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $100,000,000;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the express consent, of the Required Lenders, by notice to the Company, declare the obligation of each Lender to make Loans and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the express consent, of the Required Lenders, by notice to the Company, declare the Loans, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Company or any of its Material Subsidiaries under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Loans and of each Issuing Bank to issue Letters of Credit shall automatically be terminated and (B) the Loans, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.

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SECTION 7.02 Actions in Respect of the Letters of Credit Upon Event of Default; L/C Cash Collateral Account; Investing of Amounts in the L/C Cash Collateral Account; Release.

(a) Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 7.01 to authorize the Administrative Agent to declare the Loans due and payable pursuant to the provisions of Section 7.01, the Administrative Agent may, and at the request of the Required Lenders shall, irrespective of whether it is taking any of the actions described in Section 7.01 or otherwise, make demand upon the Company to, and forthwith upon such demand the Company will, pay to the Administrative Agent on behalf of the Lenders in Same Day Funds at the Administrative Agent’s office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to 103% of (x) the Available Amount of each Letter of Credit then outstanding in the Currency of such Letter of Credit and (y) the outstanding principal amount of each Letter of Credit Loan in the Currency of such Loan. If at any time the Administrative Agent determines that any funds held in the L/C Cash Collateral Account are subject to any equal or prior right or claim of any Person other than any Agent and the Lenders pursuant to this Agreement or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Company will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (1) such aggregate Available Amount over (2) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Administrative Agent determines to be free and clear of any such equal or prior right and claim.

(b) The Company hereby authorizes the Administrative Agent to open at any time upon the occurrence and during the continuance of an Event of Default a non-interest bearing account with the Administrative Agent at its address designated in Section 9.02 in the name of the Company but in connection with which the Administrative Agent shall be the sole entitlement holder or customer (the “L/C Cash Collateral Account”), and hereby pledges and assigns and grants to the Administrative Agent on behalf of the Lenders a security interest in the following collateral (the “L/C Cash Collateral Account Collateral”):

(i) the L/C Cash Collateral Account, all funds held therein and all certificates and instruments, if any, from time to time representing or evidencing the investment of funds held therein,

(ii) all L/C Cash Collateral Account Investments from time to time, and all certificates and instruments, if any, from time to time representing or evidencing the L/C Cash Collateral Account Investments,

(iii) all notes, certificates of deposit, deposit accounts, checks and other instruments from time to time delivered to or otherwise possessed by the Administrative Agent for or on behalf of the Company in substitution for or in addition to any or all of the then existing L/C Cash Collateral Account Collateral,

(iv) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing L/C Cash Collateral Account Collateral, and

(v) all proceeds of any and all of the foregoing L/C Cash Collateral Account Collateral.

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(c) If requested by the Company, the Administrative Agent will, subject to the provisions of clause (e) below, from time to time (i) invest amounts on deposit in the L/C Cash Collateral Account in such notes, certificates of deposit and other debt instruments as the Company may select and the Administrative Agent may approve and (ii) invest interest paid on the notes, certificates of deposit and other instruments referred to in clause (i) above, and reinvest other proceeds of any such notes, certificates of deposit and other instruments which may mature or be sold, in each case in such notes, certificates of deposit and other debt instruments as the Company may select and the Administrative Agent may approve (the notes, certificates of deposit and other instruments referred to in clauses (i) and (ii) above being collectively “L/C Cash Collateral Account Investments”). Interest and proceeds that are not invested or reinvested in L/C Cash Collateral Account Investments as provided above shall be deposited and held in the L/C Cash Collateral Account.

(d) Upon such time as (i) the aggregate Available Amount of all Letters of Credit is reduced to zero and such Letters of Credit are expired or terminated by their terms and all amounts payable in respect thereof, including but not limited to principal, interest, commissions, fees and expenses, have been paid in full in cash, and (ii) no Event of Default has occurred and is continuing under this Agreement, the Administrative Agent will pay and release to the Company or at its order (a) accrued interest due and payable on the L/C Cash Collateral Account Investments and in the L/C Cash Collateral Account, and (b) the balance remaining in the L/C Cash Collateral Account after the application, if any, by the Administrative Agent of funds in the L/C Cash Collateral Account to the payment of amounts described in clause (i) of this subsection (d).

(e) (i) The Administrative Agent may, without notice to the Company except as required by law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the L/C Cash Collateral Account against the obligations of the Company in respect of Letters of Credit (collectively, the “L/C Cash Collateral Account Obligations”) or any part thereof. The Administrative Agent agrees to notify the Company promptly after any such set-off and application, provided that the failure of the Administrative Agent to give such notice shall not affect the validity of such set-off and application.

(ii) The Administrative Agent may also exercise in respect of the L/C Cash Collateral Account Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code in effect in the State of New York at that time (the “UCC”) (whether or not the UCC applies to the affected L/C Cash Collateral Account Collateral), and may also, without notice except as specified below, sell the L/C Cash Collateral Account Collateral or any part thereof in one or more parcels at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. Each Borrower agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of L/C Cash Collateral Account Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

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(iii) Any cash held by the Administrative Agent as L/C Cash Collateral Account Collateral and all cash proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the L/C Cash Collateral Account Collateral may, in the discretion of the Administrative Agent, be held by the Administrative Agent as collateral for, and/or then or at any time thereafter be applied in whole or in part by the Administrative Agent against, all or any part of the L/C Cash Collateral Account Obligations in such order as the Administrative Agent shall elect. Any surplus of such cash or cash proceeds held by the Administrative Agent and remaining after payment in full of all the L/C Cash Collateral Account Obligations shall be paid over to the Company or to whomsoever may be lawfully entitled to receive such surplus.

(f) Upon the permanent reduction from time to time of the aggregate Available Amount of all Letters of Credit in accordance with the terms thereof, the Administrative Agent shall release to the Company amounts from the L/C Cash Collateral Account in an amount equal to each such permanent reduction; provided that the Administrative Agent shall not be obligated to reduce the funds or other L/C Cash Collateral Account Collateral then held in the L/C Cash Collateral Account below that level that the Administrative Agent reasonably determines is required to be maintained after taking into consideration any rights or claims of any Persons other than the Administrative Agent.

(g) In furtherance of the grant of the pledge and security interest pursuant to this Section 7.02, the Company hereby agrees with each Lender, each Issuing Bank and the Administrative Agent that the Company shall give, execute, deliver, file and/or record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable (in the reasonable judgment of the Administrative Agent) to create, preserve, perfect or validate the security interest granted pursuant hereto or to enable the Administrative Agent to exercise and enforce its rights hereunder with respect to such pledge and security interests.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

SECTION 8.01 Authorization and Action. Each Lender and Issuing Bank hereby appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (i) as to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of any Notes), the Administrative

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Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 and 7.02), and such instructions shall be binding upon all Lenders and all holders of Notes; provided that the Administrative Agent shall not be required to take any action which in its opinion or in the opinion of its counsel, may expose the Administrative Agent to liability or which is contrary to this Agreement or applicable law, (ii) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing and (iii) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by any Borrower pursuant to the terms of this Agreement and, promptly, copies of each item furnished to the Administrative Agent pursuant to Section 6.01(i). The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and neither the Company nor any other Borrower shall have rights as a third party beneficiary of any of such provisions.

SECTION 8.02 Reliance, Etc.

(a) None of the Agents nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (i) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender which is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07; (ii) may consult with legal counsel (including counsel for any Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Borrower or to inspect the property (including the books and records) of any Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall be entitled to rely upon, and shall incur no liability under or in respect of this Agreement by acting upon, any notice, request, consent, certificate, statement or other instrument, document or writing (which may be by telecopier/fax, telegram, cable or telex, any other electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and signed or sent by the proper party or parties.

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(b) The Joint Bookrunners, as such, the Joint Lead Arrangers, as such, the Syndication Agents, as such, and the Documentation Agents, as such, each referred to on the cover page hereto, shall have no duties or obligations whatsoever to the Lenders under or with respect to this Agreement, any of the other Loan Documents or any other document or any matter related thereto, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

(c) The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Company, any other Borrower, a Lender or an Issuing Bank.

(d) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(e) The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective officers, directors, employees, agents, advisors and Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent and to the officers, directors, employees, agents, advisors and Affiliates of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 8.03 The Agent and their Affiliates as Lenders. With respect to its respective Commitment as a Lender, the Loans made by it as a Lender, the Letters of Credit issued by it as Issuing Bank and the Notes issued to it as a Lender, each of the Agents party to this Agreement as Lender and/or Issuing Bank shall have the same rights and powers under this Agreement as any other Lender in its capacity as a Lender and/or any other Issuing Bank in its capacity as Issuing Bank and may exercise the same as though it were not an Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include each Agent in its individual capacity as a Lender and/or an Issuing Bank. Each Agent, in its individual capacity as a Lender and/or an Issuing Bank, and its affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for, act as trustee under indentures of, and generally engage in any kind of business with, any Borrower, any of its Subsidiaries and any Person who may do business with or own securities of any Borrower or any such Subsidiary, all as if the such Agent were not an Agent under this Agreement and without any duty to account therefor to the Lenders or the Issuing Banks.

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SECTION 8.04 Lender Credit Decision. Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon any Agent, any other Lender or Issuing Bank, any of their respective Affiliates or any of their respective, or their Affiliates’ respective, partners, directors, officers, employees, agents, trustees and advisors and based on the financial statements referred to in Section 5.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or Issuing Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 8.05 Indemnification. The Lenders and the Issuing Banks severally agree to indemnify each Agent and each of their Affiliates and their respective and their Affiliates’ respective officers, directors, employees, agents and advisors (in each case to the extent the Company fails to pay the same pursuant to Section 9.04(b) or otherwise), ratably according to their respective pro rata share, from and against any and all claims, damages, losses, liabilities and expenses of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of this Agreement or any action taken or omitted by such Agent under this Agreement in its respective capacity as an agent hereunder, provided that no Lender or Issuing Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender and each Issuing Bank agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees but excluding normal administrative expenses expressly excluded under Section 9.04(a)) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Company as required under Section 9.04(a).

SECTION 8.06 Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders, the Issuing Banks and the Company and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent with the consent of the Company, which consent shall not be unreasonably withheld. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be an Eligible Assignee and a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan

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Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement (if not already discharged therefrom as provided above in this Section). After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VIII and Section 9.04 shall inure to its benefit and to the benefit of its sub-agents and their respective Affiliates and their respective, and their Affiliates’ respective, partners, officers, directors, employees, agents, trustees and advisors as to any actions taken or omitted to be taken by any of them (i) while the retiring Administrative Agent was acting as Administrative Agent under this Agreement and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Amendments, Etc. (i) No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Lender affected thereby, do any of the following: (a) extend the expiration date of any Letter of Credit beyond the first anniversary of the Termination Date of the relevant Issuing Bank, (b) reduce any fees or other amounts payable hereunder to such Lender, (c) postpone any date fixed for any payment of any fees or other amounts payable hereunder to such Lender, (d) change the percentage of the Commitments or of the Total Outstandings, or the number of Lenders, which shall be required for the Lenders or any of them to take any action hereunder, (e) release the guarantee set forth in Section 10.01 or (f) amend this Section 9.01, Section 9.07(j), Section 1.07 or Section 2.13; and provided further that (1) no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent, and any Issuing Bank or any Swing Loan Bank, as the case may be, under this Agreement or any other Loan Document, unless such amendment, waiver or consent is in writing and signed by the Administrative Agent, such Issuing Bank or such Swing Loan Bank, as the case may be, in addition to the Lenders required above to take such action, (2) no amendment, waiver or consent shall affect the rights or duties of any Lender that has made a Competitive Bid Loan unless such amendment, waiver or consent is in writing and signed by such Lender in respect of such Competitive Bid Loan, in addition to the Lenders required above to take such action, (3) subject to the provisions of Section 2.06 and 2.15, no amendment, waiver or consent shall reduce the principal of, or interest on, the Revolving Loans or postpone any date

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fixed for any payment of principal of, or interest on, the Revolving Loans, unless in each case signed by each Lender affected thereby, (4) no amendment, waiver or consent shall reduce the principal of, or interest on, the Swing Loans or postpone any date fixed for any payment of principal of, or interest on, the Swing Loans, unless in each case signed by all of the affected Swing Loan Banks, (5) no amendment, waiver or consent shall reduce the principal of, or interest on, the Letter of Credit Loans or postpone any date fixed for any payment of principal of, or interest on, the Letter of Credit Loans, unless in each case signed by each affected Lender, (6) subject to the provisions of Sections 2.06 and 2.15, no amendment, waiver or consent shall extend the Termination Date of the Commitment or increase the Commitment of any Lender, Swing Loan Bank or Issuing Bank or subject any Lender, Swing Loan Bank or Issuing Bank to any additional obligations, unless signed by such Lender, Swing Loan Bank or Issuing Bank, as the case may be and (7) any amendment to a ratio or requirement that is contemplated pursuant to Section 1.03(b) shall require a writing signed only by the Company and the Administrative Agent. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(ii) Notwithstanding the foregoing clause (i), the Administrative Agent and the Company may, with the consent of the other (but without the consent of any Lender or other Borrower), amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, omission, typographical error, mistake, defect or inconsistency if such amendment, modification or supplement does not adversely affect the rights of the Administrative Agent or any Lender.

SECTION 9.02 Notices, Etc. (a) All notices and other communications provided for hereunder shall be in writing (including telecopy/fax, telegraphic, telex or cable communication) and mailed, telegraphed, telecopied/faxed, telexed, cabled or delivered, to the addresses specified in Schedule II hereto; or to the Company or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, to each other party, at such other address as shall be designated by such party in a written notice to the Company and the Administrative Agent. All such notices and communications shall, (a) when mailed, be effective three Business Days after the same is deposited in the mails, (b) when mailed for next day delivery by a reputable freight company or reputable overnight courier service, be effective one Business Day thereafter, and (c) when sent by telegraph, telecopy/fax, telex or cable, be effective when the same is telegraphed, telecopied/faxed and receipt thereof is confirmed by telephone or return telecopy/fax, confirmed by telex answerback or delivered to the cable company, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III or VIII shall not be effective until received by the Administrative Agent.

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(b) Electronic Communications.

(i) Delivery of Communications by the Company. The Company (on behalf of itself and on behalf of each Designated Borrower) agrees that, unless otherwise requested by the Administrative Agent, it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and the other Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a continuation or Conversion of an existing, Borrowing (including any election of an interest rate or Interest Period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement, (D) is required to be delivered to satisfy any condition precedent in Article IV relating to the effectiveness of this Agreement and/or any Borrowing or (E) initiates or responds to legal process (all such non-excluded information being referred to herein collectively as the “Communications”), by transmitting the Communications in an electronic/soft medium (provided such Communications contain any required signatures) in a format acceptable to the Administrative Agent to the email address specified on Schedule II hereto or such other e-mail address designated by the Administrative Agent from time to time.

(ii) Use of Web Platforms and FpML Messaging. Each party hereto agrees that the Administrative Agent may make the Communications available to the Lenders, the Swing Loan Banks and the Issuing Banks by electronic communication (including by posting the Communications on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system, if any, to which each Lender and the Administrative Agent have access (the “Platform”), FpML messaging or e-mail (as described below)) pursuant to procedures approved by the Administrative Agent. Nothing in this Section 9.02 shall prejudice the right of the Administrative Agent to make the Communications available to the Lenders, the Swing Loan Banks and the Issuing Banks in any other manner specified in this Agreement.

(iii) E-mail Notification to Lenders. Each Lender, each Swing Loan Bank and each Issuing Bank agrees that e-mail notice to it (at the address provided pursuant to the next sentence and deemed delivered as provided in the next paragraph) specifying that Communications have been posted to the Platform shall constitute effective delivery of such Communications to such Lender for purposes of this Agreement. Each Lender, each Swing Loan Bank and each Issuing Bank agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time to ensure that the Administrative Agent has on record an effective e-mail address for such Lender, such Swing Loan Bank or such Issuing Bank, as the case may be, to which the foregoing notice may be sent by electronic transmission, and (ii) that the foregoing notice may be sent to such e-mail address.

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(iv) Presumption as to Delivery of E-Mail. Each party agrees that any electronic communication referred to in this Section 9.02 shall be deemed delivered upon the posting of a record of such communication as “received” in the e-mail system of the recipient; provided that if such communication is not so received during normal business hours, such communication shall be deemed delivered at the opening of business on the next Business Day.

(v) Waiver of Responsibility. Each party acknowledges that (A) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (B) the Communications and the Platform are provided “as is” and “as available,” (C) none of the Administrative Agent, its affiliates nor any of their respective officers, directors, employees, agents, advisors or representatives (collectively, the “Bank of America Parties”) warrants the adequacy, accuracy or completeness of the Communications or the Platform, and each Bank of America Party expressly disclaims liability for errors or omissions in any Communications or the Platform, and (D) no warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Bank of America Party in connection with any Communications or the Platform.

(vi) Limitation on use of Platform. Notwithstanding the foregoing, if the Company has any reason to believe that either the confidentiality of the Platform, the confidentiality of electronic transmissions to the Administrative Agent, or the integrity of Communications posted on the Platform has, may have or may in the future be compromised, then the Company may upon notice to the Administrative Agent delivered in any manner permitted under this Agreement, either (1) suspend its obligation hereunder to transmit Communications to the Administrative Agent by electronic/soft medium, (2) instruct the Administrative Agent not to transmit to the Platform any as yet un-posted Communications, and/or (3) instruct the Administrative Agent to take commercially reasonable steps to remove any currently posted Communications from the Platform. In the event that the use of the Platform should be suspended due to any of the circumstances described in this paragraph, the Company agrees to deliver the Communications to each Lender via e-mail. The Lenders agree that the delivery of the Communications via e-mail shall be deemed effective upon the posting of a record of such electronic transmission as “sent” in the e-mail system of the Company. The Administrative Agent agrees to immediately inform the Company of any security issue or Communications integrity issue that comes to its attention and relates to the Platform or the Administrative Agent’s receipt of electronic Communications.

SECTION 9.03 No Waiver; Remedies. No failure on the part of any Lender, any Issuing Bank or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

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SECTION 9.04 Costs and Expenses.

(a) The Company agrees to pay, whether or not any of the transactions contemplated hereby are consummated, on the Effective Date and thereafter on demand (x) all reasonable costs and expenses in connection with the preparation (excluding normal travel and related expenses incurred by the personnel of the Administrative Agent), execution, delivery, administration (excluding those which are customarily borne by the Administrative Agent), modification and amendment of this Agreement, the other Loan Documents and the other documents to be delivered hereunder, and (y) the reasonable fees and expenses of counsel to the Administrative Agent and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement. The Company further agrees to pay on demand all reasonable expenses of the Lenders and the Issuing Banks (including, without limitation, reasonable counsel fees and expenses) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the other Loan Documents and the other documents to be delivered hereunder, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 9.04(a).

(b) The Company agrees to indemnify and hold harmless the Administrative Agent (and any sub-agent thereof), each Lender, each Issuing Bank, each Joint Bookrunner and each Joint Lead Arranger and each of their respective Affiliates and the respective officers, directors, employees, agents, advisors and other representatives of the foregoing (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel but in each case limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnified Parties taken as a whole and, if reasonably necessary, one local counsel for all Indemnified Parties taken as a whole in each relevant jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional counsel (and if reasonably necessary, one local counsel in each relevant jurisdiction) to each group of similarly situated affected Indemnified Parties) that are incurred by or asserted or awarded against any Indemnified Party in its agent or lending capacity under, or otherwise in connection with, the Loan Documents, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with the Loan Documents, the proposed or actual use of the proceeds therefrom or any of the other transactions contemplated thereby, whether or not such investigation, litigation or proceeding is brought by the Company, its shareholders or creditors or an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF SUCH INDEMNIFIED PARTY, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (i) such Indemnified Party’s bad faith, gross negligence or willful misconduct or (ii) the material breach by such Indemnified Party of its obligations under this

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Agreement or (y) to have arisen out of, or in connection with, any proceeding that does not involve an act or omission by the Company or any of its Affiliates and that is brought by an Indemnified Party against any other Indemnified Party (other than a claim related to such Indemnified Party acting as a Joint Lead Arranger, Joint Bookrunner, Administrative Agent, Syndication Agent, Documentation Agent or in another agency or representative capacity). The Company also agrees not to assert any claim against the Administrative Agent (or any sub-agent thereof), any Lender, any Issuing Bank, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to any of the Loan Documents or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loans. Each of the Lenders, each of the Issuing Banks and the Administrative Agent agrees not to assert any claim against the Company, its Affiliates or any of their directors, officers, employees, attorneys and agents, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to any of the Loan Documents or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loans or the Letters of Credit; provided that nothing contained in this sentence shall limit the Company’s indemnity or reimbursement obligations to the extent set forth in this paragraph. Notwithstanding any other provision of this Agreement, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for the Company’s direct or actual damages resulting from the bad faith, gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(c) If (i) any payment of principal of any Eurocurrency Rate Loan is made other than on the last day of the Interest Period for such Loan, as a result of a payment pursuant to Section 2.15(c) or 3.05 or acceleration of the maturity of the Loans pursuant to Section 7.01 or for any other reason, or (ii) the Company gives notice of a Loan Conversion pursuant to Section 2.09(c) or otherwise continues or Converts any Loan (other than a Base Rate Loan) effective on a day other than the last day of the Interest Period for such Loan, then the Company shall, upon demand by any Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan.

(d) Without prejudice to the survival of any other agreement of the Company or the Lenders hereunder, the agreements and obligations of the Company contained in Sections 2.12, 3.01(c), 3.05 and 9.04, and the agreements and obligations of each Lender under Section 9.11, shall survive the payment in full of principal, interest and all other amounts payable hereunder and under each of the other Loan Documents.

SECTION 9.05 Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 7.01 to authorize the Administrative Agent to declare the Loans and other amounts payable under this Agreement and the other Loan Documents due and payable

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pursuant to the provisions of Section 7.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held (other than deposits at any account with respect to which such account states that the Company is acting in a fiduciary capacity) and other indebtedness at any time owing by such Lender to or for the credit or the account of the Company against any and all of the obligations of the Company now or hereafter existing under this Agreement and any other Loan Document to such Lender, whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.13 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Loans and other amounts owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Company after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

SECTION 9.06 Binding Effect. This Agreement shall become effective when it shall have been executed by the Company, the Administrative Agent and each Bank and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 9.07 Assignments and Participations.

(a) Each Lender may assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Loans owing to it and the Note or Notes, if any, held by it); provided, however, that:

(i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement (other than any Competitive Bid Loans or any Swing Loans), it being understood that a Lender shall be permitted to assign to any of its Affiliates all or any portion of such Lender’s rights and obligations with respect to a Designated Borrower that is not incorporated in the United States,

(ii) the amount of the Commitments of the assigning Lender being assigned pursuant to each such assignment other than an assignment to another Lender or an Affiliate of a Lender (in each case, determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 and shall be an integral multiple of $1,000,000 in excess thereof,

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(iii) each such assignment shall be to an Eligible Assignee, and (unless such assignment shall be to an Affiliate of the assigning Lender or to an existing Lender) the Company, the Administrative Agent, the Issuing Banks and the Swing Loan Banks shall have consented to such assignment (which consents shall not be unreasonably withheld or delayed); provided that (x) the consent of the Company shall not be required if an Event of Default has occurred and is continuing at the time of such assignment and (y) the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof,

(iv) after giving effect to such assignment, the assigning Lender together with all Affiliates of such Lender (collectively, each a “Lender Group”) shall continue to hold no less than 25% of any Commitments held by such Lender Group on, or acquired by such Lender Group after, the Effective Date (and the Loans owing to such Lender Group), unless the Company shall otherwise agree; provided that this clause (iv) shall not apply if an Event of Default pursuant to Section 7.01(a) has occurred and is continuing at the time of such assignment,

(v) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500 paid by either the assigning Lender or the assignee,

(vi) unless the Company and the Administrative Agent otherwise agree, the Termination Date of the assignee under each such assignment shall be deemed to be the then Final Termination Date, and

(vii) no assignment shall be made to (A) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (A), (B) a natural person or (C) any Borrower or any Affiliate of any Borrower.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall relinquish its rights and be released from its obligations under this Agreement, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance.

Notwithstanding anything to the contrary contained herein except for the conditions set for in clause (iv) of this Section 9.07(a), any Bank (a “Granting Bank”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Company, the option to provide to a Borrower all or any part of a Loan that such Granting Bank would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided that (i) nothing herein shall

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constitute a commitment by any SPC to make any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Loan were made by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Bank). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.07 except for the conditions set forth in clause (iii) of this Section 9.07(a), any SPC may (i) with notice to, but without the prior written consent of, the Company and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Bank or to any Eligible Assignee (consented to by the Company and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This paragraph may not be amended without the written consent of the SPC.

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

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(c) Each New Lender shall submit a New Commitment Acceptance in accordance with the provisions of Section 2.06(b). Upon the execution, delivery, acceptance and recording of a New Commitment Acceptance, from and after the Increase Date related thereto such New Lender shall be a party hereto and have the rights and obligations of a Lender hereunder having the Commitment specified therein (or such lesser Commitment as shall be allocated to such New Lender in accordance with Section 2.06(b)(vi) or 2.15(d)). By executing and delivering a New Commitment Acceptance, the New Lender thereunder confirms to and agrees with the other parties hereto as follows: (i) such New Lender hereby agrees that no Lender has made any representation or warranty, or assumes any responsibility with respect to, (x) any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto or (y) the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (ii) such New Lender confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such New Commitment Acceptance; (iii) such New Lender will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (iv) such New Lender confirms that it is an Eligible Assignee; (v) such New Lender appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such New Lender agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance and each New Commitment Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and each Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall provide the Company with a copy of the Register upon request.

(e) (i) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Revolving Loan Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C-1 hereto, (1) accept such Assignment and Acceptance, (2) record the information

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contained therein in the Register and (3) give prompt notice thereof to the Company. Within five Business Days after its receipt of such notice, the relevant Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for any surrendered Revolving Loan Note or Notes a new Revolving Loan Note to such Eligible Assignee in an amount equal to the Commitments assumed by it pursuant to such Assignment and Acceptance and a new Revolving Loan Note to the assigning Lender in an amount equal to the Commitments retained by it hereunder. Such new Revolving Loan Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Revolving Loan Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-l hereto. Such surrendered Revolving Loan Note or Notes shall be marked “canceled” and shall be returned promptly to the Company.

(ii) Upon its receipt of a New Commitment Acceptance executed by a New Lender representing that it is an Eligible Assignee, the Administrative Agent shall, if such New Commitment Acceptance has been completed and is in substantially the form of Exhibit C-3 hereto, (1) accept such New Commitment Acceptance, (2) record the information contained therein in the Register and (3) give prompt notice thereof to the Company. Within five Business Days after its receipt of such notice if requested by such New Lender, the relevant Borrower, at its own expense, shall execute and deliver to the Administrative Agent a new Revolving Loan Note to such New Lender in an amount equal to the Commitments assumed by it pursuant to such New Commitment Acceptance. Such new Revolving Loan Note shall be dated the relevant Increase Date and shall otherwise be in substantially the form of Exhibit A-l hereto.

(f) Each Lender may sell participations to one or more banks or other entities (other than a natural person, a Defaulting Lender or a Borrower or any Affiliate of a Borrower) in or to a portion of its rights and obligations under this Agreement (including, without limitation, a portion of its Commitments, the Loans owing to it and the Note or Notes, if any, held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitments hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (iv) except in the case of a participation involving a Lender and one of its Affiliates (and this exception shall apply only so long as the participant remains an Affiliate of such Lender), the parties to each such participation shall execute a participation agreement in substantially the form of the Participation Agreement, and (v) no participant under any such participation shall have any right to approve any amendment to or waiver of any provision of any Loan Document, or any consent to any departure by any Borrower therefrom, except to the extent that such amendment, waiver or consent would alter the principal of, or interest on, the Loan or Loans in which such participant is participating or any fees or other amounts payable to the Lenders hereunder, or postpone any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder. Each Lender shall provide the Company with a list of entities party to all Participation Agreements with such Lender upon request.

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(g) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information, including Confidential Information, relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers; provided that, prior to any such disclosure of Confidential Information, the assignee or participant or proposed assignee or participant shall be informed of the confidential nature of such Confidential Information and shall agree to (i) preserve the confidentiality of any Confidential Information relating to the Borrowers received by it from such Lender and (ii) be bound by the provisions of Section 9.11.

(h) Notwithstanding any other provision in this Section 9.07, no Lender may assign its interest to an Eligible Assignee if, as of the effective date of such assignment, such assignment would increase the amount of Taxes, Other Taxes or increased costs payable under Sections 2.12 or 3.05, respectively.

(i) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time and without the consent of the Administrative Agent or any Borrower create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Loans owing to it and any Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or in favor of another central bank.

(j) (i) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) Each Lender and each Issuing Bank shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, the Administrative Agent and the Borrowers, as applicable, against any Excluded Taxes attributable to such Lender or such Issuing Bank, in each case, that are payable or paid by the Administrative Agent or a Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall

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be conclusive absent manifest error. Each Lender and Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing Bank, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(k) No Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender.

SECTION 9.08 No Liability of the Issuing Banks. Each Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any Issuing Bank nor any of their respective officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by any Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that each Borrower shall have a claim against an Issuing Bank, and such Issuing Bank shall be liable to such Borrower, to the extent of any direct, but not consequential, damages suffered by such Borrower that were caused by (i) such Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, each Issuing Bank acting in good faith may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

SECTION 9.09 Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the law of the State of New York; provided, however, that (a) the interpretation of the definition of Material Adverse Effect in Section 4.04(d) and the determination of whether there shall have occurred a Material Adverse Effect for purposes of Section 4.04(d), (b) the determination of whether the Acquisition has been consummated as contemplated by the Merger Agreement, and (c) the determination of whether the representations and warranties made by the Target in the Merger Agreement are accurate, and whether any inaccuracy thereof entitles the Company to terminate its obligations under the Merger Agreement or not to consummate the Acquisition, shall be determined in accordance with the laws of the State of Delaware (except to the extent the laws of the State of Maryland may be mandatorily applicable thereto, in which case such determination shall be in accordance with the laws of the State of Maryland) without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction.

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SECTION 9.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier/fax or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.11 Confidentiality. (a) Each of the Administrative Agent, the Issuing Banks, the Joint Lead Arrangers, the Joint Bookrunners and the Lenders agrees that it will treat as confidential, and maintain the confidentiality of, all Confidential Information, that it will not furnish Confidential Information to any Person, and that it will use such Confidential Information solely for the purpose of providing the services which are the subject of this Agreement and the other Loan Documents; provided, however, that nothing herein shall prevent the Administrative Agent, any Issuing Bank, any Joint Lead Arranger, any Joint Bookrunner or any Lender from disclosing any such Confidential Information (i) to such Person’s Affiliates and to its and its Affiliates respective partners, directors, officers, employees, agents, trustees, advisors, legal counsel, independent auditors and professionals and other representatives (collectively, “Representatives”) (it being understood and agreed that (x) Representatives will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential and use it solely for the purpose of providing the services which are the subject of this Agreement and the other Loan Documents and (y) a party making such information available to its Affiliates and its and their respective officers, directors and employees agrees to be responsible for any breach of this Section 9.11 that results from the actions or omissions of such Affiliates, officers, directors and employees), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over it or any of its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any legal process, subpoena, judicial or administrative proceeding or similar compulsory process; provided the Administrative Agent, each Issuing Bank, each Joint Lead Arranger, each Joint Bookrunner and each Lender agrees that it will notify the Company as soon as practical in the event of any such disclosure (other than at the request of a regulatory authority), unless such notification shall be prohibited by applicable law or legal process, (iv) to the Administrative Agent, any Issuing Bank or any other Lender, (v) in connection with any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) to actual, potential and prospective Lenders, participants and assignees, and to any actual, potential and prospective credit insurance provider relating to the Borrowers and their respective obligations under the Loan Documents, provided that the disclosure of any such information to any actual, potential or prospective Lenders, participants, assignees or credit insurance providers, shall be made subject to the acknowledgment and acceptance by such Person that such information is being disseminated to it on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to the Company and the Joint Bookrunners, including, without limitation, as agreed in any confidential information memorandum or other marketing materials or in connection with the distribution of information through the Platform) in accordance with the standard syndication processes of the Joint Bookrunners or customary market standards for dissemination of such type of information, (vii) to any direct, indirect, actual, potential or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement, which counterparty has been approved by the Company (which approval shall not be unreasonably withheld, delayed or conditioned), provided that the disclosure of any such information to any

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such counterparty shall be made subject to a confidentiality agreement on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to the Company, (viii) with the Company’s consent, (ix) to the extent such Confidential Information (1) is independently developed by the Administrative Agent, any Issuing Bank or any Lender or becomes publicly available to such Administrative Agent, any Issuing Bank or any Lender or any of its respective affiliates or Representatives other than as a result of a breach by such Administrative Agent, any Issuing Bank or any Lender, or such Person’s Representatives of this Section 9.11 or (2) becomes available to the Administrative Agent, any Issuing Bank or any Lender or any of its Affiliates on a nonconfidential basis from a source other than the Company, its Affiliates or Representatives, (x) for purposes of establishing a “due diligence” defense and (xi) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

(b) Each of the Administrative Agent, each Issuing Bank and each Lender acknowledges that (i) it may receive Confidential Information pursuant to this Agreement and/or the other Loan Documents, (ii) it has developed compliance procedures regarding the use of such Confidential Information and (iii) it will handle such Confidential Information in accordance with applicable law, including United States Federal and state securities laws.

(c) Any Person required to maintain the confidentiality of Confidential Information as provided in this Section 9.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.

(d) In connection with the services and transactions contemplated hereby, the Company (on behalf of itself and its Affiliates) agrees that each of the Administrative Agent, the Issuing Banks and the Lenders are permitted to access, use and, subject to the confidentiality provisions of this Section 9.11 share with any of their bank or non-bank Affiliates, agents, advisors (legal or otherwise) or representatives any information concerning the Company or any of the Company’s Affiliates (but no such information regarding any of the Company’s customers) that is or may come into the possession of the Administrative Agent, such Issuing Bank or such Lender or any of such Person’s Affiliates.

(e) For the avoidance of doubt, no Borrower shall have any obligation under this Agreement or any other Loan Document to furnish any information other than Confidential Information.

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SECTION 9.12 Jurisdiction, Etc.

(a) Each of the parties hereto (and each Designated Borrower, by its acceptance of the proceeds of Loans made to it) hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action, proceeding or counterclaim arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto and each Designated Borrower hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State or, to the extent permitted by law, in such federal court. Notwithstanding the foregoing, each of the parties hereto and each Designated Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto and each Designated Borrower irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any action, proceeding or counterclaim arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto and each Designated Borrower hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.13 WAIVER OF JURY TRIAL. EACH BORROWER, THE ADMINISTRATIVE AGENT, EACH ISSUING BANK AND EACH OF THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE LOANS, THE LETTERS OF CREDIT OR THE ACTIONS OF THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

SECTION 9.14 Judgment Currency. This is an international loan transaction in which the specification of Dollars or an Alternate Currency, as the case may be (the “Specified Currency”), any payment in New York City or the country of the Specified Currency, as the case may be (the “Specified Place”), is of the essence, and the Specified Currency shall be the currency of account in all events relating to Loans denominated in the Specified Currency. The payment obligations of the Borrowers under this Agreement and the other Loan Documents shall not be discharged by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange which shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding that on which such judgment is rendered. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder (an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder or under any of the other Loan

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Documents in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and each Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand in the Specified Currency, any difference between the sum originally due to such Entitled Person in the Specified Currency and the amount of the Specified Currency so purchased and transferred.

SECTION 9.15 European Monetary Union.

(a) Payments by the Administrative Agent Generally. With respect to the payment of any amount denominated in Euros, the Administrative Agent shall not be liable to any of the Borrowers, any of the Multicurrency Swing Loan Banks or any of the Lenders in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Administrative Agent if the Administrative Agent shall have taken all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds (in Euros) to the account of any Borrower, any Swing Loan Bank or any Lender in the Principal Financial Center in the Participating Member State which such Borrower, such Swing Loan Bank or such Lender, as the case may be, shall have specified for such purpose. For the purposes of this paragraph, “all relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Administrative Agent may from time to time determine for the purpose of clearing or settling payments in Euros.

(b) Other Consequential Changes. Without prejudice to the respective liabilities of the Borrowers to the Lenders and the Multicurrency Swing Loan Banks and the Lenders and the Multicurrency Swing Loan Banks to the Borrowers under or pursuant to this Agreement, except as expressly provided in this Section, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time reasonably specify to be necessary or appropriate to reflect the introduction of or changeover to Euros in Participating Member States.

SECTION 9.16 USA PATRIOT Act. Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with said Act. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

SECTION 9.17 Original Notes. On the Effective Date, the Original Note, if any, held by each Lender shall be deemed to be cancelled and, if such Lender has requested a Revolving Loan Note hereunder, amended and restated by the Revolving Loan Note delivered

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hereunder on or about the Effective Date (regardless of whether any Lender shall have delivered to the Company for cancellation the Original Note held by it). Each Lender, whether or not requesting a Revolving Loan Note hereunder, shall use its commercially reasonable efforts to deliver the Original Note held by it to the Company for cancellation and/or amendment and restatement. All amounts owing under, and evidenced by, the Original Notes as of the Effective Date shall continue to be outstanding hereunder, and shall from and after the Effective Date, if requested by the Lender holding such Original Note, be evidenced by the Revolving Loan Notes, and shall in any event be evidenced by, and governed by the terms of, this Agreement. Each Lender hereby agrees to indemnify and hold harmless the Company from and against any and all liabilities, losses, damages, actions or claims that may be imposed on, incurred by or asserted against the Company arising out of such Lender’s failure to deliver the Original Note held by it to the Company for cancellation, subject to the condition that the Company shall not make any payment to any Person claiming to be the holder of such Original Note unless such Lender is first notified of such claim and is given the opportunity, at such Lender’s sole cost and expense, to assert any defenses to such payment.

SECTION 9.18 Survival. To the extent the Existing Credit Agreement provides that certain terms survive the termination of the Existing Credit Agreement or survive the payment in full of principal, interest and all other amounts payable thereunder, then such terms shall survive the amendment and restatement of the Existing Credit Agreement.

SECTION 9.19 Amendment and Restatement. As of the Effective Date, the Commitments of certain Lenders under (and as defined in) the Existing Credit Agreement shall be terminated by the Company (such Lenders, the “Departing Lenders”). The remaining Lenders under (and as defined in) the Existing Credit Agreement shall be Banks under this Agreement with Commitments as set forth on the signature pages hereof. By its execution and delivery of this Agreement, each Bank that was a Lender under (and as defined in) the Existing Credit Agreement hereby consents to the execution and delivery of this Agreement and to the non-pro rata reduction of Commitments (under and as defined in the Existing Credit Agreement) occurring on the Effective Date as a result of the termination of the Commitments of the Departing Lenders, and the concurrent repayment in full of all loans and other obligations owing (whether or not due) to the Departing Lenders. On the Effective Date, effective immediately following such termination and repayment, the Existing Credit Agreement shall be amended, restated and superseded in its entirety by this Agreement. The parties hereto acknowledge and agree that (a) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment and reborrowing, or termination of the obligations of the Company and the other Borrowers under the Existing Credit Agreement as in effect prior to the Effective Date (except with respect to the Departing Lenders, except that the provisions of the Existing Credit Agreement that by their express terms survive the termination of the Existing Credit Agreement shall continue for the Departing Lenders) and (b) such obligations are in all respects continuing (as amended and restated hereby) with only the terms thereof being modified as provided in this Agreement. Without limiting the generality of the foregoing, after giving effect to the Departing Lender Commitment terminations and repayments, (i) all “Loans” outstanding under (and as defined in) the Existing Credit Agreement shall on the Effective Date become Loans hereunder, (ii) all “Letters of Credit” under (and as defined in) the Existing Credit Agreement shall on the Effective Date become Letters of Credit hereunder and (iii) all other obligations outstanding under the Existing Credit Agreement shall on the Effective Date be obligations under this Agreement.

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SECTION 9.20 Electronic Execution of Assignments and Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Notices of Revolving Loan Borrowings, Notices of Swing Loan Borrowings, Notices of Competitive Bid Loan Borrowings, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

SECTION 9.21 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.21, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by any law relating to bankruptcy, insolvency or reorganization or relief of debtors, as determined in good faith by the Administrative Agent, an Issuing Bank or a Swing Loan Bank, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 9.22 No Advisory or Fiduciary Duty. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrowers acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder) are arm’s-length commercial transactions between the Borrowers and their respective Affiliates, on the one hand, and each Agent, Lender and their respective Affiliates, on the other hand, (B) each of the Borrowers has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, (C) each of the Borrowers is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents and (D) each Agent, Lender and their respective Affiliates may have economic interest that conflict with those of the Borrowers, their

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stockholders and/or their Affiliates; (ii) (A) the Administrative Agent and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lender has any obligation to any Borrower or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and their respective Affiliates, and neither the Administrative Agent nor any Lender has any obligation to disclose any of such interests to any Borrower or any of their respective Affiliates. Each of the Borrowers hereby agrees that it will not claim that any of the Administrative Agent, the Lenders and the other Agents has rendered advisory services of any nature or respect or owes a fiduciary duty or similar duty to any of the Borrowers in connection with any aspect of any transaction contemplated hereby.

SECTION 9.23 Acknowledgement and Consent to Bail-in of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable;

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

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ARTICLE X

GUARANTEE

SECTION 10.01 Guarantee. The Company hereby guarantees to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration, by optional prepayment or otherwise) of all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on all Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and all other advances to, debts, liabilities and obligations of the Designated Borrowers to the Lenders or to any Lender, the Administrative Agent, any Issuing Bank or any Indemnified Party arising under the Loan Documents in respect of any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Company hereby further agrees that if any Designated Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration, by optional prepayment or otherwise) any of the Guaranteed Obligations, the Company will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 10.02 Obligations Unconditional.

(a) The obligations of the Company hereunder are unconditional and irrevocable irrespective of (i) the value, genuineness, validity, regularity or enforceability of any of the Guaranteed Obligations, (ii) any modification, amendment or variation in or addition to the terms of any of the Guaranteed Obligations or any covenants in respect thereof or any security therefor, (iii) any extension of time for performance or waiver of performance of any covenant of any Designated Borrower or any failure or omission to enforce any right with regard to any of the Guaranteed Obligations, (iv) any exchange, surrender, release of any other guaranty of or security for any of the Guaranteed Obligations, or (v) any other circumstance with regard to any of the Guaranteed Obligations which may or might in any manner constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent hereof that the obligations of the Company hereunder shall be absolute and unconditional under any and all circumstances.

(b) The Company hereby expressly waives diligence, presentment, demand, protest, and all notices whatsoever with regard to any of the Guaranteed Obligations and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Designated Borrower hereunder or under the Designation Letter of such Designated Borrower or any Note of such Designated Borrower or any other guarantor of or any security for any of the Guaranteed Obligations.

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SECTION 10.03 Reinstatement. The guarantee in this Article X shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Designated Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder(s) of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

SECTION 10.04 Subrogation. Until the termination of the Commitments and the payment in full of the principal of and interest on the Loans and all other amounts payable to the Administrative Agent or any Lender hereunder, the Company hereby irrevocably waives all rights of subrogation or contribution, whether arising by operation of law (including, without limitation, any such right arising under the Federal Bankruptcy Code) or otherwise, by reason of any payment by it pursuant to the provisions of this Article X.

SECTION 10.05 Remedies. The Company agrees that, as between the Company on the one hand and the Lenders and the Administrative Agent on the other hand, the obligations of any Designated Borrower guaranteed under this Agreement may be declared to be forthwith due and payable, or may be deemed automatically to have been accelerated, as provided in Article VII, for purposes of Section 10.01 hereof notwithstanding any stay, injunction or other prohibition (whether in a bankruptcy proceeding affecting such Designated Borrower or otherwise) preventing such declaration as against such Designated Borrower and that, in the event of such declaration or automatic acceleration such obligations (whether or not due and payable by such Designated Borrower) shall forthwith become due and payable by the Company for purposes of said Section 10.01.

SECTION 10.06 Continuing Guarantee. The guarantee in this Article X is a continuing guarantee and shall apply to all Guaranteed Obligations whenever arising.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

The Company

MARRIOTT INTERNATIONAL, INC.

By:	/s/ Carolyn B. Handlon
	Name:	Carolyn B. Handlon
	Title:	Executive Vice President - Finance and Global Treasurer

[Signature Page to Fourth Amended and Restated Credit Agreement]

The Administrative Agent

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Suzanne E. Pickett
	Name:	Suzanne E. Pickett
	Title:	Vice President

[Signature Page to Fourth Amended and Restated Credit Agreement]

Syndication Agent

JPMORGAN CHASE BANK, N.A., as a Syndication Agent

By:	/s/ Nadeige Dang
	Name:	Nadeige Dang
	Title:	Vice President

[Signature Page to Fourth Amended and Restated Credit Agreement]

Syndication Agent

DEUTSCHE BANK SECURITIES INC., as a Syndication Agent

By:	/s/ Chad Cooper
	Name:	Chad Cooper
	Title:	Managing Director

By:	/s/ Reza Akhavi
	Name:	Reza Akhavi
	Title:	Managing Director

[Signature Page to Fourth Amended and Restated Credit Agreement]

Syndication Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Syndication Agent

By:	/s/ Denis Waltrich
	Name:	Denis Waltrich
	Title:	Director

[Signature Page to Fourth Amended and Restated Credit Agreement]

COMMITMENT	BANKS

$272,500,000	BANK OF AMERICA, N.A., as Bank, Issuing Bank and Swing Loan Bank

	By:	/s/ Suzanne E. Pickett
		Name:	Suzanne E. Pickett
		Title:	Vice President

[Signature Page to Fourth Amended and Restated Credit Agreement]

$272,500,000	JPMORGAN CHASE BANK, N.A., as Bank, Issuing Bank and Swing Loan Bank

	By:	/s/ Nadeige Dang
		Name:	Nadeige Dang
		Title:	Vice President

[Signature Page to Fourth Amended and Restated Credit Agreement]

$272,500,000	DEUTSCHE BANK AG NEW YORK BRANCH, as Bank, Issuing Bank and Swing Loan Bank

	By:	/s/ Joanna Soliman
		Name:	Joanna Soliman
		Title:	Vice President

	By:	/s/ Alexander B.V. Johnson
		Name:	Alexander B.V. Johnson
		Title:	Managing Director

[Signature Page to Fourth Amended and Restated Credit Agreement]

$272,500,000	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Bank, Issuing Bank and Swing Loan Bank

	By:	/s/ Denis Waltrich
		Name:	Denis Waltrich
		Title:	Director

[Signature Page to Fourth Amended and Restated Credit Agreement]

$255,000,000	THE BANK OF NOVA SCOTIA, as Bank and Documentation Agent

	By:	/s/ Anthony Ottavino
		Name:	Anthony Ottavino
		Title:	Director

[Signature Page to Fourth Amended and Restated Credit Agreement]

$255,000,000	CITIBANK, N.A., as Bank and Documentation Agent

	By:	/s/ Luc Vrettos
		Name:	Luc Vrettos
		Title:	Vice President

[Signature Page to Fourth Amended and Restated Credit Agreement]

$255,000,000	U.S. BANK NATIONAL ASSOCIATION, as Bank and Documentation Agent

	By:	/s/ Allison Burgun
		Name:	Allison Burgun
		Title:	Vice President

[Signature Page to Fourth Amended and Restated Credit Agreement]

$190,000,000	FIFTH THIRD BANK, as Bank and Documentation Agent

	By:	/s/ Richard Arendale
		Name:	Richard Arendale
		Title:	Vice President

[Signature Page to Fourth Amended and Restated Credit Agreement]

$190,000,000	GOLDMAN SACHS BANK USA, as Bank and Documentation Agent

	By:	/s/ Rebecca Kratz
		Name:	Rebecca Kratz
		Title:	Authorized Signatory

[Signature Page to Fourth Amended and Restated Credit Agreement]

$190,000,000	HSBC BANK USA, NATIONAL ASSOCIATION, as Bank and Documentation Agent

	By:	/s/ Alan Vitulich
		Name:	Alan Vitulich
		Title:	Director

[Signature Page to Fourth Amended and Restated Credit Agreement]

$190,000,000	SUNTRUST BANK, as Bank and Documentation Agent

	By:	/s/ Mary K. Lundin
		Name:	Mary K. Lundin
		Title:	Vice President

[Signature Page to Fourth Amended and Restated Credit Agreement]

$145,000,000	THE BANK OF NEW YORK MELLON, as Bank and Managing Agent

	By:	/s/ Carol Murray
		Name:	Carol Murray
		Title:	Managing Director

[Signature Page to Fourth Amended and Restated Credit Agreement]

$145,000,000	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Bank and Managing Agent

	By:	/s/ Lawrence Elkins
		Name:	Lawrence Elkins
		Title:	Vice President

[Signature Page to Fourth Amended and Restated Credit Agreement]

$145,000,000	BARCLAYS BANK PLC, as Bank and Managing Agent

	By:	/s/ Kayode Sulola
		Name:	Kayode Sulola
		Title:	AVP
Executed in London, UK

[Signature Page to Fourth Amended and Restated Credit Agreement]

$45,000,000	BNP PARIBAS, as Bank and Managing Agent

	By:	/s/ Pawel Zelezik
		Name:	Pawel Zelezik
		Title:	Vice President

	By:	/s/ Kwang Kyun Choi
		Name:	Kwang Kyun Choi
		Title:	Vice President

$100,000,000	FIRST HAWAIIAN BANK, as Bank and Managing Agent

	By:	/s/ Todd T. Nitta
		Name:	Todd T. Nitta
		Title:	Senior Vice President

[Signature Page to Fourth Amended and Restated Credit Agreement]

$145,000,000	CAPITAL ONE, NATIONAL ASSOCIATION, as Bank and Managing Agent

	By:	/s/ David Maheu
		Name:	David Maheu
		Title:	Senior Vice President

[Signature Page to Fourth Amended and Restated Credit Agreement]

$145,000,000	PNC BANK, NATIONAL ASSOCIATION, as Bank and Managing Agent

	By:	/s/ David Notaro
		Name:	David Notaro
		Title:	Senior Vice President

[Signature Page to Fourth Amended and Restated Credit Agreement]

$95,000,000	COMMERZBANK AG, NEW YORK BRANCH, as Bank

	By:	/s/ Pedro Ball
		Name:	Pedro Ball
		Title:	Director

	By:	/s/ Anne Culver
		Name:	Anne Culver
		Title:	Assistant Vice President

[Signature Page to Fourth Amended and Restated Credit Agreement]

$95,000,000	SANTANDER BANK, N.A., as Bank

	By:	/s/ William Maag
		Name:	William Maag
		Title:	Managing Director

[Signature Page to Fourth Amended and Restated Credit Agreement]

$95,000,000	THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as Bank

	By:	/s/ Savo Bozic
		Name:	Savo Bozic
		Title:	Authorized Signatory

[Signature Page to Fourth Amended and Restated Credit Agreement]

$75,000,000	BANK OF CHINA, LOS ANGELES BRANCH, as Bank

	By:	/s/ Lixin Guo
		Name:	Lixin Guo
		Title:	SVP & Branch Manager

[Signature Page to Fourth Amended and Restated Credit Agreement]

$75,000,000	THE NORTHERN TRUST COMPANY, as Bank

	By:	/s/ Joshua Metcalf
		Name:	Joshua Metcalf
		Title:	2VP

[Signature Page to Fourth Amended and Restated Credit Agreement]

$55,000,000	AUSTRALIAN NEW ZEALAND BANKING GROUP LIMITED, as Bank

	By:	/s/ Robert Grillo
		Name:	Robert Grillo
		Title:	Director

[Signature Page to Fourth Amended and Restated Credit Agreement]

$25,000,000	BANK OF HAWAII, as Bank

	By:	/s/ Roderick Peroff
		Name:	Roderick Peroff
		Title:	Vice President

[Signature Page to Fourth Amended and Restated Credit Agreement]

SCHEDULE I

Swing Loan Banks

Dollar Swing Loan Bank	Dollar Swing Loan Commitment
Bank of America, N.A.	$37,500,000
JPMorgan Chase Bank, N.A.	$37,500,000
Deutsche Bank AG New York Branch	$37,500,000
Wells Fargo Bank, National Association	$37,500,000

$150,000,000

Multicurrency Swing Loan Bank	Multicurrency Swing Loan Commitment
Bank of America, N.A.	$37,500,000
JPMorgan Chase Bank, N.A.	$37,500,000
Deutsche Bank AG New York Branch	$37,500,000
Wells Fargo Bank, National Association	$37,500,000

$150,000,000

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

SCHEDULE II

Address for Notices

(1) To any Borrower, to the Company at 10400 Fernwood Road, Bethesda, Maryland 20817, Attention: Executive Vice President and Global Treasurer, Dept. 52/924.11, fax: 301-380-6727, with a copy to the same address, Attention: Assistant General Counsel—Corporate Transactions and Corporate Governance, Dept. 52/923.28, fax: 301-380-5067;

(2) To any Bank, to its Domestic Lending Office and its Eurocurrency Lending Office;

(3) To any other Lender, to its Domestic Lending Office and its Eurocurrency Lending Office, each as specified in the Acceptance pursuant to which it became a Lender;

(4) To any Issuing Bank, at its address below;

Bank of America, N.A.

Trade Letters of Credit

Bank of America, N.A.

Trade Operations

Mail Code: PA6-580-02-30

1 Fleet Way

Scranton, PA 18507

Fax: 800-755-8740

Phone: 570- 496-9619

Email: tradeclientserviceteamus@baml.com

with a copy to:

Lily Guan

Phone: 570-496-9611

Fax: 800-755-8740

Email: lily.guan@baml.com

Standby Letters of Credit

Bank of America, N.A.

Trade Operations

Mail Code: PA6-580-02-30

1 Fleet Way

Scranton, PA 18507

Fax: 800-755-8740

Phone: 570-496-9619

Email: tradeclientserviceteamus@baml.com

with a copy to:

Alfonso Malave

Phone: 570-496-9622

Fax: 800-755-8743

Email: alfonso.malave@baml.com

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

JPMorgan Chase Bank, N.A.

10420 Highland Manor Dr., 4th Fl.

Tampa, FL 33610

Attention: Standby LC Unit

Fax: 856-294-5267

Phone: 800-634-1969

Email: gts.ib.standby@jpmchase.com

Deutsche Bank AG New York Branch

Deutsche Bank Trust Company Americas

Global Loan Operations, Standby Letter of Credit Unit

60 Wall Street

New York, New York 10005 – MS NYC 60-3118

Attention: Christine LaMonaca, Assistant Vice President

Fax: 212-797-0403

Phone: 212-250-1525

Email: Christine.lamonaca@db.com / sblc_unit_ny@list.db.com

Wells Fargo Bank, National Association

US Corporate Banking

90 South 7th Street

7th Floor

Minneapolis, MN 55402

MAC N9305-077

Attention: Jeremy Leanna, Relationship Associate

Fax: 612-667-4145

Phone: 612-667-3635

Email: jeremy.d.leanna@wellsfargo.com

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

(5) To the Administrative Agent, at its address at:

For payments and requests for Borrowings:

Bank of America, N.A.

Mail Code: TX1-492-14-04

Bank of America Plaza

901 Main Street

Dallas, TX 75202-3714

Attention: Jennifer Ollek

Telephone: (214) 209-2642

Telecopier: (214) 290-8374

Email: jennifer.a.ollek@baml.com

Bank of America, NA – USD

ABA #026009593

Acct #: 1292000883

Name: Credit Services – Dallas

Ref: Marriott International, Inc.

Bank of America London – EUR

IBAN: GB63 BOFA 1650 5096 2720 19

Swift Address: BOFAGB22

Acct #: 96272019

Attn: Grand Cayman Unit #1207

Ref: Marriott International, Inc.

Bank of America London – GBP

Sort Code: 165050

IBAN: GB41 BOFA 1650 5096 2720 27

Swift Address: BOFAGB22

Acct #: 96272027

Attn: Grand Cayman Unit #1207

Ref: Marriott International, Inc.

Bank of America Canada – CAD

SWIFT: BOFACATT

Acct #: 65042228

Attn: Credit Services Grand Cayman Unit 1207

Ref: Marriott International, Inc.

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

Other notices and communications to Administrative Agent:

Bank of America, N.A.

901 Main Street, 14th Floor

Dallas, Texas 75202

Attention: Maurice Washington

Telephone: (210) 209-5606

Telecopier: (214) 290-9544

Email: maurice.washington@baml.com

with a copy to:

Bank of America Merrill Lynch

Mail Code TX1-492-64-01

901 Main Street, 64th Floor

Dallas, Texas 75202-3714

Attention: Suzanne Eaddy Pickett

Telephone: (214) 209-0936

Telecopier: (214) 209-0085

Email: suzanne.eaddy@baml.com

with a copy to:

Bank of America, N.A.

555 California Street

CA5-705-08-01

San Francisco, California 94104-1503

Attention: Sylvia O’Neill

Telephone: (415) 913-2170

Telecopier: (704) 719-8623

Email: sylvia.o’neill@bankofamerica.com

with a copy to:

Kaye Scholer LLP

250 West 55th Street

New York, New York 10019

Attention: Edmond Gabbay, Esq.

Telephone: (212) 836-8876

Telecopier: (212) 836-6476

Email: egabbay@kayescholer.com

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

EXHIBIT A-1

FORM OF REVOLVING LOAN NOTE

U.S.$	Dated: ,

FOR VALUE RECEIVED, the undersigned, [MARRIOTT INTERNATIONAL, INC./DESIGNATED BORROWER], a [            ] corporation (the “Borrower”), HEREBY PROMISES TO PAY to                          (the “Lender”) for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) the aggregate principal amount of U.S.$                 (or, to the extent of any Revolving Loans denominated in an Alternate Currency, the aggregate principal amount thereof in such Currency) or, if less, the aggregate principal amount of the Revolving Loans (as defined below) owing to the Lender by the Borrower pursuant to the Credit Agreement (as defined below) on the Termination Date. The principal of each Revolving Loan evidenced hereby shall be payable on the last day of the Interest Period relating thereto, as provided in the Credit Agreement referred to below.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates, and payable at such times, and in the Currency or Currencies, as are specified in the Credit Agreement.

Both principal and interest are payable to Bank of America, N.A. (“Bank of America”), as Administrative Agent, or any successor to Bank of America in such capacity, for the account of the Lender in accordance with the terms of the Credit Agreement, in Same Day Funds (as defined in the Credit Agreement), free and clear and without any deduction, with respect to the payee named above, for any and all present and future taxes, deductions, charges or withholdings, and all liabilities with respect thereto, as more particularly described in, and subject to the provisions of, the Credit Agreement. Each Revolving Loan made by the Lender to the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Revolving Loan Note.

This Revolving Loan Note is one of the Revolving Loan Notes referred to in, and is entitled to the benefits and subject to the provisions of, the Fourth Amended and Restated Credit Agreement dated as of June 10, 2016 (said agreement, as amended, amended and restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”) among [the Borrower/Marriott International, Inc.], Bank of America, in its capacity as Administrative Agent, the Lender and certain other Lenders parties thereto. The Credit Agreement, among other things, (i) provides for the making of loans (the “Revolving Loans”) by the Lender to the Borrower and certain other borrowers from time to time in an aggregate amount not to exceed at any time outstanding the amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Loan being evidenced by this Revolving Loan Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Revolving Loan Note shall be governed by, and construed in accordance with, the law of the State of New York.

[MARRIOTT INTERNATIONAL, INC./ DESIGNATED BORROWER]

By
Title:

A1-2

REVOLVING LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount and Type of Revolving Loan	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

A1-3

EXHIBIT A-2

FORM OF COMPETITIVE BID LOAN NOTE

Dated:                      ,

FOR VALUE RECEIVED, the undersigned, [MARRIOTT INTERNATIONAL, INC./DESIGNATED BORROWER], a                      corporation (the “Borrower”), HEREBY PROMISES TO PAY to                  the (“Lender”) for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below), on                      ,         , the principal amount of                 .

The Borrower promises to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, at the interest rate and payable on the interest payment date or dates provided below:

Interest Rate:         % per annum (calculated on the basis of a year of          days for the actual number of days elapsed).

Interest Payment Date or Dates:                         .

Both principal and interest are payable in [specify Currency] to Bank of America, N.A. (“Bank of America”), as Administrative Agent, or any successor to Bank of America in such capacity, for the account of the Lender in accordance with the terms of the Credit Agreement in Same Day Funds (as defined in the Credit Agreement), free and clear and without any deduction, with respect to the payee named above, for any and all present and future taxes, deductions, charges or withholdings, and all liabilities with respect thereto, as more particularly described in, and subject to the provisions of, the Credit Agreement.

This Competitive Bid Loan Note is one of the Competitive Bid Loan Notes referred to in, and is entitled to the benefits and subject to the provisions of, the Fourth Amended and Restated Credit Agreement dated as of June 10, 2016 (said agreement, as amended, amended and restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”), among [the Borrower/Marriott International, Inc.], Bank of America, in its capacity as Administrative Agent, the Lender and certain other Lenders parties thereto. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Competitive Bid Loan Note shall be governed by, and construed in accordance with, the law of the State of New York.

A2-1

[Insert provisions, if any, regarding the right to repayment of the Competitive Bid Loan.]

[MARRIOTT INTERNATIONAL, INC./ DESIGNATED BORROWER]

By
Title:

A2-2

EXHIBIT B-1

FORM OF NOTICE OF [REVOLVING][SWING] LOAN BORROWING

[Date]

Bank of America, N.A., as

Administrative Agent

for the Lenders parties

to the Credit Agreement

referred to below

Mail Code:

Bank of America Plaza

901 Main Street

Dallas, TX 75202-3714

Attention:

Ladies and Gentlemen:

The undersigned, Marriott International, Inc., refers to the Fourth Amended and Restated Credit Agreement dated as of June 10, 2016 (said agreement, as amended, amended and restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, Bank of America, N.A., in its capacity as Administrative Agent, and certain Lenders parties thereto, and hereby gives you notice, irrevocably (subject to the terms of Section 2.09(c) and Section 3.06 of the Credit Agreement), pursuant to Section [3.01][3.03] of the Credit Agreement that the undersigned hereby requests a [Revolving][Swing] Loan Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such [Revolving][Swing] Loan Borrowing (the “Proposed [Revolving][Swing] Loan Borrowing”) as required by Section [3.01(a)][3.03(a)] of the Credit Agreement:

(i) The Business Day of the Proposed [Revolving][Swing] Loan Borrowing is                      , 20    .

(ii) The Type of Revolving Loans comprising the Proposed Revolving Loan Borrowing is [Base Rate Loans] [Eurocurrency Rate Loans].1

(iii) The [Currency of the Proposed [Revolving][Swing] Loan Borrowing is              and the]2 aggregate amount of the Proposed [Revolving][Swing] Loan Borrowing is                 .

3[(iv) The Interest Period for each Revolving Loan made as part of the Proposed Revolving Loan Borrowing is              month[s].]

[1]	Include for Revolving Loan Borrowings only.
[2]	Insert in case of Eurocurrency Rate and Swing Loan Borrowing only.
[3]	To be used in the case of a Revolving Loan Borrowing comprised of Eurocurrency Rate Loans.

B1-1

(v) The Borrower is [            ].

4[(vi) The maturity of such Swing Loan Borrowing shall be             .]

(vii) The account to which the proceeds of such [Revolving][Swing] Loan Borrowing are to be made available is set forth below:

[insert account information]

Very truly yours, MARRIOTT INTERNATIONAL, INC.

By
Title:

[4]	Include for Swing Loan Borrowings only.

B1-2

EXHIBIT B-2

FORM OF NOTICE OF COMPETITIVE BID LOAN BORROWING

[Date]

Bank of America, N.A., as

Administrative Agent,

for the Lenders parties

to the Credit Agreement

referred to below

Mail Code:

Bank of America Plaza

901 Main Street

Dallas, TX 75202-3714

Attention:

Ladies and Gentlemen:

The undersigned, Marriott International, Inc., refers to the Fourth Amended and Restated Credit Agreement dated as of June 10, 2016 (said agreement, as amended, amended and restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, Bank of America, N.A., in its capacity as Administrative Agent, and certain Lenders parties thereto, and hereby gives you notice pursuant to Section 3.02 of the Credit Agreement that the undersigned hereby requests a Competitive Bid Loan Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Competitive Bid Loan Borrowing (the “Proposed Competitive Bid Loan Borrowing”) is requested to be made:

(A)	Business Day of Competitive Bid Loan Borrowing

(B)	Currency of Competitive Bid Loan Borrowing

(C)	Aggregate amount of Competitive Bid Loan Borrowing

(D)	Maturity date*

*	The maturity date may not be later than 180 days or six months, as applicable, after the date of the Competitive Bid Loan Borrowing or, if earlier, the Termination Date.

B2-1

(E)	Interest rate basis

(F)	Interest payment date(s)

(G)	Borrower

(H)

(I)

(I)

The undersigned hereby confirms that the Proposed Competitive Bid Loan Borrowing is to be made pursuant to the terms of the Credit Agreement.

Very truly yours, MARRIOTT INTERNATIONAL, INC.

By
Title:

B2-2

EXHIBIT C-1

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Fourth Amended and Restated Credit Agreement dated as of June 10, 2016 (said agreement, as amended, amended and restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”, the terms defined therein being used herein as therein defined), among Marriott International, Inc., Bank of America, N.A., in its capacity as Administrative Agent, and certain Lenders parties thereto.

                     (the “Assignor”) and                      (the “Assignee”) agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof without recourse equal to the percentage interest specified on Schedule 1. After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the Loans owing to the Assignee will be as set forth in Schedule 1.

2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto; (iv) certifies that as of the date hereof there are no taxes or increased costs payable under Sections 2.12 and 3.05 of the Credit Agreement, respectively, with respect to its interest being assigned by it hereunder [except as disclosed on Schedule 1 hereto]; and (v) attaches the Note or Notes, if any, and requests that the Administrative Agent exchange such Note or Notes, if any, for new Notes payable to the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto and to the Assignor in an amount equal to the Commitment retained by the Assignor under the Credit Agreement, respectively, as specified on Schedule 1.

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 5.01(e) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon any Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes each Agent to take such action as agent on its

C1-1

behalf and to exercise such powers under the Credit Agreement as are delegated to such Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; (vi) specifies as its address for its Domestic Lending Office and Eurocurrency Lending Office the offices set forth beneath its name on the signature pages hereof; (vii) attaches any U.S. Internal Revenue Service forms or other documentation required under Section 2.12 of the Credit Agreement; (viii) certifies that as of the Effective Date there are no taxes or increased costs payable under Sections 2.12 and 3.05 of the Credit Agreement [except as disclosed on Schedule 1 hereto, which taxes or increased costs do not increase the amount of taxes or increased costs payable under Sections 2.12 or 3.05, respectively]; (ix) confirms that it has delivered to the Company a confidentiality agreement substantially in the form of Exhibit A hereto; and (x) confirms that its scheduled Termination Date shall be the Final Termination Date as in effect on the Effective Date referred to in paragraph 4 below.

4. Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent, unless otherwise specified on Schedule 1.

5. Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of, and be deemed for all purposes under the Credit Agreement to be, a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6. Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and both of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Agreement and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

C1-2

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

C1-3

SCHEDULE 1

to

ASSIGNMENT AND ACCEPTANCE

Percentage of Commitment being assigned:		%*
Assignee’s Commitment:	$
Aggregate outstanding principal amount of Loans assigned:	$
Principal amount of Note payable to Assignee:	$
Principal amount of Note payable to Assignor:	$
[Amount of Taxes or Increased Costs of Assignor:]	$
[Amount of Taxes or Increased Costs of Assignee:]	$
Effective Date (if other than date of acceptance by the Administrative Agent):	,	**

            %*

[NAME OF ASSIGNOR], as Assignor

By
Title:

Dated: ,

*	After giving effect hereto, Assignor’s Lender Group shall continue to hold no less than 25% of any Commitments held by such Lender Group on, or acquired by such Lender Group after, the Effective Date (and the Loans owing to such Lender Group).
**	This date should be no earlier than five Business Days after delivery of this Assignment and Acceptance to the Administrative Agent.

C1-4

[NAME OF ASSIGNEE], as Assignee

By
Title:

Domestic Lending Office:

Eurocurrency Lending Office:

Accepted this day of , *

BANK OF AMERICA, N.A., as Administrative Agent

By
Title:

[ISSUING BANKS]

By
Title:

[SWING LOAN BANKS]

By
Title:

*	Consents not required if the assignment is to an Affiliate of the Assignor or to another Lender. Consent of the Company is not required if an Event of Default has occurred and is continuing.

C1-5

MARRIOTT INTERNATIONAL, INC.

By
Title:

C1-6

EXHIBIT A to EXHIBIT C-1

CONFIDENTIALITY AGREEMENT

                     ,

Marriott International, Inc.

10400 Fernwood Road

Bethesda, Maryland 20817

Attn: Law Department

Ladies and Gentlemen:

We refer to the Fourth Amended and Restated Credit Agreement dated as of June 10, 2016 (said agreement, as amended, amended and restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”, the terms defined therein being used herein as therein defined), among Marriott International, Inc., Bank of America, N.A., in its capacity as Administrative Agent, and certain Lenders parties thereto.

We are considering entering into an Assignment and Acceptance and we hereby agree to abide by the terms of Section 9.11 of the Credit Agreement as if we were a party thereto.

Very truly yours, [NAME OF ASSIGNEE]

By
Title:

C1-7

EXHIBIT C-2

FORM OF PARTICIPATION AGREEMENT

                     ,

[Name of Participant]

[Address of Participant]

Marriott International, Inc.

Ladies and Gentlemen:

We refer to the Fourth Amended and Restated Credit Agreement dated as of June 10, 2016 (said agreement, as amended, amended and restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”) among Marriott International, Inc., Bank of America, N.A., in its capacity as Administrative Agent, and certain Lenders parties thereto, a copy of which has been furnished to you, pursuant to which we will, subject to the terms and conditions thereof, make Loans from time to time in an aggregate amount not to exceed at any time outstanding $             (or the equivalent in an Alternate Currency). Unless otherwise defined herein, capitalized terms used herein have the meanings set forth in the Credit Agreement, except that as used herein, the term “Loans” shall refer to Loans* made from time to time by us to Borrowers pursuant to the Credit Agreement. The Revolving Loans made and to be made by us under the Credit Agreement [are][are not] evidenced by [a promissory note dated                      , 20     (the “Note”)] [promissory notes dated                      , 20     (the “Notes”)].

We hereby confirm that we are to sell and transfer to you, and that you are to buy and receive from us, an undivided interest and participation (your “Participation”) to the extent of $             (the “Participation Amount”) of (a) the Revolving Loans made by us which are outstanding on the date hereof and, in the case of Revolving Loans, a corresponding amount of the Note and (b) each Loan made by us after the date hereof, on the following terms and conditions:

1. Purchase of Participation. (a) You will, on or before             A.M. (New York City time) on [specify date], pay to us, at our office at                         ,             ,              (the “Payment Office”), as the purchase price for your Participation in the Loan(s) outstanding on the date hereof, an amount equal to the Purchased Interest (as defined in Section 1(b) below) of the aggregate principal amount of such Loans in [Currency] and in same day funds [plus accrued interest and fees to the Effective Date]. We will, promptly upon our receipt of this purchase price from you, send you a participation certificate, in substantially the form of Exhibit A, confirming and evidencing your Participation in the Loan(s) outstanding on the date hereof.

*	Exclude the Loans which are not to be covered by the Participation Agreement.

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(b) For purposes of this Agreement, “Purchased Interest” means at any time a fraction, expressed as a percentage, obtained by dividing (i) the Participation Amount (reduced by payments of principal to which you are entitled pursuant to Section 2(a)(v) and by the amount of such Participation Amount repurchased pursuant to the final sentence of this Section 1(b)) by (ii) the aggregate principal amount of the Loans which are or may in the future be held by us at such time. As of the date hereof, the Purchased Interest is         %. You acknowledge that as a result of assignments made by or to us pursuant to Section 9.07 of the Credit Agreement, your Purchased Interest is subject to change from time to time. Furthermore, you agree that we have the right, but not the obligation, in our sole discretion and at any time (upon two Business Days’ notice to you), to repurchase at par all or any portion of your Participation Amount then outstanding.

(c) We will, promptly upon receipt of notice of a proposed Loan under the Credit Agreement, notify you of the date and amount and Borrower of such Loan and the amount of your Participation therein, as well as the Currency and Type of Loans and Interest Period selected by the Company and the interest rate basis and rate applicable to your Participation in such Loan under this Agreement. You will, on or before          A.M. (New York City time) on the date of such Loan, pay to us, at the Payment Office, as the purchase price for your Participation in such Loan, an amount equal to your Purchased Interest of such Loan in United States dollars and in same day funds.

(d) If, for any reason, you fail to make timely payment to us of your Purchased Interest of any Loan, in addition to other rights and remedies which we may have, we shall be entitled (i) to collect interest from you on your Purchased Interest thereof for the period from the date when payment was due until payment is made at the Federal Funds Rate for each day during that period, (ii) to withhold or set off, and to apply to the payment of your Purchased Interest thereof and any related interest, any amounts that we receive in respect of Loans in which you have a Participation, (iii) to withhold from you any right of consent provided to you by Section 6 of this Agreement and (iv) to bring an action or suit against you in a court of competent jurisdiction to recover your Purchased Interest thereof and any related interest.

2. Payments. (a) Whenever we receive a payment of principal, interest, facility fee or premium (if any) or other payment, or whenever we make an application of funds, in connection with the Loans or the Note (including, without limitation, any payment or application from any property or deposit held or taken in connection with the Loans or the Note, whether as collateral or otherwise), we will promptly pay over to you, in United States dollars (or, if another Currency was received or applied by us in such other Currency) and in the kind of funds so received or applied by us, an amount equal to your Purchased Interest of such payment or application (net of any sharing thereof with other lenders required under the Credit Agreement), determined as follows:

(i) in the case of interest on the Base Rate Loans, we will pay over to you your Purchased Interest thereof, calculated for each Base Rate Loan by applying a rate per annum equal to the sum of the Base Rate for that Base Rate Loan plus             %;

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(ii) in the case of interest on the Eurocurrency Rate Loans, we will pay over to you your Purchased Interest thereof, calculated for each Eurocurrency Rate Loan by applying the rate of [                ] [a rate per annum equal to the sum of the Eurocurrency Rate for that Eurocurrency Rate Loan plus         %], whether or not that rate is the same as the rate applicable to [the Eurocurrency Rate Loans] [that Eurocurrency Rate Loan under the Credit Agreement], accruing for each Eurocurrency Rate Loan while a Participation in that Loan is held by you;

[(iii) in the case of fees paid to us pursuant to Sections 2.05(a) and (b)(i) of the Credit Agreement, we will pay over to you your Purchased Interest thereof, calculated at                 , accruing from                 ; and]

(iv) in the case of principal, we will pay over to you your Purchased Interest thereof.

Unless specifically referred to in clause (i) through (iv) of this Section 2(a), you shall not be entitled to receive a share of any other amounts to which we may be entitled under the Credit Agreement or any related document.

(b) All computations of interest based on the Eurocurrency Rate (other than with respect to Base Rate Loans) will be made on the basis of a year of 360 days, except that (i) with respect to any Loan denominated in Sterling such computations will be made on the basis of a year of 365 days and (ii) with respect to any Loan denominated in an Alternate Currency (other than Sterling and Euro) such computations will be made in accordance with market practice for such Alternate Currency, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. All computations of interest in respect of Base Rate Loans and of facility fees and letter of credit commission will be made on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Any determination made by us as to the allocation of payments received or amounts applied to your Participation in the Loan(s) shall be conclusive and binding for all purposes, absent manifest error.

(c) If, for any reason, we make any payment to you before we have received the corresponding payment or made the corresponding application (it being understood that we are under no obligation to do so), and we do not receive the corresponding payment or make the corresponding application within five Business Days of our payment to you, you will, at our request, promptly return that payment to us (together with interest on that payment at the Federal Funds Rate for each day from the making of that payment to you until its return to us).

(d) If, after we have paid to you your Purchased Interest of any such payment received by us or any such application made by us, such payment or application is rescinded or must otherwise be returned or must be paid over by us to any other person or entity, whether

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pursuant to any bankruptcy or insolvency law, Section 2.13 of the Credit Agreement or otherwise, you will, at our request, promptly pay back to us your Purchased Interest of the payment or application so returned or paid over, together with your Purchased Interest of any interest or other amount required to be paid by us with respect to such payment or application.

3. Responsibilities of Seller. We will administer the Loans and the Note with the same degree of care as is customary generally for the administration of corporate loans in the New York financial market, provided that we will not be liable for any error of judgment, or for any action taken or omitted to be taken by us, except for our own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, we (a) may consult with legal counsel (including counsel for any Borrower), independent public accountants and other experts selected by us and shall not be liable for any action taken or omitted to be taken in good faith by us in accordance with the advice of such counsel, accountants or experts; (b) make no warranty or representation and shall not be responsible for any statements, warranties or representations (whether written or oral) made in or in connection with the Credit Agreement or any document relating thereto or for the financial condition of any Borrower; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of the Credit Agreement or any document relating thereto on the part of any Borrower or to inspect the property (including the books and records) of any Borrower; (d) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, the Note or any document relating thereto; and (e) shall incur no liability under or in respect of the Credit Agreement, the Note or any such document by acting upon any notice, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by us to be genuine and signed or sent by the proper party or parties.

4. Agreements of Purchaser. You acknowledge that you have, independently and without reliance upon us and based on the financial statements referred to in the Credit Agreement and such other documents and information as you have deemed appropriate, made your own credit analysis and decision to enter into this Agreement. You also acknowledge that you will, independently and without reliance upon us and based on such documents and information as you shall deem appropriate at the time, continue to make your own credit decisions in taking or not taking action under this Agreement.

5. Agreements of Seller; Confidentiality. (a) As of the date of your purchase of a Participation in each Loan and the Note hereunder and before giving effect thereto, (i) we will be the legal owner of such Loan and the Note and, to the extent of your Participation, the beneficial owner of such Loan and the Note, free and clear of any adverse claim, and (ii) we will not have actual knowledge of the existence of any Event of Default.

(b) We have furnished you with copies of the Credit Agreement and the financial statements and other documents delivered to us in connection with the Credit Agreement and requested by you. Upon your request, we will furnish to you copies of the publicly available financial statements and other publicly available documents, and (subject to any duty of confidentiality to which we are subject) such other documents as we shall receive pursuant to the Credit Agreement, but we assume no responsibility with respect to the authenticity, validity, accuracy or completeness thereof. You agree to maintain the confidentiality of any confidential information included in this documentation and have executed and delivered to us a confidentiality agreement substantially in the form of Exhibit B hereto.

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(c) We will give you prompt notice of the occurrence of any Event of Default under the Credit Agreement of which we shall have actual knowledge; but no failure to give you any such notice shall result in any liability on our part to you.

6. Administration by Seller. (a) We will carry out our administrative duties to you under this Agreement in accordance with the terms of this Agreement and as otherwise required by applicable law.

(b) We shall not, without your prior written consent, agree to the amendment, modification or waiver of any of the terms of the Credit Agreement, the Note, or any agreement or document relating thereto or any collateral therefor, consent to any action or failure to act by any Borrower or any other party, or exercise any rights we may have in respect thereof, if, in any case, such amendment, modification, waiver, consent or exercise would (i) increase the amount of the Commitment, (ii) reduce the principal amount of or rate of interest on the Loans or any fee of which you are entitled to receive a share under this Agreement payable under the Credit Agreement, or (iii) postpone any date fixed for any payment of principal of or interest on the Loans or any fee of which you are entitled to receive a share under this Agreement payable under the Credit Agreement. If we shall request your written consent to any of the actions described in this paragraph (b), and shall not receive your consent or a denial thereof in writing within 10 days of the making of such request, you shall be deemed to have given your consent.

(c) Except as otherwise expressly provided in this Section 6, we reserve the right, in our sole discretion, in each instance, without prior notice to you, to agree to the amendment, modification or waiver of any of the terms of the Credit Agreement, the Note, or any agreement or document relating thereto, to consent to any action or failure to act by any Borrower or any other party, and to exercise or refrain from exercising any powers or rights which we may have under or in respect of the Credit Agreement, the Note, or any agreement or document relating thereto or any collateral therefor, including, without limitation, the right to enforce the obligations of any Borrower or any other party.

7. Reimbursement of Expenses. You will on demand reimburse us to the extent of your Purchased Interest of the Loans and the Note for any and all reasonable costs, expenses and disbursements which may be incurred or made by us in connection with the Loans or the Note, and any action which may be taken by us to collect or enforce any obligation of any Borrower in respect of the Loans or the Note, for which we are not reimbursed at any time by or on behalf of any Borrower. We shall be entitled to deduct from any payments to be made to you under this Agreement, and to retain, your Purchased Interest of any and all reasonable costs, expenses and disbursements which may be incurred or made by us in connection with the Loans or the enforcement of any obligation of any Borrower or any guarantor in respect of the Loans or the Note.

8. Sharing of Payments. If you shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans and the Note in excess of your Purchased Interest in payments on account of the Loans and the

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Note obtained by us, you shall forthwith purchase from us such additional Participations in the Loans and the Note as shall be necessary to cause you to share such excess payment ratably with us, provided, however, that if all or any portion of such excess payment is thereafter recovered from you, such purchase from us shall be rescinded and we shall repay to you the purchase price to the extent of such recovery (together with interest on that amount at the Federal Funds Rate for each day from the date of payment of such purchase price to us until the return of such purchase price to you).

9. Other Property, Deposits and Indebtedness. If any property is taken by us as collateral for any other loans or extensions of credit made by us to or for any Borrower or any other party, or any property is in our possession or control, or any deposit is held or other indebtedness is owing by us, and that property, deposit or indebtedness, or the proceeds thereof, may be or become collateral for or otherwise available for payment in connection with any Loan by reason of the general description of secured obligations contained in any security agreement or other agreement or instrument held by us or by reason of the right of set-off, counterclaim or otherwise, you shall have no interest in that property, deposit or indebtedness, or the proceeds thereof, except that if that property, deposit or indebtedness, or the proceeds thereof, shall be applied in reduction of amounts outstanding in connection with any Loan or the Note, then you shall be entitled to your Purchased Interest therein (determined in accordance with Section 2).

*[10. Taxes. (a) With respect to any payment made to or by you hereunder, you agree to pay (or, alternatively, to permit us to pay on your behalf) any present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding taxes imposed on net income and all income and franchise taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).

(b) In addition, you agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as “Other Taxes”).

(c) You will indemnify us for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 10) paid by us and any liability (including penalties, interest or expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date we make written demand therefor.

(d) You agree to provide to us, from time to time, completed and signed copies of any forms that may be required in order to certify your exemption from United States withholding taxes with respect to payments to be made to you under this Agreement.]

*	May be added.

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10.[11]. Silent Participation; Subparticipation. (a) You shall not, without our prior written consent, notify or contact any Borrower with respect to any Participation except with respect to delivery to any Borrower of the confidentiality letter agreement pursuant to Section 5(b). Notwithstanding the foregoing, you shall have the right to disclose Participations, and the name of the Borrower with respect thereto, in any filing, prospectus or other document made available publicly or to your customers or otherwise as required by law.

(b) You shall not subparticipate, assign or transfer your Participation in the Loans and the Note without our prior written consent and until the subparticipant or assignee has signed a confidentiality agreement except as provided in this Section 10[11]. You may, upon prior written notice to us, but without our consent, subparticipate all or any part of your Participation in any Loan to, or for the benefit of, any of your Subsidiaries or Affiliates, provided that (i) your obligations under this Agreement shall remain unchanged and you shall remain solely responsible for the performance of your obligations under this Agreement, (ii) we shall continue to deal solely and directly with you in connection with your rights and obligations under this Agreement and (iii) the subparticipant or assignee shall sign a confidentiality agreement.

11.[12]. Termination. This Agreement is a continuing agreement and shall remain in full force and effect until                      ,         , but you shall not at any time be released from any obligations hereunder in respect of any Loans made on or prior to the Termination Date.

12.[13]. Notices and Payments. All notices and other communications provided for under this Agreement shall be in writing (including telecopier, telegram, cable or telex communications), unless otherwise specified, and shall be sent to you at the address set forth above or to us at the address set forth below (or such other address as you or we may designate in writing).

13.[14]. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York.

Please confirm you agreement with the foregoing by executing the enclosed copy hereof and returning the same to us.

Very truly yours, [NAME OF SELLING LENDER]

By
Title:

Address:

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Agreed and Accepted: ,

[NAME OF PARTICIPANT]

By
Title:

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EXHIBIT A to EXHIBIT C-2

PARTICIPATION CERTIFICATE

                     ,

[Date of Participation]

[Name and Address of
Participant]

Marriott International, Inc.

Ladies and Gentlemen:

We hereby confirm that we have sold and transferred to you for your account and risk, upon the terms and conditions of our Participation Agreement with you, dated                     , 20    , an undivided interest and participation (your “Participation”) to the extent of     % (your “Purchased Interest”) in and to a Loan of $             made by us on                     ,          to [specify] (the “Borrower”) pursuant to the Fourth Amended and Restated Credit Agreement dated as of June 10, 2016 (said agreement, as amended, amended and restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”, the terms defined therein being used herein as therein defined), among Marriott International, Inc., Bank of America, N.A., in its capacity as Administrative Agent, and certain Lenders parties thereto, including the undersigned.

We acknowledge receipt from you of the sum of $             in payment of your Participation in such Loan.

Very truly yours,

[NAME OF SELLING LENDER]

By
Title:

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EXHIBIT B to EXHIBIT C-2

CONFIDENTIALITY AGREEMENT

                     ,

[Date of Participation]

Marriott International, Inc.

10400 Fernwood Road

Bethesda, Maryland 20817

Attn: Law Department

Ladies and Gentlemen:

We refer to the Fourth Amended and Restated Credit Agreement dated as of June 10, 2016 (said agreement, as amended, amended and restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”, the terms defined therein being used herein as therein defined), among Marriott International, Inc., Bank of America, N.A., in its capacity as Administrative Agent, and certain Lenders parties thereto.

We are considering the purchase of an undivided interest and participation in and to a Loan or Loans pursuant to a Participation Agreement. We hereby agree to abide by the terms of Section 9.11 of the Credit Agreement as if we were a party thereto.

Very truly yours,

[NAME OF PARTICIPANT]

By
Title:

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EXHIBIT C-3

[FORM OF NEW COMMITMENT ACCEPTANCE]

NEW COMMITMENT ACCEPTANCE

Dated                     , 20

MARRIOTT INTERNATIONAL, INC.

BANK OF AMERICA, N.A., as Administrative Agent for the Lenders referred to in the Fourth Amended and Restated Credit Agreement dated as of June 10, 2016 (said agreement, as amended, amended and restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”) among Marriott International, Inc., Bank of America, N.A., in its capacity as Administrative Agent, and certain Lenders parties thereto.

Ladies and Gentlemen:

Unless otherwise indicated in this New Commitment Acceptance (the “Acceptance”), the capitalized terms used in this Acceptance shall have the meanings given to such terms in the Credit Agreement.

1. [INSERT NAME OF ACCEPTED LENDER] (the “Accepted Lender”) agrees to become a party to the Credit Agreement and to have the rights and perform the obligations of a Lender under the Credit Agreement, and to be bound in all respects by the terms of the Credit Agreement.

2. The Accepted Lender hereby agrees to a Commitment of [INSERT AMOUNT OF PROPOSED NEW COMMITMENT] (the “Proposed New Commitment”).

3. The Accepted Lender (i) agrees that no Lender has made any representation or warranty, or assumes any responsibility with respect to, (x) any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto or (y) the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; (ii) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 5.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Acceptance; (iii) agrees that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) confirms that it is an Eligible Assignee; (v) appoints and authorizes the

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Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (vi) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; (vii) specifies as its Domestic Lending Office (and address for notices) and Eurocurrency Lending Office the offices set forth beneath its name on the signature page(s) hereof; and (viii) attaches the declarations, certifications and other documents required under Section 2.12(e) of the Credit Agreement as to the Accepted Lender’s status for purposes of determining exemption from withholding taxes with respect to all payments to be made to the Accepted Lender under the Credit Agreement or to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.

4. The effective date for this Acceptance shall be the Increase Date related to this Acceptance (the “Effective Date”); provided that this Acceptance has been fully executed and delivered to the Administrative Agent for acceptance and recording by the Administrative Agent on or prior to such Increase Date.

5. Upon such execution, delivery, acceptance and recording and as of the Effective Date, the Accepted Lender shall be a party to the Credit Agreement with a Commitment equal to the Proposed New Commitment and, to the extent provided in this Acceptance, have the rights and obligations of a Lender thereunder.

6. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the Proposed New Commitment provided for in this Acceptance (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Accepted Lender.

7. This Acceptance shall be governed by and construed in accordance with the law of the State of New York.

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8. This Acceptance may be signed in any number of counterparts, each of which shall be an original, with the same as if the signatures were upon the same instrument.

ACCEPTED LENDER

[NAME OF ACCEPTED LENDER]

By
Title:

Domestic Lending Office (and address for notices):

[Address]

Eurodollar Lending Office:

[Address]

This Acceptance is hereby acknowledged and agreed on as of the date set forth above.

MARRIOTT INTERNATIONAL, INC.

By
Title:

BANK OF AMERICA, N.A., as Administrative Agent

By
Title:

[ISSUING BANKS]

By
Title:

[SWING LOAN BANKS]

By
Title:

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EXHIBIT D-1

FORM OF DESIGNATION LETTER

                     ,

To Bank of America, N.A.,

as Administrative Agent

Attention:

Ladies and Gentlemen:

We make reference to the Fourth Amended and Restated Credit Agreement dated as of June 10, 2016 (said agreement, as amended, amended and restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”, the terms defined therein being used herein as therein defined), among Marriott International, Inc. (the “Company”), Bank of America, N.A., in its capacity as Administrative Agent, and certain Lenders parties thereto. Terms defined in the Credit Agreement are used herein as defined therein.

The Company hereby designates [                    ] (the “Designated Borrower”), a Wholly-Owned Subsidiary of the Company and a corporation duly incorporated under the laws of [                    ], as a Borrower in accordance with Section 2.16 of the Credit Agreement until such designation is terminated in accordance with said Section 2.16.

The Designated Borrower hereby accepts the above designation and hereby expressly and unconditionally accepts the obligations of a Borrower under the Credit Agreement, adheres to the Credit Agreement and agrees and confirms that, upon your execution and return to the Company of the enclosed copy of this letter, it shall be a Borrower for purposes of the Credit Agreement and agrees to be bound by and perform and comply with the terms and provisions of the Credit Agreement applicable to it as if it had originally executed the Credit Agreement as a Borrower. The Designated Borrower hereby authorizes and empowers the Company to act as its representative and attorney-in-fact for the purposes of signing documents and giving and receiving notices (including notices of Borrowing under the Credit Agreement) and other communications in connection with the Credit Agreement and the transactions contemplated thereby and for the purposes of modifying or amending any provision of the Credit Agreement and further agrees that the Administrative Agent and each Lender may conclusively rely on the foregoing authorization.

The Company hereby represents and warrants to the Administrative Agent and each Lender that, before and after giving effect to this Designation Letter, (i) the representations and warranties set forth in Section 5.01 of the Credit Agreement (other than the Excluded Representations) are true and correct on the date hereof as if made on and as of the date hereof and (ii) no Default has occurred and is continuing. The Designated Borrower represents and

D1-1

warrants that each of the representations and warranties set forth in Section 5.01(a), (b), (c) and (d) of the Credit Agreement are true as if each reference therein to the Company were a reference to the Designated Borrower and as if each reference therein to the Loan Documents were a reference to this Designation Letter and the Note executed by the Designated Borrower in connection herewith.

The Designated Borrower hereby agrees that this Designation Letter, the Credit Agreement and the Notes shall be governed by, and construed in accordance with, the law of the State of New York. The Designated Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City for the purposes of all legal proceedings arising out of or relating to this Designation Letter, the Credit Agreement or the transactions contemplated thereby. The Designated Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Designated Borrower further agrees that service of process in any such action or proceeding brought in New York may be made upon it by service upon the Company at the “Address for Notices” specified below its name on the signature pages to the Credit Agreement.

THE DESIGNATED BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS DESIGNATION LETTER, THE CREDIT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

MARRIOTT INTERNATIONAL, INC.

By
Title:

[NAME OF DESIGNATED BORROWER]

By
Title:

ACCEPTED

BANK OF AMERICA, N.A, as Administrative Agent

By
Title:

D1-2

EXHIBIT D-2

FORM OF TERMINATION LETTER

                     ,

To Bank of America, N.A.,

as Administrative Agent

Attention:

Ladies and Gentlemen:

We make reference to the Fourth Amended and Restated Credit Agreement dated as of June 10, 2016 (said agreement, as amended, amended and restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, Bank of America, N.A., in its capacity as Administrative Agent, and certain Lenders parties thereto. Terms defined in the Credit Agreement are used herein as defined therein.

The Company hereby terminates the status as a Designated Borrower of [                    ], a corporation incorporated under the laws of [                    ], in accordance with Section 2.16 of the Credit Agreement, effective as of the date of receipt of this notice by the Administrative Agent. The undersigned hereby represents and warrants that all principal and interest on any Loan of the above-referenced Designated Borrower and all other amounts payable by such Designated Borrower pursuant to the Credit Agreement have been paid in full on or prior to the date hereof. Notwithstanding the foregoing, this Termination Letter shall not affect any obligation which by the terms of the Credit Agreement survives termination thereof.

MARRIOTT INTERNATIONAL, INC.

By
Title:

D2-1

EXHIBIT E

FORM OF EFFECTIVE DATE NOTIFICATION

Date

MARRIOTT INTERNATIONAL, INC.

Dear Sir or Madam:

Reference is made to the Fourth Amended and Restated Credit Agreement dated as of June 10, 2016 (the “Credit Agreement”, the terms defined therein being used herein as therein defined), among Marriott International, Inc., Bank of America, N.A., in its capacity as Administrative Agent, and certain Lenders parties thereto.

We hereby notify you that the Effective Date, as defined in the Credit Agreement, is June 10, 2016.

Very truly yours,
BANK OF AMERICA, N.A., as Administrative Agent

By
Title:

E-1